As filed with the Securities and Exchange Commission on _______________, 2007

Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Positron Corporation
(Exact Name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation or Organization)

3845
(Primary Standard Industrial Classification Code Number)

76-0083622
(I.R.S. Employer Identification No.)

1304 Langham Creek Drive, #300
Houston, Texas  77084
Telephone: (281) 492-7100
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Patrick Rooney
Chairman
Positron Corporation
Houston, Texas  77084
Telephone: (281) 492-7100
Facsimile:
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Peter Campitiello, Esq.
Levy & Boonshoft, P.C.
477 Madison Avenue, 14th Floor
New York, New York  10022
Telephone: (212) 751-1414
Facsimile: (212) 751-6943

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

1

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Title of each class of Securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Series B Preferred Stock, $1.00 par value	1,336,250 shares	$10.00	$13,362,500	$410.23
Total		$10.00	$13,362,500	$410.23
(1)  Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _____________ __, 2007

PRELIMINARY PROSPECTUS

1,336,250 Shares

Positron Corporation

Series B Preferred Stock

This prospectus is for the resale of shares of Series B Preferred Stock (the “Series B”) of Positron Corporation (the “Company”) originally sold in August 2007 upon exchange to holders of the Class A Preferred Stock of the Company’s wholly-owned subsidiary, Imaging PET Technologies, Inc., an Ontario corporation (“IPT”).   We have agreed to register for resale by the selling stockholders the shares of Series B that we issued in that Offering.  In addition, we are registering the resale of a portion of the Series B held by one of our largest finance partners Imagin Diagnostic Centres, Inc.  This prospectus will be used by the selling stockholders to sell up to 1,336,250 shares of our common stock.  This means:

•	The selling stockholders may sell their shares of Series B Preferred Stock from time to time on the open market should a public market for the Series B develop.

•	For information on the methods of sale of the common stock, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page. __

•	Positron will not receive any of the proceeds from the sale of the shares by the selling stockholders.

•	You should read this prospectus and any prospectus supplement carefully in its entirety before you invest in shares of our common stock.

Prior to this Offering there has been no market for our Series B Preferred Stock.  No assurance can be given that a public market will develop following the completion of this Offering or that if developed that it will be sustained.  The Offering Price for the Series B has been arbitrarily set by the Company and does not necessarily bear any direct relationship to the assets, operations, book value or other established criteria of value of the Company.

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page__.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2007.

1

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders have agreed to offer to sell shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

For investors outside the United States:  We have done nothing that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

2

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and our financial statements and the related notes appearing at the end of this prospectus before deciding to invest in shares of our common stock.

THE OFFERING

Series B Shares offered by the selling stockholders	1,336,250 shares

Series B Shares outstanding after the offering(1)	5,929,112 shares

Use of proceeds	We will not receive any of the proceeds from the sale of our shares by the selling stockholders. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to carefully consider before deciding to invest in shares of our common stock.

BUSINESS

General

Positron Corporation (the “Company”, “we” or “us”) was incorporated in the State of Texas on December 20, 1983, and commenced commercial operations in 1986. The Company designs, manufactures, markets and services advanced medical imaging devices utilizing positron emission tomography ("PET”) technology under the trade-name POSICAM™ systems. POSICAM(TM) systems incorporate patented and proprietary software and technology for the diagnosis and treatment of patients in the areas of cardiology, oncology and neurology. Positron Corporation offers a unique combination of low cost technology and disease specific software solutions differentiating themselves from all other medical device manufacturers. Unlike other currently available imaging technologies, PET technology permits the measurement of the biological processes of organs and tissues as well as producing anatomical and structural images. POSICAM™ systems, which incorporate patented and proprietary technology, enable physicians to diagnose and treat patients in the areas of cardiology, neurology and oncology. The Food and Drug Administration (“FDA”) approved the initial POSICAM™ system for marketing in 1985, and as of September 30, 2006, the Company has sold twenty eight (28) POSICAM™ systems, of which eleven (11) are in leading medical facilities in the United States and six (6) are installed in international medical institutions. The Company has reacquired one system, which is being held in inventory for resale. The Company presently markets its POSICAM™ systems at list prices of up to $1.7 million depending upon the configuration and equipment options of the particular system.

PET technology is an advanced imaging technique, which permits the measurement of the biological processes of organs and tissues, as well as producing anatomical and structural images. Other advanced imaging techniques, such as magnetic resonance imaging (“MRI”) and computed tomography (“CT”), produce anatomical and structural images, but do not image or measure biological processes. The ability to measure biological abnormalities in tissues and organs allows physicians to detect disease at an early stage, and provides information, which would otherwise be unavailable, to diagnose and treat disease. The Company believes that PET technology can lower the total cost of diagnosing and tracing certain diseases by providing a means for early diagnosis and reducing expensive, invasive or unnecessary procedures, such as angiograms or biopsies which, in addition to being costly and painful, may not be necessary or appropriate.

Commercialization of PET technology commenced in the mid-1980s and the Company is one of several commercial manufacturers of PET imaging systems in the United States. Although the other manufacturers are substantially larger, the Company believes that its POSICAM™ systems have proprietary operational and performance characteristics, which may provide certain performance advantages over other commercially available PET systems. Such performance advantages include: (i) high count-rate capability and high sensitivity, which result in faster, more accurate imaging; (ii) enhanced ability to use certain types of radiopharmaceuticals, which reduces reliance on a cyclotron and enhances patient throughput; (iii) ability to minimize patient exposure to radiation; and (iv) ability to minimize false positive and false negative diagnoses of disease. The medical imaging industry in which the Company is engaged is, however, subject to rapid and significant technological change. There can be no assurance that the POSICAM™ systems can be upgraded to meet future innovations in the PET industry or that new technologies will not emerge, or existing technologies will not be improved, which would render the Company’s products obsolete or non-competitive. See “Risk Factors - Risks Associated with Business Activities—Substantial Competition and Effects of Technological Change”.

The Company’s initial focus was the clinical cardiology market, where its POSICAM™ systems have been used to assess the presence and extent of coronary artery disease, such as the effect of arterial blockages and heart damage due to heart attacks. In 1994 and 1995, the Company made technological advances which allowed it to market its products to the neurological and oncological markets. Neurological applications of POSICAM™ systems include diagnoses of certain brain disorders, such as epileptic seizures, dementia, stroke, Alzheimer’s disease, Pick’s disease and Parkinson’s disease. In oncology, POSICAM™ systems are used in the diagnosis and evaluation of melanoma and tumors of the bone and various organs and tissues such as the brain, lungs, liver, colon, breasts and lymphatic system.

Medical Imaging Industry Overview

Diagnostic imaging allows a physician to assess disease, trauma or dysfunction without the necessity of surgery. The diagnostic imaging industry includes ultrasound, X-ray, MRI, CT, and nuclear medicine (which includes PET and Single-Photon Emission Computed Tomography (“SPECT”)). MRI technology uses powerful magnetic fields to provide anatomical and structural images of the brain, the spine and other soft tissues, as well as determining the location and size of tumors. CT scans use X-ray beams to obtain anatomical and structural images of bones and organs. Nuclear medicine focuses on providing information about the function and biological processes of organs and tissues through the use of radiopharmaceuticals.

The first prototype PET scanner was developed in the mid 1970s and the first commercial PET scanner was constructed in 1978. Approximately 1,600 dedicated PET systems are currently operational in the United States and approximately 500 additional dedicated PET systems are in commercial use internationally.

PET Technology

The PET imaging process begins with the injection of a radiopharmaceutical (a drug containing a radioactive agent) by a trained medical technician into a patient’s bloodstream. After being distributed within the patient’s body, the injected radiopharmaceutical undergoes a process of radioactive decay, whereby positrons (positively charged electrons) are emitted and subsequently converted along with free electrons into two gamma rays or photons. These paired gamma events are detected by the POSICAM™ systems as coincidence events. The source of the photons is determined and is reconstructed into a color image of the scanned organ utilizing proprietary computer software. Since certain functional processes, such as blood flow, metabolism or other biochemical processes, determine the concentration of the radiopharmaceutical throughout the body, the intensity or color at each point in the PET image directly maps the vitality of the respective function at that point within an organ.

In cardiology, PET imaging is an accurate, non-invasive method of diagnosing or assessing the severity of coronary artery disease. Unlike other imaging technologies, PET technology allows a physician to determine whether blood flow to the heart muscle is normal, thereby identifying narrowed coronary arteries, and whether damaged heart muscle is viable and may benefit from treatment such as bypass surgery or angioplasty. In addition, dynamic and gated imaging can display and measure the ejection fraction and wall motion of the heart.

In neurology, PET imaging is now being used as a surgical planning tool to locate the source of epileptic disturbances in patients with uncontrollable seizures. In other neurological applications, PET is used in the diagnosis of dementia, Alzheimer’s disease, Pick’s disease and Parkinson’s disease, and in the evaluation of stroke severity.

In oncology, PET imaging has historically been used to measure the metabolism of tumor masses after surgery or chemotherapy. Clinical experience has shown that PET is more accurate than CT scans or MRI in determining the effectiveness of chemotherapy and radiotherapy in the treatment of cancer. PET scans are becoming commonly used to assess suspected breast cancer and whether the lymph system has become involved. Whole body PET scans are now routinely performed to survey the body for cancer. This application enables oncologists to see the total picture of all metastases in a patient, thereby allowing them to properly tailor the course of treatment.

The radiopharmaceuticals employed in PET imaging are used by organs in their natural processes, such as blood flow and metabolism, without affecting their normal function, and quickly dissipate from the body. Radiopharmaceuticals used in PET procedures expose patients to a certain amount of radiation, which is measured in units of milliRads. Exposure to radiation can cause damage to living tissue, and the greater the radiation exposure, the greater the potential for damage. Certain PET procedures expose a patient to less radiation than would be associated with other imaging technologies. A PET cardiac scan, using the radiopharmaceutical Rubidium-82, results in exposure of approximately 96 milliRads, while a neurological PET scan using 18-FDG, results in exposure of approximately 390 milliRads. In contrast, a typical chest X-ray results in exposure of approximately 150 milliRads and a CT scan results in exposure of approximately 500 to 4,000 milliRads, depending on the procedure.

Radiopharmaceuticals used in PET technology can be created using many natural substances including carbon, oxygen, nitrogen and fluorine. The PET procedure to be performed determines the type of radiopharmaceutical used. Radiopharmaceuticals are made ready for use at a clinic, hospital, or commercial nuclear pharmacy by either a cyclotron or generator. Cyclotrons require an initial capital investment of up to $2 million, an additional capital investment for site preparation, and significant annual operating expenses. Generators require an initial capital investment of approximately $60,000, no additional capital investment for site preparation, and monthly operating expenses of approximately $30,000. While POSICAM™ systems have been designed flexibly to be used with both cyclotron and generator-produced radiopharmaceuticals, they have proprietary design features that enhance their ability to use generator-produced radiopharmaceuticals. As a result, clinics or hospitals intending to focus on certain cardiac PET applications can avoid the significant capital and operating expenses associated with a cyclotron.

Marketing Strategy

The Company’s initial marketing strategy targeted clinical cardiology based on research conducted at the University of Texas. This research showed the commercial potential of clinical cardiology applications of PET imaging. With the development of the POSICAM™ HZ, POSICAM™ HZL series and now the mPowerTM series of systems, Positron is pursuing the full oncology, cardiology and neurology related PET application markets. The Company believes that it can capture additional market share by leveraging its strong reputation in the cardiology marketplace to continue to strengthen its leadership position in this sector, while building its expertise and reputation in the oncology and neurology application markets.

To market its systems, Positron relies on referrals from users of its existing base of installed scanners, trade show exhibits, trade journal advertisements, clinical presentations at professional and industry conferences, and published articles in trade journals. The Company uses both sales personnel and key distributors who have geographic or market expertise. Positron incurs minimal expense for sales until there is a completed sale. Positron continued to broaden its communications with the market in support of sales through its developing distribution network and using the internet and directed mailings. We believe that this approach will be cost effective and allow Positron to compete cost effectively with larger competitors. There is no assurance that the Company’s marketing strategy is sufficiently aggressive to compete against larger, better funded competitors.

The POSICAM™ System

At the heart of the POSICAM™ system is its detector assembly, which detects the gammas from positron emissions, and electronic circuits that pinpoint the location of each emission. POSICAM™ systems are easy to use and are neither physically confining nor intimidating to patients. POSICAM™ scans are commonly performed on an outpatient basis.

The Company’s POSICAM™ system compares favorably with PET systems produced by other manufacturers based upon count rate and sensitivity. The count-rate and sensitivity of an imaging system determine its ability to detect, register and assimilate the greatest number of meaningful positron emission events in the shortest period of time. The high count-rate capability and sensitivity of the POSICAM™ systems result in good diagnostic accuracy as measured by fewer false positives and false negatives. Further benefits of high count-rate and sensitivity include faster imaging and the ability to use short half-life radiopharmaceuticals, thereby reducing patient exposure to radiation and potentially reducing the capital cost to some purchasers by eliminating the need for a cyclotron for certain cardiac applications.

The detector assembly consists of crystals, which scintillate (emit light) when exposed to gamma photons from positron-electron annihilations, in combination with photomultiplier tubes, which are coupled to the crystals and convert the scintillations into electrical impulses. The Company employs its own patented staggered crystal array design for the POSICAM™ detectors. Unlike competing PET systems, this feature permits the configuration of the detector crystals to collect overlapping slices and more accurately measure the volume of interest by eliminating image sampling gaps. This is important since under-sampling, or gaps in sampling, can contribute to an inaccurate diagnosis. The crystal design also reduces “dead time” - the time interval following the detection and registration of an event during which a subsequent event cannot be detected. The basic unit of identification within each crystal module is small, thereby reducing the probability of multiple hits during a dead period for higher levels of radioactive flux (activity in the patient).

The POSICAM™ system creates a high number of finely spaced image slices. An image slice is a cross-sectional view that is taken at an arbitrary angle to the angle of the organ being scanned, and not necessarily the angle a physician wishes to view. The POSICAM™ computer can then adjust the cross-sectional view to create an image from any desired angle. The high number of finely spaced image slices created by the POSICAM™ system enhances the accuracy of the interpreted image set.

An integral part of a POSICAM™ system is its proprietary data acquisition microprocessor and its application system software. The Company’s software can reconstruct an image in five seconds or less. The Company has expended substantial effort and resources to develop computer software that is user-friendly and clinically oriented. The only personnel needed to perform clinical studies with the POSICAM™ systems are a trained nurse, a trained technician and an overseeing physician for patient management and safety.

POSICAM™ HZ, HZL and mPowerTM

In addition to the basic POSICAM™ system, the Company offers two advanced versions, the POSICAM™ HZ and the POSICAM™ HZL, which are now being further enhanced to become the mPowerTM product line. Oncologists and neurologists require enhanced resolution and a large field of view to detect small tumors and scan large organs, such as the liver. The mPower™ systems employ new detector concepts to satisfy these needs while maintaining the high count rate capability and sensitivity of the basic POSICAM™. In May 1991, the Company received approval from the FDA to market the POSICAM™ HZ, and in May 1993, the Company received a patent for the innovative light guide and detector staggering concepts used in the POSICAM™ HZ and HZL. In July 1993, the Company received FDA approval to market in the United States the POSICAM™ HZL, which has a larger axial field of view than the POSICAM™ HZ, facilitating whole body scanning and the scanning of large organs. In July 2002, the Company received FDA approval to market in the United States the POSICAM™ mPower™ system.

The Company believes that the special features of the POSICAM™ HZL and mPowerTM systems enhance their usefulness in oncology and neurology applications. Furthermore, many price sensitive hospitals and health care providers may seek to leverage external resources for the delivery of PET diagnostic services for their patients. To respond to this market need, the Company intends to expand into the mobile PET market, for which the Company has previously received 510(k) approval from the FDA. In addition, the POSICAMTM system has been registered with the State of Texas Department of Health, Bureau of Radiation Control, as a Device suitable for both stationary and mobile use.

Customer Service and Warranty

The Company has three (3) field service engineers in the United States who have primary responsibility for supporting and maintaining the Company’s installed equipment base. In addition, the Company has field engineers involved in site planning, customer training, sales of hardware upgrades, sales and administration of service contracts, telephone technical support and customer service.

The Company typically provides a one-year warranty to purchasers of POSICAM™ systems. However, in the past, the Company offered multi-year warranties to facilitate sales of its systems. Following the warranty period, the Company offers purchasers a comprehensive service contract under which the Company provides all parts and labor, system software upgrades and unlimited service calls. The Company offers to provide service to all of its POSICAM™ systems, however at year end 2006, the company had eight (8) service contracts in force and one (1) system under manufacturers warranty. The Company intends to negotiate the extension of all of the service contracts expiring in 2007; however, there can be no assurance that such extensions will be obtained.

The Company’s service goal is to maintain maximum system uptime. Success of a clinical site is largely dependent on patient volume during normal working hours and, therefore, equipment uptime and reliability are key factors in this success. Records compiled by the Company show an average uptime of more than 95% for all installed POSICAM™ systems during 2005 and 2004.

Competition

The Company faces competition primarily from three very large commercial manufacturers of PET systems and from other imaging technologies. The Company does not believe that MRI and CT scan imaging represent significant competing technologies, but rather complementary technologies to PET, since PET, MRI and CT scans each provide information not available from the other. However, magnetic resonance angiography (“MRA”) is seen by some cardiologists to be competitive with PET myocardial perfusion imaging (“MPI”).

The Company’s primary competition from commercial manufacturers of PET systems comes from General Electric Medical Systems (“GEMS”) a division of General Electric Company (“GE”), Siemens Medical Systems, Inc. (“Siemens”) and ADAC Medical Systems, which was acquired by Philips Medical (“Philips”). GE, Siemens and Philips have substantially greater financial, technological and personnel resources than the Company. See “Risk Factors—Risk Associated with Business Activities—Substantial Competition and Effects of Technological Change”. In addition, two Japanese manufacturers, Hitachi and Shimadzu, have manufactured and sold PET scanners in Japan and are beginning to sell in the United States. These manufacturers represent additional sources of competition that have greater financial, technological and personnel resources than the Company.

GE, Siemens and Philips have introduced a scanner that combines CT scanning and PET in one unit. This scanner type has put Positron at a competitive disadvantage. High field MRI technology, an advanced version of MRI, is in the development stage, but is a potential competitor to PET in certain neurology and oncology applications. Presently, high field MRI may be useful in performing certain research (non-clinical) applications such as blood flow studies to perform “brain mapping” to localize the portions of the brain associated with individual functions (such as motor activities and vision). However, high field MRI does not have the capability to assess metabolism. The Company cannot presently predict the future competitiveness of high field MRI.

Third-Party Reimbursement

POSICAM™ systems are primarily purchased by medical institutions and clinics, which provide health care services to their patients. Such institutions or patients typically bill or seek reimbursement from various third-party payers such as Medicare, Medicaid, other governmental programs and private insurance carriers for the charges associated with the provided healthcare services. The Company believes that the market success of PET imaging depends largely upon obtaining favorable coverage and reimbursement policies from such programs and carriers.

Medicare/Medicaid reimbursement. Prior to March 1995, Medicare and Medicaid did not provide reimbursement for PET imaging. Decisions as to such policies for major new medical procedures are typically made by the Center for Medicare and Medicaid Services (“CMS”) formerly the U.S. Health Care Financing Administration, based in part on recommendations made to it by the Office of Health Technology Assessment (“OHTA”). Historically, OHTA has not completed an evaluation of a procedure unless all of the devices and/or drugs used in the procedure have received approval or clearance for marketing by the FDA. Decisions as to the extent of Medicaid coverage for particular technologies are made separately by the various state Medicaid programs, but such programs tend to follow Medicare national coverage policies. In 1999, CMS approved reimbursement on a trial basis for limited cardiac, oncological, and neurological diagnostic procedures. In December 2000, CMS expanded its coverage in cardiology, oncology and neurology for centers utilizing true PET scanners. In July 2001, CMS further expended its coverage of these procedures and virtually eliminated reimbursement for SPECT imagers performing PET scans. This helped to strengthen the market for “true” PET scanners. In 2001, CMS also implemented its procedures to differentiate hospital based outpatient services from free-standing outpatient services. Under this new program, hospital based PET centers are to be paid less for providing PET services than free-standing centers. This program was to be finalized in 2002. Through 2004, CMS has continued to approve additional procedures for reimbursement. Effective January 30, 2005, CMS announced PET coverage for cervical cancer. Although expanding, Medicare and Medicaid reimbursement for PET imaging continues to be restrictive. The Company believes that restrictive reimbursement policies have had a very significant adverse affect on widespread use of PET imaging and have, therefore, adversely affected the Company’s business, financial condition, results of operations and cash flows.

In 1996, CMS approved reimbursement for one PET procedure in cardiology. In 1998, four additional procedures in cardiology, oncology and neurology were approved. In February 1999, three additional procedure reimbursements were approved in oncology. In December 2000, six additional procedure reimbursements were approved in oncology, one in cardiology and one in neurology. In 2001, further refinements of the reimbursement policies were introduced with expansion in oncology. Whether CMS will continue to approve additional reimbursable procedures, and whether private insurers will follow CMS’s lead are unknown at this time. PET scanner demand in the US increased markedly after the announcement of increasing reimbursement. It is unknown at this time if the increase in demand will be sustained as reimbursement expands.

In March 2000, the FDA issued a “Draft Guidance” finding 18-FDG and 13-NH3 (radiopharmaceuticals used in the Company’s PET scanner) to be safe and effective for broad oncology and cardiology indications. There is no assurance, however, that the FDA’s findings in the future will not change or that additional radiopharmaceuticals will be approved.

Private insurer reimbursement. Until the expansion of coverage of CMS, most insurance carriers considered PET imaging to be an investigational procedure and did not reimburse for procedures involving PET imaging. However, this perspective has begun to change as a result of Medicare’s expanding acceptance of reimbursements for certain PET procedures. The Company believes that certain private insurance carriers are expanding coverage as experience is gained with PET imaging procedures. While they may not have broad PET reimbursement policies in place today, those providing some reimbursement for PET scans do so on a case-by-case basis.

Any limitation of Medicare, Medicaid or private payer coverage for PET procedures using the POSICAM™ system will likely have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

Manufacturing

The Company has formed a Joint Venture with Neusoft Medical Systems Co., Ltd.

On June 30, 2005, the Company entered into a Joint Venture Contract with Neusoft Medical Systems Co., Inc. of Shenyang, Lianoning Province, People's Republic of China ("Neusoft"). Pursuant to the Joint Venture Contract the parties formed a jointly-owned company, Neusoft Positron Medical Systems Co., Ltd. (the "Manufacturing JV"), to engage in the manufacturing of PET and CT/PET medical imaging equipment. The Manufacturing JV received its business license and was organized in September 2005.

The Company and Neusoft are active in researching, developing, manufacturing, marketing and/or selling Positron Emission Tomography ("PET") technology and both parties seek to mutually benefit from each other's strengths, and intend to cooperate in the research, development and manufacturing of PET technology. The purpose and scope of the Manufacturing JV's business is to research, develop and manufacture Positron Emission Tomography systems (PET), and an integrated X-ray Computed Tomography system (CT) and PET system (PET/CT), and to otherwise provide relevant technical consultation and services.

The parties to the joint venture contributed an aggregate of US $2,000,000 in capital contributions. Neusoft's aggregate contribution to the capital of the Manufacturing JV is 67.5% of the total registered capital of the Company, or US$ 1,350,000, and was made in cash. The Company's aggregate contribution to the capital of the Manufacturing JV is 32.5% of the total registered capital of the Company, or US$ 650,000, of which US$ 250,000 was made in cash, and US$ 400,000 was made in the form of a technology license. Positron has moved available to the Manufacturing JV certain of its PET technology, while Neusoft made available to the Manufacturing JV certain CT technology for the development and production of an integrated PET/CT system. The parties will share the profits, losses and risks of the Manufacturing JV in proportion to and, in the event of losses, to the extent of their respective contributions to the registered capital of the Manufacturing JV.

Sales of Neusoft Positron Medical Systems Co., Ltd. Products

The joint venture will sell products manufactured by the Manufacturing JV to both joint venture parties for further resale in the marketplace. After the ramp-up period of the Manufacturing JV, each party has rights to and risk obligations for its capacity of products required from the Manufacturing JV. The parties intend that the manufacturing capacity of the Manufacturing JV will be shared on an equivalent basis to each party's contribution to the registered capital of the Manufacturing JV, as measured by the manufacturing work and resources needed by the Manufacturing JV for the resulting products.

Under its Joint Venture Contract with Neusoft, the Company has the exclusive right to sell PET system products developed by the Manufacturing JV in the United States and Mexico under its registered trademarks, and PET/CT products developed by the Manufacturing JV in Canada and under the trademark of "Neusoft Positron." The Company and Neusoft have equal rights to sell PET/CT products developed by the Manufacturing JV in the U.S. and Mexico under the trademark of "Neusoft Positron." Neusoft has the exclusive right to sell products developed by the Manufacturing JV in China under its registered trademarks. Each of Neusoft and the Company has the right to sell products developed by the Manufacturing JV in the countries and regions worldwide with the exception of China, Canada, the U.S. and Mexico where select exclusive rights apply.

While the parties believe that the joint venture will meet their objectives, there can be no assurance that the joint venture will meet such objectives, including the development, production and timely delivery of PET and PET/CT systems.

The Company believes that although manufacturing and select research and development has been outsourced, if necessary, it has the ability to assemble its POSICAM™ scanners in its facility located in Houston, Texas. Scanners are generally produced by assembling parts furnished to the Company by outside suppliers. The Company believes that it can assemble and test a typical POSICAM™ system in two to three months.

There are several essential components of the Company’s POSICAM™ and mPowerTM systems which are obtained from limited or sole sources, including bismuth germinate oxide (“BGO”) crystals, which detect gamma photons from positron emissions, and photomultiplier tubes, which convert light energy emitted by such crystals into electrical impulses for use in the image reconstruction process. During 2000, the Company qualified a second vendor for BGO crystal assemblies. This has reduced the Company’s exposure in this critical component. While the Company attempts to make alternate supply arrangements for photomultiplier tubes and other critical components, in the event that the supply of any of these components is interrupted, there is no assurance that those arrangements can be made and will provide sufficient quantities of components on a timely or uninterrupted basis. Further, there is no assurance that the cost of supplies will not rise significantly or that components from alternate suppliers will continue to meet the Company’s needs and quality control requirements.

Research and Development

The Company’s POSICAM™ systems are based upon proprietary technology initially developed at the University of Texas Health Science Center (“UTHSC”) in Houston, Texas, under a $24 million research program begun in 1979 and funded by UTHSC and The Clayton Foundation for Research (“Clayton Foundation”), a Houston-based, non-profit organization. Since that time, the Company has funded further product development and commercialization of the system. These research and development activities are costly and critical to the Company’s ability to develop and maintain improved systems. The Company’s research and development expenses were approximately $1,165,000 and $446,000 for the years 2006 and 2005, respectively and $804,000 for the six months ended June 30, 2007. The Company’s inability to conduct such activities in the future may have a material adverse affect on the Company’s business as a whole.

Patent and Royalty Arrangements

The Company acquired the know-how and patent rights for positron imaging from three entities: the Clayton Foundation, K. Lance Gould (formerly a director) and Nizar A. Mullani (also formerly a director.) Pursuant to agreements with each of them, the Company was obligated to pay royalties of up to 4.0% in the aggregate of gross revenues from sales, uses, leases, licensing or rentals of the relevant technology. As of March 31, 2007, the Company owed royalty obligations amounting to approximately $375,000.

The Company has several historic domestic and international patents pertaining to positron emission tomography technology and currently maintains an active U.S. patents relating to the unique construction and arrangement of the photo detector module array used in its devices which expires in December of 2011.

The Company seeks to protect its trade secrets and proprietary know-how through confidentiality agreements with its consultants. The Company requires each consultant to enter into a confidentiality agreement containing provisions prohibiting the disclosure of confidential information to anyone outside the Company, and requiring disclosure to the Company of any ideas, developments, discoveries or investigations conceived during service as a consultant and the assignment to the Company of patents and proprietary rights to such matters related to the business and technology of the Company.

Product Liability and Insurance

Medical device companies are subject to a risk of product liability and other liability claims in the event that the use of their products results in personal injury claims. The Company has not experienced any product liability claims to date. The Company maintains comprehensive liability insurance coverage for its products and premises exposures with an A++ industry leading insurance carrier.

Employees

As of June 30, 2007, the Company employed ten (10) full-time employees and three (3) consultants: four (4) in engineering, one (1) in customer support, four (4) in manufacturing, four (4) in the executive and administration department. None of the Company’s employees are represented by a union.

SUMMARY FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data are derived from our December 31, 2006 and 2005 audited financial statements.

Summary Operating Information

	For the six months ended		For the years ended
	June 30, 2007 (Unaudited)	June 30, 2006 (Unaudited)	December 31, 2006	December 31, 2005
Revenues	2,070,000	464,000	2,213,000	762,000
Gross Profit	625,000	136,000	790,000	(526,000)
Total operating expenses	2,772,000	1,832,000	4,603,000	2,526,000
Net loss	(2,226,000)	(4,271,000)	(6,586,000)	(3,806,000)
Net loss per common share, basic and diluted	$(0.02)	$(0.05)	(0.08)	(0.06)
Weighted average number of shares outstanding basic and diluted	91,513,000	78,995,000	81,508,000	65,044,000

 Summary Balance Sheet Data

	June 30, 2007 (Unaudited)	December 31, 2006
Total current assets	2,251,000	4,392,000
Total assets	5,172,000	5,271,000
Total current liabilities	2,943,000	3,521,000
Total stockholders’ (deficit)	(3,234,000)	(1,132,000)

RISK FACTORS

An investment in the shares of Series B Preferred Stock to be sold in this offering is highly speculative and involves a high degree of risk. You should carefully review the following risk factors and the other information contained in this prospectus, including the financial statements and the related notes at the end of this prospectus, before deciding to invest in our shares of common stock. If any of the risks actually occurs, our business prospects, financial condition and operating results would likely be adversely affected and could be materially adversely affected. The market price of our common stock could then decline, and you could lose all or part of your investment in our shares.

Risks Relating to Our Business

Risks Associated with Business Activities

History of Losses. To date the Company has been unable to sell POSICAM™ systems in quantities sufficient to be operationally profitable. Consequently, the Company has sustained substantial losses. During the six months ended June 30, 2007, the Company had a net loss of approximately $2,226,000 compared to a net loss of $3,115,000 during 2006. At June 30, 2007, the Company had an accumulated deficit of approximately $71,051,000. There can be no assurances that the Company will ever achieve the level of revenues needed to be operationally profitable in the future and if profitability is achieved, that it will be sustained. Due to the sizable sales price of each POSICAM™ system and the limited number of systems that have been sold or placed in service in each fiscal period, the Company’s revenues have fluctuated, and may likely continue to fluctuate significantly from quarter to quarter and from year to year. The opinion of the Company’s independent auditors for the year ended December 31, 2006 expressed substantial doubt as to the Company’s ability to continue as a going concern. The Company will need to increase system sales to become profitable or obtain additional capital.

Recruiting and Retention of Qualified Personnel. The Company’s success is dependent to a significant degree upon the efforts of its executive officers and key employees. The loss or unavailability of the services of any of its key personnel could have a material adverse effect on the Company. The Company’s success is also dependent upon its ability to attract and retain qualified personnel in all areas of its business, particularly management, research and development, sales and marketing and engineering. There can be no assurance that the Company will be able to continue to hire and retain a sufficient number of qualified personnel. If the Company is unable to retain and attract such qualified personnel, its business, operating results and cash flows could be adversely affected.

Working Capital. The Company had cash and cash equivalents of $173,000 at June 30, 2007. The Company received an additional $200,000 and $2,375,000 in loan proceeds from affiliated entities in 2006 and 2005, respectively and $1,300,000 from third-party financing in the second quarter 2006. In spite of the loan proceeds, the Company believes that it is possible that it may continue to experience operating losses and accumulate deficits in the foreseeable future. If we are unable to obtain financing to meet our cash needs we may have to severely limit or cease our business activities or may seek protection from our creditors under the bankruptcy laws.

Going Concern. In their report dated March 26, 2007, our independent registered public accounting firm stated that our financial statements for the year ended December 31, 2006 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of substantial losses for the year ended December 31, 2006. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

Substantial Competition and Effects of Technological Change. The industry in which the Company is engaged is subject to rapid and significant technological change. There can be no assurance that POSICAM™ systems can be upgraded to meet future innovations in the PET industry or that new technologies will not emerge, or existing technologies will not be improved, which would render the Company’s products obsolete or non-competitive. The Company faces competition in the United States PET market primarily from GE, CTI/Siemens and ADAC/Philips, each of which has significantly greater financial and technical resources and production and marketing capabilities than the Company. These organizations are better known than the Company and likely have greater access to medical facilities and potential purchasers of our systems. In addition, there can be no assurance that other established medical imaging companies, any of which would likely have greater resources than the Company, will not enter the market. The Company also faces competition from other imaging technologies, which are more firmly established and have a greater market acceptance, including SPECT. There can be no assurance that the Company will be able to compete successfully against any of its competitors.

No Assurance of Market Acceptance.  The POSICAM™ systems involve new technology that competes with more established diagnostic techniques. The purchase and installation of a PET system involves a significant capital expenditure on the part of the purchaser. A potential purchaser of a PET system must have an available patient base that is large enough to provide the utilization rate needed to justify such capital expenditure. There can be no assurance that PET technology or the Company’s POSICAM™ systems will be accepted by the target markets, or that the Company’s sales of POSICAM™ systems will increase or that the Company will be profitable.

Patents and Proprietary Technology. The Company holds certain patent and trade secret rights relating to various aspects of its PET technology, which are of material importance to the Company and its future prospects. There can be no assurance, however, that the Company’s patents will provide meaningful protection from competitors. Even if a competitor’s products were to infringe on patents held by the Company, it would be costly for the Company to enforce its rights, and the efforts at enforcement would divert funds and resources from the Company’s operations. Furthermore, there can be no assurance that the Company’s products will not infringe on any patents of others.

In addition, the Company requires each of its consultants to enter into a confidentiality agreement designed to assist in protecting the Company’s proprietary rights. There can be no assurance that these agreements will provide meaningful protection or adequate remedies for the Company’s trade secrets or proprietary know-how in the event of unauthorized use or disclosure of such information, or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company’s trade secrets and proprietary know-how.

Government Regulation.  Various aspects of testing, remanufacturing, labeling, selling, distributing and promoting our systems and the radiopharmaceuticals used with them are subject to regulation on the federal level by the FDA and in Texas by the Texas Department of Health and other similar state agencies.  In addition, sales of medical devices outside the United States may be subject to foreign regulatory requirements that vary widely from country to country.  The FDA regulates medical devices based on their device classification.  Positron’s device is listed as a Class II medical device, the safety and effectiveness for which are regulated by the use of special controls such as published performance standards.  To date, the FDA has not published performance standards for PET systems.  If the FDA does publish performance standards for PET systems, there can be no assurance that the standards will not have a potentially adverse effect on our product, including substantial delays in manufacturing or disrupting the Company’s marketing activities.  Other FDA controls, reporting requirements and regulations also apply to manufacturers of medical devices, including:  reporting of adverse events and injuries, and the mandatory compliance with the Quality System Regulations commonly known as Good Manufacturing Practices.

In addition to the regulatory requirements affecting the day-to-day operations of the Company’s product, the FDA requires medical device manufacturers to submit pre-market clearance information about their proposed new devices and/or proposed significant changes to their existing device prior to their introduction into the stream of commerce.  This process, commonly referred to as a 510(k) Clearance, is an extensive written summary of performance information, comparative information with existing medical devices, product labeling information, safety and effectiveness information, intended use information, and the like.  Until the FDA has had the opportunity to thoroughly review and “clear” the submission, commercial distribution of the product is specifically disallowed.  Although the FDA is required to respond to all pre-market notifications within ninety days of receiving them, the FDA often takes longer to respond.  Once the FDA has cleared the device, it notifies the manufacturer in terms of a “substantial equivalence” letter.  The manufacturer may begin marketing the new or modified device when it receives the substantial equivalence letter.  If the FDA requires additional information or has specific questions, or if the Company is notified that the device is not “substantially equivalent” to a device that has already been cleared, the Company may not begin to market the device.  A non-substantial equivalence determination or request for additional information of a new or significantly modified product could materially affect the Company’s financial results and operations. There can be no assurance that any additional product or enhancement that the Company may develop will be approved by the FDA.  Delays in receiving regulatory approval could have a material adverse effect on the Company’s business.  The Company submitted an application for such a 510(k) clearance on June 18, 2002 and was granted a new 510(k) on July 12, 2002, number K022001.

After being issued an FDA warning letter in April 2004, the Company was able to quickly respond and correct observations noted. Therefore, in June of 2005, the FDA removed the restrictions placed upon the Company by the April 2004 Warning Letter as a result of the corrections and improvements in the March 2005 inspection.  The Company has satisfied the compliance requirements set forth by the FDA.

In addition to complying with federal requirements, the Company is required under Texas state law to register with the State Department of Health with respect to maintaining radiopharmaceuticals on premises for testing, research and development purposes.  Positron submitted a new application to the Texas Department of Health for a Radioactive Material License on July 10, 2000 and was granted a Radioactive Material License with an expiration date of July 31, 2007.  During a July 2005 Radiation audit, the company was noted for minor violations, which were addressed and corrected.  At this time the company is in full compliance with Texas Radiation Codes, however, there is no assurance that violations may not occur in the future which could have a material adverse effect on the Company’s operations.  In addition, Texas state law requires a safety evaluation of devices that contain radioactive materials.  The Company submitted an application for such an evaluation to the Texas Department of Health, Bureau of Radiation Control.  As a result, Positron’s medical diagnostic scanner has been placed on the Registry of Radioactive Sealed Sources and Devices as of September 20, 2001.

The Company’s operations and the operations of PET systems are subject to regulation under federal and state health safety laws, and purchasers and users of PET systems are subject to federal and state laws and regulations regarding the purchase of medical equipment such as PET systems.  All laws and regulations, including those specifically applicable to the Company, are subject to change.  The Company cannot predict what effect changes in laws and regulations might have on its business.  Failure to comply with applicable laws and regulatory requirements could have material adverse effect on the Company’s business, financial conditions, results of operations and cash flows.

Further, sales of medical devices outside the country may be subject to foreign regulatory requirements.  These requirements vary widely from country to country.  There is no assurance that the time and effort required to meet those varying requirements may not adversely affect Positron’s ability to distribute its systems in some countries.

Certain Financing Arrangements. In order to sell its POSICAM™ systems, the Company has from time to time found it necessary to participate in ventures with certain customers or otherwise assist customers in their financing arrangements. The venture arrangements have involved lower cash prices for the Company’s systems in exchange for interests in the venture. These arrangements expose the Company to the attendant business risks of the ventures. The Company has, in certain instances, sold its systems to financial intermediaries, which have, in turn, leased the system. Such transactions may not give rise to the same economic benefit to the Company as would have occurred had the Company made a direct cash sale at its regular market price on normal sale terms. There can be no assurance that the Company will not find it necessary to enter similar transactions to effect future sales. Moreover, the nature and extent of the Company’s interest in such ventures or the existence of remarketing or similar obligations could require the Company to account for such transactions as “financing arrangements” rather than “sales” for financial reporting purposes. Such treatment could have the effect of delaying the recognition of revenue on such transactions and may increase the volatility of the Company’s financial results.

Product Liability and Insurance. The use of the Company’s products entails risks of product liability. There can be no assurance that product liability claims will not be successfully asserted against the Company. The Company maintains liability insurance coverage in the amount of $1 million per occurrence and an annual aggregate maximum of $1 million. However, there can be no assurance that the Company will be able to maintain such insurance in the future or, if maintained, that such insurance will be sufficient in amount to cover any successful product liability claims. Any uninsured liability could have a material adverse effect on the Company.

Need for Future Funding. We may need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. The financing we need may not be available when needed. Even if this financing is available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms and may involve a substantial dilution to our shareholders. Our inability to obtain financing will inhibit our ability to implement our development strategy, and as a result, could require us to diminish or suspend our development strategy and possibly cease our operations.

If we are unable to obtain additional financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain additional financing on reasonable terms could have a negative effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

Potential Decrease in Market Price. Sales of substantial amounts of our common stock in the public market could decrease the prevailing market price of our common stock. If this is the case, investors in our shares of common stock may be forced to sell such shares at prices below the price they paid for their shares, or in the case of the investors in the May 2006 financing, prices below the price they converted their notes and warrants into shares. In addition, a decreased market price may result in potential future investors losing confidence in us and failing to provide needed funding. This will have a negative effect on our ability to raise equity capital in the future.

General condition of the healthcare market. The Company’s business is subject to global economic conditions, and in particular, market conditions in the healthcare industry. The Company’s operations may be adversely affected by the continued declines in employee benefit spending by large corporations and small to medium sized businesses. If global economic conditions worsen, or a prolonged slowdown in providing such benefits exists, then the Company may experience adverse operating results.

Product Acceptance. The Company’s business plan depends upon the acceptance of our Posicam™ systems and PET scanning generally for oncological caridological and neurological applications Lack of acceptance in the healthcare industry for our imaging systems and services could have a material adverse effect on the Company’s business, results of operations and financial condition.

Dividends Policy.

The holders of our Series B Preferred Stock are not entitled to receive any dividends.

Risks Related to This Offering

Shares Eligible for Future Sale.

While there is currently no public market for the shares of our Series B all of the shares of Series B outstanding are “restricted securities,” as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may under certain circumstances sell without registration under the Securities Act within any three-month period that number of shares which does not exceed the greater of one percent of the then outstanding Series B or the average weekly trading volume of such stock during the four calendar weeks prior to such sale.  Rule 144 also permits, under certain circumstances, the sales of shares without any volume limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company.

Voting Control.

Our principal stockholders and affiliates control approximately 82% of our outstanding voting stock and are expected to continue to control a majority of our outstanding voting stock following any financing transactions projected for the foreseeable future. These affiliates effectively control all matters requiring approval by the stockholders, including any determination with respect to the acquisition or disposition of assets, future issuances of securities, declarations of dividends and the election of directors. This concentration of ownership may also delay, defer, or prevent a change in control and otherwise prevent stockholders other than our affiliates from influencing our direction and future.

Absence of a Public Market.

There is no public market for our Series B, and we can provide no assurance that a public market for our Series B will develop in the future. Even if a public market does develop, the volume of trading in our Series B will presumably be limited and likely dominated by a few individuals. The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time. An investor may find it difficult to dispose of shares of our common stock or obtain a fair price for our common stock in the market.

Volatility of Market Price.

If a market for our Series B and of our common stock develops, the market price of our Series B, like that of the securities of other early-stage companies, may be highly volatile. Our stock price may change dramatically as the result of announcements of our quarterly results, the rate of our expansion, significant litigation or other factors or events that would be expected to affect our business or financial condition, results of operations and other factors specific to our business and future prospects. In addition, the market price for our common stock may be affected by various factors not directly related to our business, including the following:

●	short selling of our common stock or related derivative securities;
●	a single acquisition or disposition, or several related acquisitions or dispositions, of a large number of our shares;
●	the interest, or lack of interest, of the market in our business sector, without regard to our financial condition or results of operations;
●	the adoption of governmental regulations and similar developments in the United States or abroad that may affect our ability to offer our products and services or affect our cost structure;
●	developments in the businesses of companies that purchase our products; and
●	economic and other external market factors, such as a general decline in market prices due to poor economic indicators or investor distrust.

Anti Takeover Provisions.

Under our Articles of Incorporation, we are authorized to issue up to 10,000,000 shares of preferred stock and 800,000,000 shares of common stock without seeking stockholder approval. Our board of directors has the authority to create various series of preferred stock with such voting and other rights superior to those of our common stock and to issue such stock without stockholder approval. Any issuance of such preferred stock or common stock would dilute the ownership and voting power of existing holders of our common stock and may have a negative effect on the price of our common stock. The issuance of preferred stock without stockholder approval may also be used by management to stop or delay a change of control, or might discourage third parties from seeking a change of control of our company, even though some stockholders or potential investors may view possible takeover attempts as potentially beneficial to our stockholders.

Arbitrary Determination of Offering Price.

The offering price for the shares of Common Stock was determined arbitrarily, and such price should not be considered an indication of the actual value of the Company as it bears no relationship to the book value, assets, or earnings to the Company or to other recognized criteria of value.

Substantial sales.

If our selling stockholders sell a large number of shares of our Series B or the public market perceives that existing stockholders may sell shares of Series B, the market price of our Series B could decline significantly. All of the shares being sold in this offering, once registered, will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933.

Texas anti-takeover provisions.

As a Texas corporation, we are subject to provisions of the TBCA regarding “business combinations,” as that term is defined in the TBCA. We may, in the future, consider adopting additional anti-takeover measures. The anti-takeover provisions of the TBCA, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of the company not approved by our board of directors. As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal, and the market price, voting and other rights of the holders of common stock may also be affected.

Risks Related to Our Stock Being Publicly Traded

NASDAQ SmallCap Market Eligibility Failure to Meet Maintenance Requirements: Delisting of Securities from the NASDAQ System. The Company’s common stock was previously listed on the NASDAQ SmallCap Market. The Board of Governors of the National Association of Securities Dealers, Inc. (“NASD”) has established certain standards for the continued listing of a security on the NASDAQ SmallCap Market. The standards required for the Company to maintain such listing include, among other things, that the Company have total capital and surplus of at least $2,000,000. In 1997, the Company failed to maintain its NASDAQ stock market listing and may not meet the substantially more stringent requirements to be re-listed for some time in the future. There can be no assurances that the Company will ever meet the capital and surplus requirements needed to be re-listed under the NASDAQ SmallCap Market System.

The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The Company’s common stock is currently subject to such penny stock rules. The regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. We anticipate that the Series B Preferred Stock will trade, if at all at a price less than $5.00 per share.  As a penny stock, the market liquidity for the Company’s Series B will be severely affected due to the limitations placed on broker/dealers that sell the Series B in the public market.

The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

•	Make a suitability determination to selling a penny stock to the purchaser;
•	Receive the purchaser’s written consent to the transaction; and
•	Provide certain written disclosures to the purchase.

These requirements may restrict the ability of broker-dealers to sell our Series B Shares and may affect your ability to resell our Series B Shares.

Reporting Requirement. Since we intend to trade the Series B on the OTC Bulletin Board, where our common stock is currently traded, we must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any other written or oral statements made by or on our behalf may include forward-looking statements that reflect our current views with respect to future events and future financial performance. You can identify these forward-looking statements by our use of the words “believes,” “anticipates,” “forecasts,” “projects,” “could,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions, whether in the negative or affirmative. We wish to caution you that any forward-looking statements made by us or on our behalf are subject to uncertainties and other factors that could cause such statements to be wrong. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These statements are only predictions and speak only of our views as of the date the statements were made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity and/or performance of achievements. We do not assume any obligation to update or revise any forward-looking statements that we make, whether as a result of new information, future events or otherwise.

Factors that may impact forward-looking statements include, among others, our abilities to maintain the technological competitiveness of our current products, develop new features for our products, successfully market our products, respond to competitive developments, develop and maintain strategic relationships with providers of complementary technologies, manage our costs and the challenges that may come with growth of our business and attract and retain qualified sales, technical and management employees. We are also affected by the growth and regulation of the semiconductor industry. Although we have attempted to list comprehensively these important factors, we also wish to caution investors that other factors may prove to be important in the future in affecting our operating results. New factors emerge from time to time, and it is not possible for us to predict all of these factors, nor can we assess the impact each factor or combination of factors may have on our business.

USE OF PROCEEDS

The net proceeds from the disposition of the shares of our Series B covered by this prospectus will be received by the Selling Stockholders.   We will not receive any of the proceeds from such sales.

SELLING STOCKHOLDERS

This prospectus covers offers and sales of shares of our Series B Preferred Stock by the selling stockholders identified below.

Imagin Diagnostic Centres, Inc. (“IDC”) is the Company’s largest finance partner and largest shareholder of the Company’s voting stock.  On September 30, 2006, the Company issued IDC 690,930.5 shares of Series B upon conversion of $1,164,192 of principal and accrued interest on Series E Convertible Notes and $877,669 on Convertible Secured Notes made by the Company in favor of IDC.

On May 8, 2006, the Company issued 650,000 shares of Series B to Quantum Molecular Pharmaceuticals, Inc., a subsidiary of IDC (“QMD”) in consideration for a promissory note in the amount of $1,300,000.  Also on May 8, 2006, the Company issued 1,250,000 shares of Series B for the restructured obligations of the Quantum Molecular Technologies, Inc. (“QMT”) and IPT transactions and an additional 2,400,000 shares of Series B in consideration of a promissory note in the amount of $2,400,000.  The Company and Positron Corporation converted $818,066 of principal and interest outstanding upon the Series D Secured Convertible Promissory Notes and 720,000 shares of Series C Preferred Stock into 762,358 shares of Series B Preferred Stock.  PAC subsequently converted 40,000 shares of Series B into 4,000,000 shares of the Company’s Common Stock.  The Company and QMP converted the $453,144 of principal and interest outstanding upon the Series F Convertible Promissory Notes into 226,572 shares of Series B Preferred Stock.

Commencing March 2006, IDT commenced an Offering under the Canadian Securities law of its Class A Preferred Shares (the “Class A Shares”).  IPT offered units at a purchase price of CDN $50,000 comprised of 100,000 shares of IPT Class A Shares.  The Class A Shares were convertible into shares of IPT’s common stock or at the holder’s option, to redeem the Class A Shares for shares of the Company’s Series B held by IPT.  Having received subscriptions for US $2,625,000, IPT assigned all 650,000 shares of Series B to the subscribers and on August 15, 2007, the Company issued an additional 136,250 shares to subscribers.

The table below identifies the selling stockholders and shows the number of shares of Series B Preferred Stock beneficially owned by each of the selling stockholders as of August 28, 2007 and the number of shares offered for resale by each of the selling stockholders.  Our registration of these shares does not necessarily mean that any selling stockholder will sell all or any of their shares of common stock.  However, the “Shares Beneficially Owned After Offering” columns in the table assume that all shares covered by this prospectus will be sold by such selling stockholders and that no additional shares of common stock will be bought or sold by any selling stockholder.  Except as indicated in the table, no selling stockholder has had, within the past three years, any position, office or other material relationship with us other than as a result of ownership of shares or serving as selling agent in connection with our previous private placements.  No estimate can be given as to the number of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer some or all of the shares and, to our knowledge, that are currently no agreements, arrangements or understandings with respect to the sale of any of the shares except our agreements with the selling stockholders to register the resale of the shares.

Name of Stockholders	Shares beneficially owned as of the date of this prospectus	Percent owner as of the date of this prospectus	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after the primary offering is complete	Position, office or other material relationship to the company since inception
Ansell, George 119 Springbank Villas S.W. Calgary AB T3H 4S9	5,000	.08%	5,000	0%
Arnason, Ronald P.O. Box 398 Rainbow Lake AB T0H 2Y0	10,000	.17%	10,000	0%
Bernhard, Regan PO Box 221 Muenster SK S0K 2Y0	5,000	.08%	5,000	0%
Berning, Jesper Vestre Pennehavevej 3A DK-2960 Rungsted Kyst Denmark	12,500	.21%	12,500	0%
Bibby, Michael 143 Somercrest Gdns. SW Calgary AB T2Y 3k5	10,000	.17%	10,000	0%
Bullock, Robert 16623 - 28th Avenue Surrey BC V3S 0A9	10,000	.17%	10,000	0%
Caplan, Harold 9611 Moonlight Dr. Houston, Texas 77096	7,500	.13%	7,500	0%
Carter, Richard 3 Grassy Lane Westford, MA O1886	5,000	.08%	5,000	0%
Chemiwchan, Dennis 4825 - 118th Ave. Edmonton AB T5W 1B5	5,000	.08%	5,000	0%
Crippen, Lou 13408 Comber Way Surrey BC V3W 5V9	5,000	.08%	5,000	0%
D'Agostino, Thomas 118 Seaview Ave. Palm Beach, FL 33480-4233	1,250	.02%	1,250	0%
D'Agostino, Jonathan 38 Hack Green Rd. Pound Ridge, New York 10576	8,750	.15%	8,750	0%
Dahl, Betty 8097 - 149th Street Surrey BC V3S 7H4 Canada	10,000	.17%	10,000	0%
Dahl, Shawn 14736 Thrift Avenue Whiterock, BC	10,000	.17%	10,000	0%

Davies, Steven 24 Edgehill Rd. Toronto ON M9A 4N3	2,500	.04%	2,500	0%
Dixon, Peter 22 South Ave. Paisley Scotland PA2 7SP United Kingdom	5,000	.08%	5,000	0%
Dryden, Gordon 1706 Rutherford Pt. SW Edmonton AB T6W 1J6	5,000	.08%	5,000	0%
Fantin, Daniel 2902 Rainwater Dr Mississauga ON L5N 6K8	2,500	.04%	2,500	0%
Fehr, Victor 345 Mountain Street South Morden MB R6M 1J5	10,000	.17%	10,000	0%
Ferster, Larry P.O. Box 4039 Edmonton AB T6E 4S8	10,000	.17%	10,000	0%
Fiore, Joseph 1 Green Meadow Lane Cincinnati, Ohio 45242	10,000	.17%	10,000	0%
Fitzgerald, Gerald 2 Temple Vilas Dubline Rathmines Ireland	5,000	.08%	5,000	0%
Fournier, Dominique and Fournier, Nicole 170 Bickenhall Mansions, Bickenhall St London England W1U 68U United Kingdom	10,000	.17%	10,000	0%
Freling, Louis Clos De Ca Bassire 1267 VICH Switzerland	10,000	.17%	10,000	0%
Gamola, Ed P.O. Box 1535 Humboldt, SK S0K 2A0	5,000	.08%	5,000	0%
Ghali, Kamil 365 Kananaskis Way Devon AB T9G 2C4	10,000	.17%	10,000	0%
Gouin, Denis Box 14 Lafond AB T0A 2G0	10,000	.17%	10,000	0%
Gubser, Andreas 2525 Niederuruufern Zurich Switzerland	10,000	.17%	10,000	0%
Guy, Phillipe 4, Rue D'Aguesseau Paris 75008 France	20,000	.33%	20,000	0%
Gwin, James 858 Thermal Drive Coquitlam BC V3J 6R6	5,000	.08%	5,000	0%

Halliday, Norman Currs Farm Crowborough Hill Crowborough East Sussex TN5 2SD United Kingdom	25,000	.42%	25,000	0%
Hill, Steven 17 Shannon Green SW Calgary AB T2Y 2K4	10,000	.17%	10,000	0%
Himbeault, Gene 1017 McLean Vancouver BC V3L 3N2	5,000	.08%	5,000	0%
Hipkin, Raymond Scotlands Farm Warfield Berkshire RG42 6AJ United Kingdom	25,000	.42%	25,000	0%
Huber, Dennis 9 Revine Dr RR1 Dewinton AB T0L 0X0	5,000	.08%	5,000	0%
Imagin Diagnostic Centres, Inc. 610 Granville Street Suite 3014 Vancouver, BC V6C 3T3	4,367,503.5	73.7%	500,000	65.3%	Principal Shareholder
Juohki, Timo Obere Reaharde 46, Ch 6340 Baar Switzerland	10,000	.17%	10,000	0%
Knutson, Brian Box 72060, 90th Avenue Edmonton AB T6B 3A7	10,000	.17%	10,000	0%
Leder, John 10457 184 Street NW Edmonton AB T5S 1G1	50,000	.84%	50,000	0%
Leder, John 10457 184 Street NW Edmonton AB T5S 1G1	50,000	.84%	50,000	0%
Lee, Colin 2749 McColl Pl. Victoria BC V8N 5Y8	7,500	.13%	7,500	0%
Mammitzsch, Hans-Juergen Im Steingarten 29 Siegen 57074 Germany	20,000	.33%	20,000	0%
McLennan, Neil 11450 149 Street NW Edmonton AB T5M 1W7	5,000	.08%	5,000	0%
Mones, James 1077 Falconer Road NW Edmonton AB T6R 2C9	10,000	.17%	10,000	0%
Montgomery, Celestine 9678 - 95th Ave. Edmonton AB T6C 2A4	12,500	.21%	12,500	0%
Napier, John Alan The Mill Church Road Fingringhoe Essex CO5 7BN United Kingdom	75,000	1.26%	75,000	0%

O'Neil, Cindy 8990 Samson Road Prince George BC V2N 5B1	5,000	.08%	5,000	0%
O'Neill, Kenneth PO Box 906 Hamilton HM DX Bermuda	6,250	.11%	6,250	0%
Oy, Thominvest Italahdenkatu 15 - 17 Helsinki 00210 Finland	50,000	.84%	50,000	0%
Paludet, Paul 10025 106 Street NW Edmonton AB T5J 1G4	5,000	.08%	5,000	0%
Pearson, Gerald 4800 Leslie Street, Suite 306 North York ON M2J 2K9	5,000	.08%	5,000	0%
Peck, Jeffrey 5900 Cromwell Drive Bethesda, MD 20816	10,000	.17%	10,000	0%
Perlmutter, David 20103 Saratoga Pierce Rd Saratoga, California	10,000	.17%	10,000	0%
Peters, David 13945 - 56th Avenue Surrey BC V3X 2Z9	10,000	.17%	10,000	0%
Poeter, Gord PO Box 59013 RPO River Bend Edmonton AB T6H 5Y3	5,000	.08%	5,000	0%
Positron Acquisition Corp. 104 W. Chestnut Street, Suite 315 Hinsdale, IL 60521	722,358	12.2%	722,358	12.2%	Principal Shareholder
Russo, Paul 13050 La Paloma Rd. Los Altos, CA 94022	25,000	.42%	25,000	0%
Silver, Anthony Le Manoir de la Maison Couffouleux 81800 France	5,000	.08%	5,000	0%
Slette, Michael 39 River Oaks Point Moorhead, MN 56560	10,000	.17%	10,000	0%
Somers, John 301 Maple Avenue Georgetown ON L7G 1W9	10,000	.17%	10,000	0%
Suvan, Norman 10585 108 St. NW Edmonton AB T5H 2Z8	10,000	.17%	10,000	0%
Van Aard, Joop Zanarbergiaan 17 4818GH Brega Netherlands	10,000	.17%	10,000	0%

Vergouwen, Gwen 287 Wolverine Drive Fort McMurray AB T9H 4M3	10,000	.17%	10,000	0%
Vergouwen, Gwen 287 Wolverine Drive Fort McMurray AB T9H 4M3	10,000	.17%	10,000	0%
Wesselius, Ken 1037 - 5th Street Brandon MB R7A 3M1	5,000	.08%	5,000	0%
West, Barry 209 South Saint Asaph St. Alexandria, VA 22314	10,000	.17%	10,000	0%
Weyer, Christian 36, Blvd. Helvetique Geneva Switzerland	5,000	.08%	5,000	0%
White, David 6 Little Dragons Loughton Essex IG10 4DG United Kingdom	75,000	.42%	75,000	0%
Wilson, William Box 221 Houston BC V0S 1Z0	10,000	.17%	10,000	0%
Winton, Bruce 14315 118th Ave. NW Ste. 138 Edmonton AB T5L 4S6	5,000	.08%	5,000	0%
Wollin, Harry 1611 - 9th Street NW Calgary AB T2M 3L5	10,000	.17%	10,000	0%
Youssou, Cyril 33 Rue Fondary Paris 75015 France	5,000	.08%	5,000	0%

Shareholders:    71
Total:    5,926,111.5

PLAN OF DISTRIBUTION

We are registering the Series B Shares covered by this prospectus for the selling stockholders pursuant to registration rights we granted to them.  The selling stockholders are acting independently from us in determining the manner and extent of sales of the shares of our common stock after the date of this prospectus.  As used in this prospectus, the term “selling stockholders” includes the selling stockholders named in the table set forth in the section of this prospectus entitled “Selling Stockholders” and any of their donees, pledgees and transferees and other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus.  While there is currently no market for our shares of Series B Shares, once this prospectus id declared effective, such sales may be made in one or more types of transactions (which may include block transactions) on Over the Counter Bulletin Board, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, hedging transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices.  Such transactions may or may not involve brokers or dealers or by means of one or more of the following transactions:

•	in a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts under this prospectus;
•	in ordinary brokers’ transactions and transactions in which the broker solicits purchasers;
•	in connection with the loan or pledge of the shares of common stock registered to a broker or dealer, and the sale of the Series B so loaned or the sale of the shares so pledged upon a default;
•	in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions and standardized or over-the-counter options; or
•	in a combination of any of the above methods.

To our knowledge, the selling stockholders have made no arrangements or agreements with any underwriters, brokers or dealers regarding the resale of the Series B prior to the effective date of this prospectus.  The selling stockholders may pay compensation to brokers, dealers or agents in the form of commissions, discounts or concessions, which compensation may be less than or in excess of the customary rates of such brokers or dealers for similar transactions.

We estimate the total fees and expenses will be $31,039.09.  These expenses include legal and accounting fees incurred in preparing the registration statement of which this prospectus is a part, legal and other fees in connection with the qualification of the sale of the shares under the laws of states, registration and filing fees and other expenses.  The selling stockholders will pay all other expenses incident to the offering and sale of the shares to the public, including any commissions, discounts or concessions of underwriters, brokers, dealers or agents.

The selling stockholders also may sell these shares in accordance with Rule 144 under the Securities Act of 1933, if Rule 144 is then available.

The participating selling stockholders and any underwriters, brokers or dealers engaged by them may be deemed to be statutory underwriters under the Securities Act of 1933. In addition, to the extent that selling stockholders who are affiliates of broker-dealers did not acquire their shares of Positron in the ordinary course of business or had an agreement or understanding to dispose of the shares, such affiliates would be designated as “underwriters” under the Securities Act of 1933.  Any profits on sales of the Series B by them and any discounts, commissions or concessions received by any selling stockholder or underwriter, broker or dealer may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

If a selling stockholder notifies us that a material arrangement has been entered into with an underwriter, broker or dealer for the sale of the Series B Shares through a secondary distribution or a purchase by an underwriter, broker or dealer, we will file a supplement to this prospectus, if required, disclosing such of the following information as we believe is appropriate:

•	the name of each such selling stockholder and of the participating underwriter, broker or dealer;
•	the number of shares of Series B involved;
•	the price at which such Series B was sold;
•	the commissions paid or discounts or concessions allowed to such underwriter, broker or dealer; and
•	other facts material to the transaction.

Although all of the Series B Shares are being registered for public sale, the sale of any or all of such shares by the selling stockholders may depend on the sale price of such shares and market conditions generally prevailing at the time.  We are unable to predict the effect that sales of the common stock offered and sold under this prospectus may have upon our ability to raise further capital.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933 and the rules promulgated thereunder.

In order to comply with some states’ securities laws, the Series B Shares will be sold in these states only through registered or licensed brokers or dealers.  In addition, in some states, the Series B Shares may not be sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and complied with.

DESCRIPTION OF OUR SECURITIES

The following is a description of our capital stock and other securities and the material provisions of our certificate of incorporation, bylaws and other agreements. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation, bylaws and other agreements, copies of which are available as set forth under “Where You Can Find More Information.”

General

Our authorized capital stock consists of 800,000,000 shares of common stock at a par value of $ 0.01 per share and 10,000,000 shares of preferred stock at a par value of $1.00 per share.

Common Stock

As of August 28, 2007, 97,033,302 shares of common stock are issued and outstanding and held by 268 shareholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

The Company’s Articles of Incorporation authorize the Board of Directors to issue 10,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to determine, prior to issuing any such series of preferred stock and without any vote or action by the shareholders, the rights, preferences, privileges and restrictions of the shares of such series, including dividend rights, voting rights, terms of redemption, the provisions of any purchase, retirement or sinking fund to be provided for the shares of any series, conversion and exchange rights, the preferences upon any distribution of the assets of the Company, including in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the preferences and relative rights among each series of preferred stock. At August 28, 2007, the Company had three classes of preferred stock outstanding, which are the Series A 8% Cumulative Convertible Redeemable Preferred Stock, the Series B Convertible Redeemable Preferred Stock and the Series G 8% Convertible Redeemable Preferred Stock.

Series A Preferred Stock

In February, March and May of 1996, the Company issued 3,075,318 shares of Series A 8% Cumulative Convertible Redeemable Preferred Stock $1.00 par value (“Series A Preferred Stock”) and Redeemable common stock Purchase Warrants to purchase 1,537,696 shares of the Company’s Common Stock. The net proceeds of the private placement were approximately $2,972,000. Subject to adjustment based on issuance of shares at less than fair market value, each share of the Series A Preferred Stock was initially convertible into one share of common stock. Each Redeemable common stock Purchase Warrant is exercisable at a price of $2.00 per share of common stock. Eight percent (8%) dividends on the Series A Preferred Stock may be paid in cash or in Series A Preferred Stock at the discretion of the Company. The Series A Preferred Stock is senior to the Company’s common stock in liquidation. Holders of the Series A Preferred stock may vote on an as if converted basis on any matter requiring shareholder vote. While the Series A Preferred Stock is outstanding or any dividends thereon remain unpaid, no common stock dividends may be paid or declared by the Company. The Series A Preferred Stock may be redeemed in whole or in part, at the option of the Company, at any time subsequent to March 1998 at a price of $1.46 per share plus any undeclared and/or unpaid dividends to the date of redemption. Redemption requires at least 30 days advanced notice and notice may only be given if the Company’s common stock has closed above $2.00 per share for the twenty consecutive trading days prior to the notice.

As of March 31, 2007 stated dividends that are undeclared and unpaid on the Series A Preferred Stock total $464,000 and the Company anticipates that such dividends, if and when declared, will be paid in shares of Series A Preferred Stock.

Series B Preferred Stock

On September 30, 2006, the Company reorganized the structure of debt and convertible equity of its three largest finance partners: Positron Acquisition Corporation (“PAC”); Quantum Molecular Pharmaceuticals, Inc. (“QMP”); and Imagin Diagnostic Centres, Inc. (“IDC”). Through this reorganization, the Company converted all of its outstanding convertible debt held by PAC, QMP and IDC, together with all accrued interest and dividends on the convertible notes and the Series C, Series D and Series E Preferred Stock into a new class of the Company’s Series B Convertible Preferred Stock.

The Company has designated 9,000,000 shares out of its 10,000,000 shares of authorized preferred stock as Series B Convertible Preferred Stock, $1.00 par value (“Series B Preferred Stock”). Each share of the Series B Preferred Stock is convertible into 100 shares of Common Stock. The Series B Preferred Stock is senior to the Company's Common Stock and junior in priority to the Company's Series A Preferred Stock in liquidation. Holders of the Series B Preferred Stock are entitled to 100 votes per share on any matter requiring shareholder vote.

The Company and IDC converted the $1,164,192 of principal and interest outstanding upon the Series E Convertible Notes and the $877,669 of principal and interest outstanding upon the Convertible Secured Notes held by IDC into 690,930.5 shares of Series B Preferred Stock. The Company and PAC converted the $818,066 of principal and interest outstanding upon the Series D Secured Convertible Promissory Notes and the 770,000 shares of Series C Preferred Stock into 762,358 shares of Series B Preferred Stock. PAC subsequently converted 40,000 shares of Series B Preferred Stock into 4,000,000 shares of the Company’s Common Stock. The Company and QMP converted the $453,144 of principal and interest outstanding upon the Series F Secured Convertible Promissory Notes into 226,572 shares of Series B Preferred Stock.

On May 8, 2006, the Company issued 650,000 shares of Series B. Preferred Stock to QMP in consideration for a promissory note in the amount of $1,300,000.  Also on May 8, 2006, the Company issued an additional 1,250,000 shares of Series B to IDC for the restructured obligations of the Quantum Molecular Pharmaceuticals, Inc. and Imaging PET Technologies, Inc. transactions.  On January 26,2007, the Company issued 1,200,000 shares of Series B. preferred Stock to IDC in consideration for the cancellation of a previously made promissory note to QMP.

As of August 28, 2007, there were a total of 5,926,111.5 shares of Series B Preferred Stock outstanding, convertible into 592,611,150 shares of Common Stock.

Series G Preferred Stock

The Company has designated 500,000 shares out of its 10,000,000 shares of authorized preferred stock as  8% Cumulative Convertible Redeemable Series G Preferred Stock $1.00 par value. Each share of the Series G Preferred Stock is convertible into 100 shares of Common Stock. Eight percent dividends accrue on the Series G Preferred Stock and may be paid in cash or in Common Stock depending on the Company's operating cash flow. The Series G Preferred Stock is senior to the Company's Common Stock and junior in priority to the Company's Series A and B Preferred Stock in liquidation. Except as required by law and in the case of various actions affecting the rights of the Series G Preferred Stock, holders of the Series G Preferred Stock are not entitled to vote on matters requiring shareholder vote. While the Series G Preferred Stock is outstanding or any dividends thereon remain unpaid, no Common Stock dividends may be paid or declared by the Company. The Series G Preferred Stock may be redeemed in whole or in part, at the option of the Company, at any time at a price of $5.00 per share plus any undeclared and/or unpaid dividends to the date of redemption. As of August 28, 2007 there are 110,581 shares of Series G Preferred Stock outstanding.

Convertible Notes

On May 23, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $2,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC. The initial funding of $700,000 (we received net proceeds of $570,000) was completed on May 26, 2006 with the following parties and evidenced by callable secured convertible notes: AJW Partners, LLC invested $71,400; AJW Offshore, Ltd. invested $424,00; AJW Qualified Partners, LLC invested $195,300; and New Millennium Capital Partners II, LLC invested $9,100. The callable secured convertible notes are convertible into shares of our common stock at a variable conversion price based upon the applicable percentage of the average of the lowest three (3) Trading Prices for the Common Stock during the twenty (20) Trading Day period prior to conversion. The “Applicable Percentage” means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing. Under the terms of the callable secured convertible note and the related warrants, the callable secured convertible note and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. After the initial investment aggregating $700,000 by the above parties, the parties funded an additional $600,000 upon the filing of our Form S-3 Registration Statement on June 20, 2006, (the S-3 was withdrawn on August 29, 2006). Within 2 days after the effectiveness of this registration statement we will be funded an additional $700,000 principal amount.

Warrants

Based on our recent financing, we issued 30,000,000 warrants with an exercise price of $0.15. Specifically, the parties received the following amount warrants: AJW Capital Partners, LLC - 8,370,000 warrants; AJW Offshore, Ltd. - 18,180,000 warrants; AJW Partners, LLC - 3,060,000 warrants; and New Millennium Capital Partners II, LLC - 390,000 warrants.

Each Warrant entitles the holder to one share of our common stock and is exercisable for seven years from May 26, 2006.

Options

See “Summary of Equity Compensation Plans”, page 45.

Provisions of Our Certificate of Incorporation and Texas Law that May Have an Anti-Takeover Effect

Certain provisions set forth in our certificate of incorporation and Texas law, which are summarized below, may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder’s best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Undesignated Preferred Stock

Our certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by our stockholders, up to 10,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, any voting powers of the shares of the series, and any preferences and relative, participating, optional and other special rights and any qualifications, limitations or restrictions, of the shares of such series. Our board could authorize the issuance of shares of preferred stock that could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for shares of our common stock or otherwise be in their interests.

Texas Takeover Statute

We are subject to Part 13 of the Texas Business Corporation Act, also known as the “Business Combination Law”, which places restrictions on a Texas corporation that is a public company from engaging in “business combination” with any “affiliated shareholder” (defined generally as an entity or person beneficially owning 20% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
the transaction is approved by the affirmative vote of at least two-thirds of the voting stock of the corporation, excluding for purposes of determining the number of shares outstanding those shares owned by the affiliated shareholder;

•	by persons who are directors and also officers, and
•	by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

Transfer Agent and Registrar

The transfer agent and registrar for our Series B Preferred Stock is Corporate Stock Transfer, Inc., whose address is 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering there has been no public market for our Series B Shares. Although we intend to apply for listing on the OTC Bulletin Board, a significant public market for our common stock may never develop or be sustained. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time-to-time. As described below, a limited number of our shares will be subject to contractual and legal restrictions on resale after the offering. Sales of our common stock in the public market after the restrictions lapse, or the perception that these sales may occur, could cause the market price of our common stock to decline.

We currently have 5,926,111.5 shares of Series B Preferred Stock outstanding. Of these shares, 1,336,250 shares may be sold pursuant to the registration statement of which this prospectus is a part. Purchasers of shares sold pursuant to the registration statement of which this prospectus is a part — other than one of our “affiliates” (as defined in Rule 144 under the Securities Act) — will receive shares which are freely tradable and without restriction under the Securities Act. All shares outstanding other than the shares sold in this offering, a total of 4,653,111.5 shares, will be “restricted securities” within the meaning of Rule 144 under the Securities Act.

Eligibility of Restricted Shares for Sale in the Public Market

Rule 144.  In general, under Rule 144 as currently in effect, if we have been a public reporting company under the Exchange Act for at least 90 days, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares of our common stock for at least one year, including the holding period of any prior owner other than an affiliate, and who files a Form 144 with respect to this sale, will be entitled to sell within any three-month period a number of shares of Series B Shares that does not exceed the greater of:

•	1.0% of the then outstanding shares of our common stock, or approximately 59,262 shares immediately after this offering; or

•	the average weekly trading volume during the four calendar weeks preceding the date of which notice of the sale is filed on Form 144.

Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice requirements and the availability of current public information about us.

Rule 144(k).  A person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days immediately preceding a sale and who has beneficially owned his or her shares for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell these shares of our common stock pursuant to Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144. Affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of the prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The Company is including the following cautionary statement to make applicable and utilize the safe harbor provision of the Private Securities Litigation Reform Act of 1995 regarding any forward-looking statements made by, or on behalf of, the Company.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts.  Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitations, examination of historical operating trends, data contained in  records and other data available from third parties, but there can be no assurance that the Company’s expectations, beliefs or projections will result, or be achieved, or be accomplished.

Positron Corporation (the “Company”) was incorporated in 1983 and commenced commercial operations during 1986.  The Company designs, markets and services its POSICAMTM system advanced medical imaging devices, utilizing positron emission tomography (“PET”) technology, and through its wholly-owned subsidiary IPT markets the IS2 PulseCDCTM   compact digital cardiac camera.   Since the commencement of commercial operations and prior to the acquisition of IPT in 2006, revenues have been generated primarily from the sale and service contract revenues derived from the Company’s POSICAM™ system, 11 of which are currently in operation in certain medical facilities in the United States and 6 are operating in international medical institutions. The Company has never been able to sell its POSICAM™ systems in sufficient quantities to achieve operating profitability.  For this reason, in 2005 the Company entered into a joint venture with Neusoft Medical Systems Co., Inc. of Shenyang, Lianoning Province, People's Republic of China.  Through the joint venture the Company believes it can modernize and upgrade its technology and lower production costs of its systems.

Neusoft Positron Medical Systems Co. Ltd.

The Company’s joint venture with Neusoft Medical Systems Co., Inc. of Shenyang, Lianoning Province, People's Republic of China ("Neusoft"), named Neusoft Positron Medical Systems Co., Ltd. ("NPMS"), is active in the development and manufacture of Positron Emission Tomography systems (PET), and an integrated X-ray Computed Tomography system (CT) and PET system (PET/CT).  These systems utilize the Company’s patented and proprietary technology, an imaging technique which assesses the biochemistry, cellular metabolism and physiology of organs and tissues, as well as producing anatomical and structural images.  Targeted markets include medical facilities and diagnostic centers located throughout the world.  POSICAMTM systems are used by physicians as diagnostic and treatment evaluation tools in the areas of cardiology, neurology and oncology. The Company faces competition principally from three other companies which specialize in advanced medical imaging equipment.  To date NPMS has not produced a PET or CT system for sale.  NPMS will be required to make a submission to the United States Food and Drug Administration for approval of its system modernization to the POSICAMTM systems.  The Company anticipates that the submission will be made late in 2007 or early in 2008.  FDA review time for similar submissions is typically four months.

In June 2006, the Company and Quantum Molecular Pharmaceuticals Inc., a Canadian radiopharmaceutical corporation (“QMP”) acquired all of the operating assets of IS2 Medical Systems Inc., a developer and manufacturer of nuclear imaging devices based in Ottawa, Ontario, Canada (“IS2”) through a minority-owned subsidiary of the Company, Imaging PET Technologies, Inc. (“IPT”). The Company and Quantum held 49.9% and 50.1%, respectively, of the total registered capital of IPT. However, in January 2007, the Company acquired Quantum’s interest in IPT in exchange for preferred stock and the extinguishment of a note payable due the Company from QMP.

IS2 develops, builds and services gamma cameras that offer clinical users high quality performance specifications in the industry. IS2’s signature product is its PulseCDC™ compact digital cardiac camera. Over 150 cameras have been sold, primarily in Canada.

On December 28, 2005, the Company entered into a Memorandum of Understanding with Imagin Diagnostic Centres, Inc. (“IMAGIN”) and QMP. The Memorandum provided for the parties to form a joint venture to be called Quantum Molecular Technologies JV (the “QMT JV”).  Initially, the joint venture was  owned 20%, 29% and 51% by the Company, IMAGIN and QMP, respectively.  On May 8, 2006, the Company amended certain aspects of the QMT JV. Whereas the Company originally held 20% of the interests of the QMT JV, Quantum and IMAGIN assigned 100% of their interest to the Company in exchange for the preferred stock of the Company.  On April 13, 2006, the QMT JV incorporated under the name Quantum Molecular Technologies, Inc. (“QMT”) and acquired certain intangible assets in the form of capitalized research and development costs from IMAGIN for a note payable.

Using concepts and research and development activities conceived and to be implemented by Dr. Irving Weinberg, an exclusive consultant to QMP, QMT is developing certain next generation technologies including PET-enabled surgical tools and solid-state photo detector technology, which have implications in both molecular imaging and PET and which could have further application in the military and aerospace segments. The first solid-state detector technology patent has been filed by QMT.  The Company will have the right to manufacture and sell any PET products developed by QMT in exchange for royalty payments still to be negotiated.

Imaging Pet Technologies – Business Acquisition

On January 26, 2007, the Company executed and consummated a Securities Purchase Agreement (the “Agreement”) with Imagin Diagnostic Centres, Inc. (“IMAGIN”), to acquire 11,523,000 shares of common stock of Imaging Pet Technologies, Inc. (“IPT”). The Shares represented approximately a 50.1% of IPT’s issued and outstanding common stock. As a result of the acquisition of the Shares, the Company owns 100% of the common stock of IPT. As consideration for the shares, the Company and IMAGIN agreed to cancel a promissory note in the principal amount of $2,400,000 made by IMAGIN subsidiary, QMP and later assigned to IMAGIN. As of the date of the Agreement, the Company had been advised by IMAGIN that it had acquired all of QMP’s interest in IPT as well as QMP's other holdings of the Company's related securities.

Comparison of the Results of Operations for the Three Months ended June 30, 2007 and 2006

The Company experienced a net loss of $1,107,000 for the three months ended June 30, 2007 compared to a loss of $3,115,000 for the same quarter in 2006.  Contributing to the significantly greater loss for the three month period in 2006 was a loss from derivative liabilities of $1,887,000.

Revenues - Revenues from the sales of IPT’s gamma cameras were $454,000 for the three months ended June 30, 2007.  The Company did not have any system sales for the same period in 2006.  Service revenue for the quarter was $415,000 as compared to $266,000 for the same period in 2006.  The increase of 56% is due in large part to service revenue from IPT. Service revenue for Positron Corporation alone decreased to $173,000 as two customers did not renew their service contracts.

Gross profit for the three months ended June 30, 2007 and 2006, was $246,000 and 86,000, respectively. Cost of sales related to the IPT systems was $413,000.  Costs of service and component sales for the three months ended June 30, 2007 increased by $30,000 to $210,000 as compared to $180,000 for the same period in 2006.  The increase is attributed to additional service contracts from the IPT business.

Operating Expenses - Operating expenses increased $402,000 to $1,338,000 for the three months ended June 30, 2007 from $936,000 for the same period in 2006.  Operating expenses for IPT alone during the current quarter were $807,000.

Research and development costs for the three months ended June 30, 2007 were $451,000 compared to $116,000 for the three months ended June 30, 2006.  For the three months ended June 30, 2007, IPT incurred $106,000 in research costs related to improvements and developments of gamma cameras while QMT had research expense of $210,000.  QMT is developing certain next generation technologies including PET-enabled surgical tools and solid-state photo detector technology, which may have implications in both molecular imaging and PET and which could have further application in the military and aerospace segments.  Positron’s research and development costs of $135,000 were mostly costs associated with the NPMS joint venture and related costs of manufacturing modernization at the Company’s Houston facility.

Sales and marketing expense for the three months ended June 30, 2007 decreased to $317,000 from $375,000 for the same period in 2006. The decrease occurred despite the addition of IPT’s costs. The Company has significantly reduced sales and marketing costs since no further manufacturing of PET systems is being done at the Houston facility.  Manufacturing and plant modernization efforts are currently taking place in conjunction with the NPMS joint venture.

On a consolidated basis, general and administrative expenses remained virtually unchanged during the three months ended June 30, 2007 as compared to the same period in 2006, $467,000 and $470,000, respectively. However, expenses at Positron Corporation in Houston decreased by $291,000 to $179,000 for the quarter ended June 30, 2007 compared to $470,000 for the quarter ended June 30, 2006. In large part, the decrease is due to management’s overall cost reduction efforts.  Also, during the second quarter of 2006, the Company incurred higher consulting and professional fees related to a private placement and the acquisition of IPT. General and administrative expenses at IPT were $288,000.

Stock based compensation for the three months ended June 30, 2007 was $103,000. For the three months ended June 30, 2006, the application of variable accounting rules resulted in a $25,000 reversal of previously recorded stock based compensation.

Other Income (Expenses) -.Interest expense of $41,000 for the three months ended June 30, 2007 was a decrease from $301,000 in interest expense during the same period in 2006, which was primarily interest on convertible debentures to affiliated entities.  The debentures were all converted to shares of the Company’s Series B Preferred Stock in September 2006.  The Company also recorded derivative gains of $22,000 during the second quarter of 2007 as compared to a derivative loss of $1,887,000 for the same period in 2006, when the related debentures were issued. For the three months ended June 30, 2006, the Company recorded equity in the losses of NPMS $77,000. No loss was recorded during the three months ended June 30, 2007 as the investment had been written down to zero under the equity method of accounting during the first quarter of 2007.

Comparison of the Results of Operations for the Six Months ended June 30, 2007 and 2006

For the six months ended June 30, 2007, the Company had a net loss of $2,226,000 compared to a net loss of $4,271,000 for the same quarter in 2006.  Contributing to the significantly greater loss for the six month period in 2006 was a loss from derivative liabilities of $1,887,000, higher interest expense and equity in losses of joint ventures.

Revenues - Revenues from the sales of IPT’s gamma cameras were $1,429,000 for the six months ended June 30, 2007.  The Company did not consolidate IPT’s accounts for the same period in 2006.  Service revenues for the current six month period were $641,000 as compared to $464,000 for the same period in 2006.  The increase of 38% is due in large part to service revenue from IPT. Service revenue for Positron Corporation alone decreased to $367,000 as two customers did not renew their service contracts.

Gross profit for the six months ended June 30, 2007 and 2006, was $625,000 and 136,000, respectively.  The increase in gross profits results from the sales and service from IPT gamma cameras.  Gross margins were consistent at 30% and 29% for the six months ended June 30, 2007 and 2006, respectively.

Operating Expenses - Operating expenses increased $940,000 to $2,772,000 for the six months ended June 30, 2007 from $1,832,000 for the same period in 2006.  Operating expenses for IPT alone during the six month period in 2007 were $1,644,000.

Research and development costs for the six months ended June 30, 2007 were $804,000 compared to $260,000 for the six months ended June 30, 2006.  IPT incurred $211,000 in research costs related to improvements and developments of gamma cameras while QMT had research expense of $333,000.    Positron’s research and development costs of $260,000 were mostly costs associated with the NPMS joint venture and related costs of manufacturing modernization at the Company’s Houston facility.

Sales and marketing expense for the six months ended June 30, 2007 increased to $586,000 from $445,000 for the same period in 2006. The increase in sales and marketing expenses results from the addition of IPT’s expenses of $397,000 during the period. Positron Corporation in Houston, significantly reduced sales and marketing costs since manufacturing of PET systems is being done at that facility.  For the six months ended June 30, 2007 Positron Corporation incurred $123,000 in sales and marketing expenses.

General and administrative expenses increased $270,000 to $1,176,000 for the six months ended June 30, 2007 from $906,000 for the six months ended June 30, 2006. However, expenses at Positron Corporation in Houston decreased by $368,000 to $538,000 for the six months ended June 30, 2007. The reduction in the Houston facility comes as a result of an overall plan by management to reduce costs.  During the six months ended June 30, 2006 significant professional and consulting fees were incurred in conjunction with the issuance of convertible debentures, a private placement and the acquisition of IPT.

Stock based compensation for the six months ended June 30, 2007 and 2006 was $206,000 and $221,000, respectively.

Other Income (Expenses) - Interest expense of $73,000 for the six months ended June 30, 2007 was a decrease from $570,000 in interest expense during the same period in 2006, which was primarily interest on convertible debentures to affiliated entities.  The debentures were all converted to shares of the Company’s Series B Preferred Stock in September 2006.  The Company also recorded derivative losses of $12,000 during the second quarter of 2007 as compared to derivative losses of $1,887,000 for the same period in 2006, when the related convertible debentures issued. For the six months ended June 30, 2007 and 2006 the Company recorded equity in the losses of NPMS of $23,000 and $118,000, respectively. The current period charge of $23,000 reduces the book value of the Company’s investment in NPMS to zero.

Comparison of the Results of Operations for years ended December 31, 2006 and 2005.

Consolidated results of operations for the year ending December 31, 2006 include; full year operations of Positron; the operations of Positron’s wholly-owned subsidiary, IPT, for the period October 1 – December 31, 2006; and the operations of Positron’s wholly-owned subsidiary, QMT, from April 13 – December 31, 2006.

Revenues - The Company generated sales of systems in 2006 of $1,268,000 including approximately $850,000 of sales of IS2 gamma cameras.  Positron system sales include two refurbished PET systems. The Company did not generate any revenue from system sales in 2005.  Service and upgrade revenue in 2006 was $945,000, an increase of 24% or $183,000 over revenues of $762,000 in 2005. Sales of parts and materials to NPMS accounted for $180,000 of the increase.

Costs of Revenues - Costs of revenues increased by $135,000 to $1,423,000 during the year ended December 31, 2006 from $1,288,000 in the prior year.  Costs of system sales were $689,000 in 2006.   The Company incurred service revenue costs of $721,000 and $621,000 in 2006 and 2005, respectively. The16% increase over the prior year is due in part to the warranty expiration of one system which was then moved to a service contract     In addition, the Company experienced several problems with one particular machine which resulted in significant services costs.  In 2005 the Company expensed $656,000 of excess inventory and field service parts as it ceased manufacturing activities at its Houston facility.

Operating Expenses - The Company’s operating expenses increased $2,077,000 to $4,603,000 for the year ended December 31, 2006 from $2,526,000 in 2005.

Selling, general and administrative expenses increased $500,000 to $2,639,000 from $2,139,000 in the prior year.  The acquisition of IPT is the primary reason for the increase.  IPT’s selling, general and administrative expenses in 2006 were $401,000. Positron’s selling, general and administrative costs were $2,104,000, a decrease of 1.6% from the prior year.  Positron recorded expenses of $471,000 related to shares of its common stock that were issued for services performed, the majority of which was issued to firms promoting Positron common stock to the market place.  Positron’s selling, general and administrative salary expense decreased to $383,000 in 2006 from $778,000 in 2005. The decrease is a result of overall cost reduction efforts on the part of Positron’s management.

Research and development expenses increased $719,000 to $1,165,000 from $446,000 in the prior year. IPT’s research and developments costs were $166,000 and QMT’s were $418,000.  IPT continues improvement and development of the IS2 gamma cameras.   QMT is developing certain next generation technologies including PET-enabled surgical tools and solid-state photo detector technology, which have implications in both molecular imaging and PET and which could have further application in the military and aerospace segments.  Positron’s research and development costs increased 30% to $581,000 in 2006 from $446,000 in 2005.  The increase is due primarily to costs associated with the NPMS joint venture and related costs of manufacturing modernization at the Company’s Houston facility.

Operating expenses in 2006 include a charge for impairment of the intangible asset recorded upon the acquisition of QMT. The impaired asset acquired consisted of capitalized patent and research and development costs.  The Company wrote off the entire asset totaling $369,000.

Stock based compensation expense for the year ended December 31, 2006 was $430,000 and resulted primarily from the immediate vesting of 6,000,000 of the 11,500,000 options granted on November 16, 2006 to officers and directors of the Company, and stock based compensation expense related to 7,500,000 options issued in December of 2005 by the Company to Joseph Oliverio, Positron’s President and Chief Executive Officer. Of Mr. Oliverio’s options, 2,000,000 vested immediately, 2,000,000 vested in December 2006 and 3,500,000 vest in December 2007. The 2006 compensation also includes expense for the vesting of outstanding options granted to employees prior to 2005.  For the year ended December 31, 2005 the Company reversed expense related to stock based compensation by $59,000. The reversal resulted from the application of the variable accounting rules to the re-pricing of certain warrants and options, which preceded the application of FASB 123(R).

Other Income (Expenses) -.Interest expense of $860,000 for the year ended December 31, 2006 is a decrease from $985,000 in interest expense during 2005, but only includes nine months of interest on all convertible debentures to affiliated entities including IMAGIN, PAC, Solaris and Quantum.  The debentures were all converted to shares of the Company’s Series B Preferred Stock in September 2006.  The Company also issued $1,500,000 of new convertible secured debentures in 2006. Interest expense in 2006 includes amortization of loan costs, debt discounts and beneficial conversion features of the new convertible debenture. The Company also recorded derivative losses of $1,784,000 resulting from embedded derivatives with the issuance of convertible debentures. For the year ended December 31, 2006 the Company recorded equity in the losses of joint ventures, IPT and NPMS, of $373,000. NPMS did not have any operating activity during 2005.

Income Taxes – There is no provision for income taxes due to ongoing operating losses. As of December 31, 2006, we had net operating loss carryforwards of approximately $18,000,000 for Federal reporting purposes. These amounts expire at various times through 2026. See Note 14 to the Notes to the Consolidated Financial Statements. The Company has provided a full valuation allowance against the net deferred tax assets at December 31, 2006 and 2005.

Extraordinary Gain – The Company recorded an extraordinary gain on the acquisition of IS2 by IPT.  The extraordinary gain is the excess of the net assets acquired over the purchase price paid for IS2.  The extraordinary gain recognized for the year ended December 31, 2006 was $241,000.

Net Operating Loss - For the year ended December 31, 2006, the Company had a net loss of $6,586,000, or $0.08 per share, of which $5,657,000 was from domestic operations and $929,000 was generated in Canada, compared to a net loss of $3,806,000, or $0.06 per share, for the year ended December 31, 2005. The increase is due to increases in research and development and selling and general and administrative costs primarily from the acquisition of IS2, and derivative losses from the issuance of convertible debentures.  Increase in net loss per share in 2006 was offset in part by a significant increase in the weighted average number of shares outstanding of 81,508,000 in 2006 as compared to 65,044,000 in 2005.

Liquidity and Capital Reserves

The Company had cash and cash equivalents of $173,000 on June 30, 2007.  On the same date, accounts payable and accrued liabilities outstanding totaled $2,568,000.  The Company sold $1,429,000 of gamma cameras through IPT but did not sell any PET imaging systems during the six month period ended June 30, 2007. Increased camera sales, sales of imaging systems and/or additional debt or equity financings will eventually be necessary to resolve the Company’s liquidity issues and allow it to continue to operate as a going concern.  However, there is no assurance that the Company will be successful in selling new systems or securing additional debt or equity financing.

Since inception, the Company has expended substantial resources on research and development. Consequently, we have sustained substantial losses.  Due to the limited number of systems sold or placed into service each year, revenues have fluctuated significantly from year to year.  The Company had an accumulated deficit of $71,051,000 at June 30, 2007.  The Company will need to increase system sales and apply the research and development advancements to achieve profitability in the future. Through the Company’s joint venture with Neusoft Medical Systems PET system cost of goods and labor will be significantly lower. In addition, the Company expects increased revenue from its IPT SPECT camera subsidiary to come from new sales campaigns and service division. The Company expects that these developments will have a positive impact on the PET, PET/CT and SPECT device products, sales & service volumes and increased net margins.

The Company’s current financial condition raises doubt as to its ability to continue as a going concern.  The report of the Company’s independent public accountants, which accompanied the financial statements for the year ended December 31, 2006, was qualified with respect to that risk.  If the Company is unable to obtain debt or equity financing to meet its cash needs it may have to severely limit or cease business activities or may seek protection from creditors under the bankruptcy laws.

Related Party Transactions

IMAGIN Transaction

Financing Agreements dated May 21, 2004

On May 26, 2004 and June 17, 2004, the Company sold two separate secured convertible promissory notes under a Note Purchase Agreement dated May 21, 2004, to IMAGIN in the principal amounts of $400,000 and $300,000, respectively.  Interest accrued on the outstanding principal at the rate of ten percent (10%) per annum and was payable annually to the extent of positive cash flow on the anniversary dates of these notes.  The principal and any unpaid interest were due on the earlier to occur of May 21, 2006 or when declared due and payable by IMAGIN upon occurrence of an event of default.  The notes were initially convertible into new shares of Series C Preferred Stock that, in turn was convertible into an aggregate of 35,000,000 shares of the Company’s common stock.  These notes were collateralized by all of the assets of the Company.  On October 21, 2005, $770,000 in principal and accrued and unpaid interest were converted into 770,000 shares of Series C Preferred Stock.  These shares of Series C Preferred Stock were subsequently assigned by IMAGIN to Positron Acquisition Corp.  In a second stage of the May 2004 financing IMAGIN agreed to purchase additional secured convertible promissory notes in the aggregate principal amount of $1,300,000.  These notes were to be purchased over a six and a half month period, commencing July 15, 2004 and were due and payable on May 21, 2006.  These notes were initially convertible into new shares of Series D Preferred Stock that, in turn is convertible into an aggregate of 52,000,000 shares of the Company’s common stock.  As of June 30, 2005, principal of $1,208,500 had been advanced related to these notes.  On June 30, 2005, IMAGIN converted $575,000 of these promissory notes into shares of Series D Preferred Stock that, in turn were converted into 23,000,000 shares of the Company’s common stock.  This conversion reduced the principal owed under these promissory notes from $1,208,500 to $633,500. The remaining $633,500 of principal convertible notes plus notes for $63,350 in accrued interest was assigned by IMAGIN to Positron Acquisition Corp, a wholly-owned subsidiary of Imagin Molecular Corporation, an affiliate of the Company.

In September 2006 the convertible instruments discussed above were converted to shares of Positron Corporation Series B Preferred Stock. See discussion below.

Financing Agreements dated August 8, 2005

On August 8, 2005, the Company sold to IMAGIN 10% secured convertible promissory notes under a Note Purchase Agreement, dated the same date, in the aggregate principal amount of $400,000.  As of September 30, 2005, IMAGIN has purchased $400,000 of these notes.  These notes are due and payable on August 7, 2008.  These notes are convertible into an aggregate of 20,000,000 shares of the Company’s common stock. Pursuant to the terms of the agreements, the Company granted to IMAGIN a security interest in all of its assets to secure payment of the convertible promissory notes.  The security interest is subordinate to the security interest previously granted in the same collateral to IMAGIN and Solaris.

In September 2006 the convertible instruments discussed above were converted to shares of Positron Corporation Series B Preferred Stock. See discussion below.

Financing Agreements dated October 31, 2005

On October 31, 2005, the Company sold to IMAGIN 10% secured convertible promissory notes under a Note Purchase Agreement, dated the same date, in the aggregate principal amount of $400,000.  As of January 2006, IMAGIN has purchased $400,000 of these notes.  These notes are due and payable on October 31, 2008.  These notes are convertible into an aggregate of 20,000,000 shares of the Company’s common stock.

Pursuant to the terms of the agreements, the Company granted to IMAGIN a security interest in all of its assets to secure payment of the convertible promissory notes.  The security interest is subordinate to the security interest previously granted in the same collateral to IMAGIN and Solaris.

In September 2006 the convertible instruments discussed above were converted to shares of Positron Corporation Series B Preferred Stock. See discussion below.

Transactions with Solaris Opportunity Fund, L.P.

Financing Agreements dated February 28, 2005

On February 28, 2005, the Company entered into a series of agreements with Solaris pursuant to which Solaris agreed to purchase an aggregate of $1,000,000 face amount of the Company’s 10% secured convertible promissory notes.  As of September 30, 2005, Solaris had purchased all $1,000,000 of these notes.  These notes are due and payable on March 6, 2007.  The notes were initially convertible into new shares of Series E Preferred Stock that, in turn are convertible into an aggregate of 22,000,000 shares of the Company’s common stock.  Pursuant to the terms of the agreements, the Company granted to Solaris a security interest in all of its assets to secure payment of the convertible promissory notes.  The security interest is subordinate to the security interest previously granted in the same collateral to IMAGIN.

During 2006 Solaris sold the $1,000,000 principal amount of these notes to IMAGIN.

In September 2006 the convertible instruments discussed above were converted to shares of Positron Corporation Series B Preferred Stock. See discussion below
Financing Agreements dated June 27, 2005

On June 27, 2005, the Company entered into a series of agreements with Solaris pursuant to which Solaris agreed to purchase an aggregate of $400,000 face amount of the Company’s 10% secured convertible promissory notes.  As of September 30, 2005, Solaris had purchased all $400,000 of these notes.  These notes were due and payable on March 6, 2007.  The notes are initially convertible into new shares of Series F Preferred Stock that, in turn are convertible into an aggregate of 20,000,000 shares of the Company’s common stock.  Pursuant to the terms of the agreements, the Company granted to Solaris a security interest in all of its assets to secure payment of the convertible promissory notes.  The security interest is subordinate to the security interest previously granted in the same collateral to IMAGIN and Solaris.

During 2006 Solaris sold the principal amount of these notes to Quantum Molecular Pharmaceuticals, Inc. (“QMP”).

In September 2006 the convertible instruments discussed above were converted to shares of Positron Corporation Series B Preferred Stock. See discussion below

Conversion To Series B Preferred Stock

On September 30, 2006 the Board of Directors authorized a new series of preferred stock designated Series B Preferred Stock.  The number of shares authorized was 9,000,000.  Each share of Series B Preferred Stock $1.00 par value is convertible into 100 shares of the Company’s Common Stock. The Series B Preferred Stock is senior to the Company’s Common Stock and junior in priority to the Company’s A and G Preferred Stock in liquidation. Holders of the Series B Preferred Stock are entitled to 100 votes per share on all matters requiring shareholder vote.  While Series B Preferred Stock is outstanding no Common Stock dividends may be paid or declared by the Company.  The Series B Preferred Stock may be redeemed in whole or in part, at the option of the Company, at any time at a price of $1.00 per share.  As of December 31, 2006, 5,739,860.5 shares of Series B Preferred Stock were outstanding.

The Company and IMAGIN, Inc converted principal and interest of $1,164,192 outstanding upon the Series E Convertible Promissory Notes and principal and interest of $877,669 of Convertible Secured Notes into 690,930.5 shares of Series B Preferred Stock.

The Company and Positron Acquisition Corp. converted principal and interest of $818,066 outstanding upon the Series D Secured Convertible Promissory Notes and 770,000 shares of Series C Preferred Stock into 762,358 shares of Series B Preferred Stock. Positron Acquisition Corp. subsequently converted 40,000 shares of Series B Preferred Stock into 4,000,000 shares of the Company’s Common Stock.

The Company and QMP converted principal and interest of $453,144 outstanding upon the Series F Secured Convertible Promissory Notes into 226,572 shares of Series B Preferred Stock.

Acquisition of IMAGIN Interest in IPT

On January 26, 2007, the Company executed and consummated a Securities Purchase Agreement (the “Agreement”) with IMAGIN, to acquire 11,523,000 shares of common stock of IPT. The Shares represented approximately a 50.1% of IPT’s issued and outstanding common stock. As a result of the acquisition of the Shares, the Company owns 100% of the common stock of IPT. As consideration for the shares, the Company and IMAGIN agreed to cancel a promissory note in the principal amount of $2,400,000 made by IMAGIN subsidiary, Quantum and later assigned to IMAGIN.  As of the date of the Agreement, the Company had been advised by IMAGIN that it had acquired all of  QMP’s interest in IPT as well as QMP's other holdings of the Company's related securities.

Immediately following the acquisition of the Shares, IPT acquired all of the outstanding capital stock of the Company’s wholly-owned subsidiary, QMT. The purchase price of the acquisition was $2,800,000, in the form of a promissory note made in favor of the Company, payable on or before July 1, 2008, and secured by a pledge of all of the issued and outstanding shares of QMT

New Accounting Pronouncements

In June 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," which will require entities that voluntarily make a change in accounting principle to apply that change retroactively to prior periods' financial statements unless this would be impracticable. SFAS No. 154supersedes Accounting Principles Board Opinion No. 20, "Accounting Changes"("APB No. 20"), which previously required that most voluntary changes in accounting principle be recognized by including in the current period's net income the cumulative effect of changing to the new accounting principle.  SFAS No. 154 also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error.  Another significant change in practice under SFA No. 154 will be that if an entity changes its method of depreciation, amortization, or depletion for long-lived, non-financial assets, the change must be accounted for as a change in accounting principle.  SFAS No. 154 applies to accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005.  The provisions of SFAS No. 154 did not impact the Company's consolidated financial statements.

In June 2006, the FASB released FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," an interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. A company must determine whether it is "more-likely-than-not" that a tax position will be sustained upon examination, including resolution of any related appeals or litigation procedures, based on the technical merits of the position.  Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. This interpretation is effective for fiscal years beginning after December 15, 2006.  Earlier application of the provisions of this interpretation is encouraged if the enterprise has not yet issued financial statements, including interim financial statements, in the period this interpretation is adopted. The provisions of FIN 48 are not expected to have a material effect the Company's consolidated financial statements.

Critical Accounting Policies

In response to the Securities and Exchange Commission’s Release No. 33-8040, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies,” we have identified critical accounting policies based upon the significance of the accounting policy to our overall financial statement presentation, as well as the complexity of the accounting policy and our use of estimates and subjective assessments.  We have concluded our critical accounting policies are as follows:

Inventory

Inventories are stated at the lower of cost or market.  Cost is determined using the first-in, first-out (FIFO) method of inventory valuation.

Revenue Recognition

Revenues from POSICAMTM system contracts, IPT’s PulseCDC™ compact digital cardiac camera (sold under the IS2 brand name) and other nuclear imaging devices are recognized when all significant costs have been incurred and the system has been shipped to the customer.  Revenues from maintenance contracts are recognized over the term of the contract.  Service revenues are recognized upon performance of the services.

Information Regarding and Factors Affecting Forward Looking Statements

The Company is including the following cautionary statement in this Annual Report on Form 10-KSB to make applicable and take advantage of the safe harbor provision of the Private Securities Litigation Reform Act of 1995 for any forward looking statements made by, or on behalf of the Company.  Forward looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts.  Certain statements contained herein are forward looking statements and, accordingly, involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements.

The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitations, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished.  In addition to other factors and matters discussed elsewhere herein, the following are important factors that, in the view of the Company, could cause actual results to differ materially from those discussed in the forward looking statements:  the ability of the Company to attain widespread market acceptance of its POSICAM™ systems; the ability of the Company to obtain acceptable forms and amounts of financing to fund future operations; demand for the Company’s services; and competitive factors.  The Company disclaims any obligation to update any forward looking statements to reflect events or circumstances after the date hereof.

The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitations, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors and matters discussed elsewhere herein, the following are important factors that, in the view of the Company, could cause actual results to differ materially from those discussed in the forward looking statements: the ability of the Company to attain widespread market acceptance of its POSICAM™ systems; the ability of the Company to obtain acceptable forms and amounts of financing to fund future operations; demand for the Company’s services; and competitive factors. The Company disclaims any obligation to update any forward looking statements to reflect events or circumstances after the date hereof.

Off-Balance Sheet Arrangements

We do not currently have, nor have we ever had, any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Quantitative and Qualitative Disclosures about Market Risk

Our exposure to market risk is confined to our cash equivalents. We have invested in high-quality financial instruments, primarily money market funds, federal agency notes and asset-backed securities, which we believe are subject to limited credit risks. The effective duration of the portfolio is less than three months, and no individual investment has an effective duration in excess of one year. We currently do not hedge interest rate exposure. Due to the short-term nature of our investments, we do not believe we have any material exposure to interest rate risk arising from our investments.

We have granted restricted stock awards to some of our employees that will vest in October 2006.  We will record compensation expense for these restricted stock awards grants upon vesting equal to the fair value of the underlying shares.

Employees

As of June 30, 2007, we had ten (10) full-time employees and three (3) consultants: four (4) in engineering, one (1) in customer support, four (4) in manufacturing, four (4) in the executive and administration department.  None of our employees are subject to a collective bargaining agreement. We have not experienced any work stoppages and believe our relationships with our employees to be good.

Facilities

Our principal office is located at 1304 Langham Creek Drive, Suite 310, Houston, Texas.  The lease expired on March 31, 2004 and has continued on a month-to-month basis since, at a monthly rent of $4,671.00

Legal Proceedings

We are currently not a party to any legal proceedings.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors and their respective ages as of August 28, 2007 are as follows:

Directors and Executive Officers

The following table sets forth for each director of the Company the current executive officers of the Company and the director nominee, their ages and present positions with the Company:

Name	Age	Position with the Company

Patrick G. Rooney	43	Chairman of the Board
Joseph G. Oliverio	36	President and Director
Corey N. Conn	43	CFO and EVP Operations
Sachio Okamura	54	Director
Dr. Anthony (Tony) C. Nicholls	57	Director

Each of the nominees, directors and named current executive officers of the Company has been engaged in the principal occupations set forth below during the past five (5) years.

Patrick G. Rooney. Mr. Rooney has served as Chairman of the Company since July 26, 2004. Since March 2003, Mr. Rooney has been the Managing Director of Solaris Opportunity Fund L.P., an investing/trading hedge fund. Through years 1985-2000, Patrick G. Rooney and/or Rooney Trading was a member of The Chicago Board of Options Exchange, The Chicago Board of Trade and The Chicago Mercantile Exchange. In September 1998 through March 2003, Mr. Rooney managed Digital Age Ventures, Ltd., a venture capital investment company. Mr. Rooney attended Wagner College of New York from 1980 through 1984.

Joseph G. Oliverio. Mr. Oliverio has served as President of the Company since December 27, 2005. Prior to becoming President of the Company, Mr. Oliverio was the Chief Operating Officer of Michael E. Merhige, M.D., LLC, a well known coronary disease reversal and prevention center. Mr. Oliverio earned an MBA from the University of Phoenix and a BS in Nuclear Medicine Technology from State University of New York at Buffalo, and is a certified nuclear medicine technologist. Mr. Oliverio has performed more than 13,000 combined heart and cancer PET scans using Positron devices and brings to the Company a valuable combination of business, clinical and technical skill sets. Mr. Oliverio has been involved with the Company in various capacities since 1995. Mr. Oliverio has also joined the Board of Directors of Neusoft-Positron Medical Systems Co., Ltd., a joint venture with Neusoft Medical Systems of China that will manufacture the Company's PET and PET/CT products.

Corey N. Conn. Mr. Conn was appointed by the Board of Directors to serve as Chief Financial Officer and Executive Vice President of Operations in Operations. Mr. Conn brings over 15 years of experience in developing and managing information services companies. Mr. Conn currently is President of Imagin Molecular Corporation, a holding company whose focus is developing and acquiring equity positions in companies associated with Medical Imaging. Mr. Conn was Vice President of Business Development at iXL, an e-business and e-transformations services provider from 1995 - 1999 and also served as Managing Director of Virtual Partnerships, LLC, a business development and business strategy consulting firm from 1999 - 2004.

Sachio Okamura. Mr. Okamura has served as a director since his appointment to the Board of the Company on April 1, 2001. Mr. Okamura has performed bio-medical consulting services for Okamura Associates, Inc. from 1993 through the present date. These consulting services have included regulatory, distribution, licensing, joint venture, investment, merger and acquisition activities involving businesses in the United States and Japan. Mr. Okamura was in charge of bio-medical business development for various offices of Mitsubishi Corporation from 1978 through 1993. Mr. Okamura received a BS in Biochemistry in 1975 from the University of California, Davis and a Master of International Business from the American Graduate School of International Management in 1978.

Dr. Anthony (Tony) C. Nicholls. Dr. Nicholls was nominated for election to the Board of Directors by the vote of the Board of Directors. Dr. Nicholls is currently CEO of L3Technology Ltd in England, a company formed to commercialize patented medical technology developed in UK government research laboratories. Additionally, he is Chairman of the Alpha Omega Hospital Management Trust Ltd (London, UK) which undertakes the construction and management of cancer treatment "Centres of Excellence" and a Director of European Diagnostics plc (London UK) a company developing products for patient point-of-care testing. Until 2002, Dr Nicholls was Chairman and CEO of FAS Medical Ltd, a company primarily involved in the management of central venous catheterization complications. Prior to working with FAS Medical Ltd., Dr. Nicholls was the Head of Microbiology and Immunology at the Midhurst Medical Research Institute in the UK. Dr. Nicholls is a graduate of the University of Birmingham School of Medical Sciences and has a Ph.D. in Immunology.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

The following table sets forth the compensation paid or accrued during the year ended December 31, 2004 to our president and chief executive officer and to our three executive officers whose salary exceeded $100,000 for 2004.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table shows certain compensation information for each of the Named Executive Officers.  Compensation data is shown for the years ended December 31, 2006, 2005 and 2004.  This information includes the dollar value of base salaries, bonus awards, the number of stock options granted, and certain other compensation, if any, whether paid or deferred.

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary (a)	Bonus	Other Annual Compensation	Restricted Stock Awards	Options/ SARs	LTIP Payouts	All Other Compensation
Patrick G. Rooney	2006	--	--	--	--	5,000,000	--	$110,000
Chairman of the Board	2005	--	--	--	--	--	--	$10,000

Joseph G. Oliverio	2006	$135,000	--	--	--	--	--	--
President	2005	--	--	--	--	7,500,000	--	--

J. David Wilson	2006	--	--	--	--	--	--	--
Chief Executive Officer	2005	--	--	--	--	--	--	--

Corey N. Conn	2006	$96,000	--	--	--	4,000,000	--	--
Chief Financial Officer	2005	$25,000

Timothy M. Gabel	2006	$74,000				1,500,000
Vice President of Operations

Gary H. Brooks (b)	2006	--	--	--	--	--	--	--
President, CEO, CFO	2005	$190,000	--	--	--	--	--	$111,500
and Secretary	2004	$223,000	--	--	--	500,000	--	$1,900

Griffith L. Miller II (c)	2006	$55,000	--	--	--	--	--	--
President, COO and CFO	2005	$105,000	--	--	--	--	--	--
	2004	$94,000	--	--	--	--	--	--

David S. Yeh (d)	2006	--	--	--	--	--	--	--
Executive V.P. Sales &	2005	$130,000	--	--	--	--	--	--
Marketing	2004	$119,000

(a)	Amounts shown include cash compensation earned with respect to the year shown above.
(b)
Compensation for Mr. Brooks in 2005 includes regular compensation of $167,000 and $23,000 of vacation pay through September 29, 2005.  All other compensation for Mr. Brooks includes an $111,500 severance obligation.

(c)	Mr. Miller resigned in August 2006. Compensation for Mr. Miller in 2005 includes regular compensation of $97,500 and $7,500 of vacation pay.
(d)	Mr. Yeh served as an officer of the Company from July 2004 through July 2005.

Employment Agreements

Effective December 27, 2005, the Company entered into an employment agreement with Joseph G. Oliverio, President of the Company. Under the Agreement, Mr. Oliverio receives an initial base salary of $150,000. Mr. Oliverio also received an option grant exercisable for 7,500,000 shares of Common Stock at an exercise price of $0.05 per share. On the date of grant of the option 2,000,000 shares vested, with an additional 2,000,000 shares vesting on December 27, 2006 and the remainder vesting on December 27, 2007. Mr. Oliverio is entitled to 6 months severance if terminated "without cause".

Option Grants in Last Fiscal Year

During 2006, the Company issued 11,575,000 stock options to officers and directors, 75,000 of which were issued in accordance with the Company’s Non-Employee Director Stock Option Plan and 11,500,000 in accordance with the Amended and Restated 2005 Stock Incentive Plan.

Equity Compensation Plan Information

The following table summarizes share and exercise information about the Company's equity compensation plans as of August 28, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities included in 1st column)
All Equity Compensation Plans Approved by Security Holders	19,500,000	$0.06	26,814,000	(1)

(1)
Includes 3,275,000 shares available for issuance under the 1999 Stock Option Plan, 225,000 shares available for issuance under the 1999 Non-Employee Directors' Plan, 684,000 shares available for issuance under the 1999 Stock Bonus Incentive Plan,  500,000 shares available under the 1999 Employee Stock Purchase Plan, 21,000,000 shares available under the 2005 Amended and Restated Stock Incentive Plan and 1,130,000 available under the 2006 Stock Incentive Plan

SUMMARY OF EQUITY COMPENSATION PLANS

Equity-Based Compensation

Key Employee Incentive Compensation.

The Company has an incentive compensation plan for certain key employees and it’s Chairman.  The incentive compensation plan provides for annual bonus payments based upon achievement of certain corporate objectives as determined by the Company's Compensation Committee, subject to the approval of the Board of Directors.  During 2006, the Company did not pay any bonus pursuant to the incentive compensation plan.

1999 Employee Stock Option Plan

Positron's Board administers the 1999 Employee Stock Option Plan ("1999 Plan"), which was adopted by the Board effective June 15, 1999.  The 1999 Plan provides for the grant of options to officers, employees (including employee directors) and consultants.  The administrator is authorized to determine the terms of each option granted under the plan, including the number of  shares, exercise price, term and exercisability.  Options granted under the plan may be incentive stock options or nonqualified stock options.  The exercise price of incentive stock options may not be less than 100% of the fair market value of the Common Stock as of the date of grant (110% of the fair market value in the case of an optionee who owns more than 10% of the total combined voting power of all classes of the Company's capital stock).  Options may not be exercised more than ten years after the date of grant (five years in the case of 10% shareholders).  Upon termination of employment for any reason other than death or disability, each option may be exercised for a period of 90 days, to the extent it is exercisable on the date of termination.  In the case of a termination due to death or disability, an option will remain exercisable for a period of one year, to the extent it is exercisable on the date of termination.  The Board has authorized up to an aggregate of 4,000,000 shares of Common Stock for issuance under the 1999 Plan.  As of August 28, 2007, 225,000 options are outstanding, of which 152,396 are vested.

Non-Employee Directors' Stock Option Plan

The 1999 Non-Employee Directors' Stock Option Plan ("Directors' Plan") provides for the automatic grant of an option to purchase 25,000 shares of Common Stock to non-employee directors upon their election or appointment to the Board, and subsequent annual grants also in the amount of 25,000 shares of Common Stock.  The exercise price of the options is 85% of the fair market value of the Common Stock on the date of grant.  The Directors' Plan is administered by the Board.  Options granted under the Directors' Plan become exercisable in one of two ways:  either in four equal annual installments, commencing on the first anniversary of the date of grant, or immediately but subject to the Company's right to repurchase, which repurchase right lapses in four equal annual installments, commencing on the first anniversary of the date of grant.  To the extent that an option is not exercisable on the date that a director ceases to be a director of the Company, the unexercisable portion terminates. The Board has authorized up to an aggregate of 500,000 shares of Common Stock for issuance under the Directors' Plan.  As of August 28, 2007, 250,000 fully vested options remain outstanding under the Directors' Plan.

1999 Stock Bonus Incentive Plan

In October 1999, the Board adopted an Employee Stock Bonus Incentive Plan, which provides for the grant of bonus shares to any Company employee or consultant to recognize exceptional service and performance beyond the service recognized by the employee's salary or consultant's fee.  The Board has authorized up to an aggregate of 1,000,000 shares of Common Stock for issuance as bonus awards under the Stock Bonus Plan.  The Stock Bonus Plan is currently administered by the Board.  Each grant of bonus shares is in an amount determined by the Board, up to a maximum of the participant's salary.  The shares become exercisable according to a schedule to be established by the Board at the time of grant.  As of August 28, 2007, 316,000 shares of Common Stock have been granted under the 1999 Stock Bonus Incentive Plan.

1999 Employee Stock Purchase Plan

The Company's 1999 Employee Stock Purchase Plan ("Purchase Plan") was adopted by the Board of Directors and approved by the shareholders in  1999.  A total of 500,000 shares of Common Stock have been reserved for issuance under the Purchase Plan, none of which has yet been issued.  The Purchase Plan permits eligible employees to purchase Common Stock at a discount through payroll deductions during offering periods of up to 27 months.  Offering periods generally will begin on the first trading day of a calendar quarter.  The initial offering period began on January 1, 2000.  The price at which stock is purchased under  the Purchase Plan will be equal to 85% of the fair market value of Common Stock on the first or last day of the offering period, whichever is lower.  No shares have been issued under the Purchase Plan at August 28, 2007.

Amended and Restated 2005 Stock Incentive Plan

Positron's Board administers the Amended and Restated 2005 Stock Incentive Plan ("2005 Plan"), which was adopted by the Board effective November 18, 2005.  The 2005 Plan provides for the grant of options and stock to directors, officers, employees and consultants.  The administrator is authorized to determine the terms of each award granted under the plan, including the number of shares, exercise price, term and exercisability.  Options granted under the plan may be incentive stock options or nonqualified stock options.  The exercise price of incentive stock options may not be less than 100% of the fair market value of the Common Stock as of the date of grant (110% of the fair market value in the case of an optionee who owns more than 10% of the total combined voting power of all classes of the Company's capital stock).  Options may not be exercised more than ten years after the date of grant (five years in the case of 10% shareholders). Upon termination of employment for any reason other than death or disability, each option may be exercised for a period of 90 days; to the extent it is exercisable on the date of termination.  In the case of a termination due to death or disability, an option will remain exercisable for a period of one year; to the extent it is exercisable on the date of termination. A total of 40,000,000 shares of Common Stock have been authorized for issuance under the 2005 Plan.  As of August 28 2007, a total of 19,000,000 options have been granted under the 2005 Plan, none of which have been exercised, and of which 10,000,000 are fully vested.

2006 Stock Incentive Plan

Positron's Board administers the 2006 Stock Incentive Plan ("2006 Plan"), which was adopted by the Board effective April 10, 2006.  The 2006 Plan provides for the direct issuance of stock and grants of nonqualified stock options to directors, officers, employees and consultants.  The administrator is authorized to determine the terms of each award granted under the plan, including the number of shares, exercise price, term and exercisability.  Stock and options may be granted for services rendered or to be rendered.  Options may not be exercised more than ten years after the date of grant.  Upon termination of employment for any reason other than death or disability, each option may be exercised for a period of 90 days, to the extent it is exercisable on the date of termination.  In the case of a termination due to death or disability, an option will remain exercisable for a period of one year, to the extent it is exercisable on the date of termination.  A total of 5,000,000 shares of Common Stock have been authorized for issuance under the 2006 Plan.  As of August 28, 2007, all 5,000,000 shares had been issued to consultants under the 2006 Plan.

2007 Omnibus Securities and Incentive Plan

Positron's Board administers the 2007 Omnibus Securities and Incentive Plan ("2007 Plan"), which was adopted by the Board effective July 1, 2007.  The 2007 Plan provides for the direct issuance of incentive stock options, non-qualified stock options, performance share awards, restricted stock awards, unrestricted stock awards or any combination thereof. to directors, officers, employees and consultants.  The administrator is authorized to determine the terms of each award granted under the plan, including the number of shares, exercise price, term and exercisability.  Stock and options may be granted for services rendered or to be rendered.  Upon termination of employment for any reason other than death or disability, each option may be exercised for a period of 90 days, to the extent it is exercisable on the date of termination.  In the case of a termination due to death or disability, an option will remain exercisable for a period of one year, to the extent it is exercisable on the date of termination.  A total of 5,000,000 shares of Common Stock have been authorized for issuance under the 2007 Plan.  As of August 28, 2007 no shares had been issued to consultants under the 2007 Plan.

401(k) Savings Plan

The Company has a 401(k) Retirement Plan and Trust (the "401(k) Plan") which became effective as of January 1, 1989.  Employees of the Company who  have completed one-quarter year of service and have attained age 21 are eligible to participate in the 401(k) Plan.  Subject to certain statutory limitations, a participant may elect to have his or her compensation reduced by up to 20% and have the Company contribute such amounts to the 401(k) Plan on his or her behalf ("Deferral Contributions").  The Company makes contributions in an amount equal to 25% of the participant's Deferral Contributions up to 6% of his/her compensation ("Employer Contributions").  Additionally, the Company may make such additional contributions, as it shall determine each year in its discretion.  All Deferral and Employer Contributions made on behalf of a participant are allocated to his/her individual accounts and such participant is permitted to direct the investment of such accounts.

A participant is fully vested in the current value of that portion of his/her accounts attributable to Deferral Contributions.  A participant's interest in that portion of his/her accounts attributable to Employer Contributions is generally fully vested after five years of employment.  Distributions under the 401(k) Plan are made upon termination of employment, retirement, disability and death.  In  addition, participants may make withdrawals in the event of severe hardship or after the participant attains age fifty-nine and one-half.  The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of  1986, so that contributions made under the 401(k) Plan, and income earned on contributions, are not taxable to participants until withdrawal from the 401(k) Plan.

The Company did not make any contributions to the 401(k) Plan on behalf of employees in the year ended December 31, 2006.

Policy with Respect to $1 Million Deduction Limit

It is the Company's policy, where practical, to avail itself of all proper deductions under the Internal Revenue Code. Amendments to the Internal Revenue in 1993, limit, in certain circumstances, the deductibility of compensation in excess of $1 million paid to each of the five highest paid executives in one year. The total compensation of the executive officers did not exceed this deduction limitation in fiscal year 2006 or 2005.

LEGAL MATTERS

The validity of the shares being offered hereby is being passed upon for us by Levy & Boonshoft, P.C.  We received certain advice from our legal counsel in connection with the matters described herein. Such legal advice is solely for our benefit and not for any stockholder or prospective investor. Purchasers of the shares offered hereby are not entitled to rely on any such advice and should not consider any such counsel to represent them or their interests.

EXPERTS

The certified financial statements for the three years ending December 31, 2005 and December 31, 2006 included in this prospectus have been so included in reliance on the reports, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern of Ham, Langston & Brezina, LLP. and Frank L. Sassetti & Co. respectively, an independent registered public accounting firms, given on the authority of said firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by the selling stockholders pursuant to this prospectus. This prospectus is part of the registration statement but does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Securities Exchange Act of 1934 pursuant to which we are required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.  These documents are publicly available, free of charge, on our website at www.Positron.com as soon as reasonably practicable after we file such documents with the Securities and Exchange Commission.

You can read the registration statement and our reports and other information filed with the Securities and Exchange Commission over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document that we file with the Securities and Exchange Commission at its public reference room at Station Place, 100 F Street NE, Washington, DC 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at Station Place, 100 F Street NE, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

All information concerning us contained in this prospectus has been furnished by us. No person is authorized to make any representation with respect to the matters described in this prospectus other than those contained in this prospectus and, if given or made, such information must not be relied upon as having been authorized by us or any other person on our behalf.

We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone gives you such information, you should not rely on it. This prospectus is dated _________, 2007.  You should not assume that the information contained in this document is accurate as of any other date unless the information specifically indicates that another date applies.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 covering the shares offered by this prospectus. This prospectus is part of that registration statement, but as allowed by the SEC’s rules, does not contain all of the information contained in the registration statement and the exhibits to the registration statement. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits and schedules, which may be obtained as described above.

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus. This means that information included in those documents is considered part of this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus (File No. 000-22250):

•	Our Annual Report on Form 10-KSB for the year ended December 31, 2006 as filed on April 13, 2007;

•	Our Quarterly Reports on Form 10-QSB for the quarters ended (a) March 31, 2007 as filed on May 15, 2007 and (b) June 30, 2007 as filed on August 14, 2007;

•	Our Current Reports on Form 8-K as filed on the following 2007 dates: January 31 and August 16 (other than the portions of those documents deemed not to have been filed).

You may obtain copies of these filings, at no cost, through the SEC Filings section of our website (www.3dsystems.com), and you may request copies of these filings, at no cost, by writing or telephoning us at:

Positron Corporation
1304 Langham Creek Drive
Houston, Texas 77084
Telephone: (281) 492-7100

Information contained on our website that is not specifically incorporated by reference is not a part of this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

POSITRON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(In thousands, except share data)

June 30, 2007 (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$173
Accounts receivable	124
Inventories	1,500
Due from affiliates	320
Prepaid expenses	111
Other current assets	23

Total current assets	2,251

Investment In Joint Ventures	--
Property and equipment, net	147
Goodwill	2,425
Other assets	349
Total assets	$5,172

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade and accrued liabilities	$2,568
Customer deposits	293
Unearned revenue	82
Due to affiliates	--

Total current liabilities	2,943

Convertible notes payable, less discount of $1,238	62
Deposits of unissued preferred stock	3,224
Derivative liabilities for convertible debentures	2,177
Majority interest in loss of consolidated subsidiary	--

Total liabilities	8,406

Stockholders’ deficit:
Series A Preferred Stock: $1.00 par value; 8% cumulative, convertible, redeemable; 5,450,000 shares authorized; 464,319 shares issued and outstanding	464
Series B Preferred Stock: $1.00 par value; convertible, redeemable 9,000,000 shares authorized; 5,739,860.5 shares issued and outstanding	5,740
Series G Preferred Stock: $1.00 par value; 8% cumulative, convertible, redeemable; 3,000,000 shares authorized; 111,391 shares outstanding	111
Common Stock: $0.01 par value; 800,000,000 shares authorized; 97,033,302 shares outstanding	970
Additional paid-in capital	60,726
Other comprehensive (loss) income	(179)
Accumulated deficit	(71,051)
Treasury Stock: 60,156 common shares at cost	(15)

Total stockholders’ deficit	(3,234)

Total liabilities and stockholders’ deficit	$5,172

See accompanying notes

POSITRON CORPORATION AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenues:
System sales and upgrades	$454	$--	$1,429	$--
Service and component	415	266	641	464

Total revenues	869	266	2,070	464

Costs of revenues:
System sales and upgrades	413	--	1,098	--
Service, warranty and component	210	180	347	328

Total costs of revenues	623	180	1,445	328

Gross profit	246	86	625	136

Operating expenses:
Research and development	451	116	804	260
Selling and marketing	317	375	586	445
General and administrative	467	470	1,176	906
Stock based compensation	103	(25)	206	221

Total operating expenses	1,338	936	2,772	1,832

Loss from operations	(1,092)	(850)	(2,147)	(1,696)

Other income (expense)
Interest Income	4	--	4	--
Interest expense	(41)	(301)	(73)	(570)
Derivative gains (losses)	22	(1,887)	(12)	(1,887)
Equity in loss of joint venture	--	(77)	(23)	(118)

Total other income (expense)	(15)	(2,265)	(104)	(2,575)

Loss before income taxes and majority interest	(1,107)	(3,115)	(2,251)	(4,271)

Majority interest in loss ofsubsidiary	--	--	25	--

Loss before income taxes	(1,107)	(3,115)	(2,226)	(4,271)

Income taxes	--	--	--	--

Net loss	$(1,107)	$(3,115)	$(2,226)	$(4,271)

Other comprehensive income
Foreign currency translation loss	(197)	--	(218)	--
Comprehensive loss	$(1,304)	$(3,115)	$(2,444)	$(4,271)

Basic and diluted loss per common share	$(0.01)	$(0.04)	$(0.02)	$(0.05)

Weighted average number of basic and diluted common shares outstanding	95,896	79,896	91,513	78,995

See accompanying notes

POSITRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30, 2007	June 30, 2006

Cash flows from operating activities:
Net loss	$(2,226)	$(4,271)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation and amortization	115	24
Amortization of loan costs, debt discount and beneficial conversion features	71	423
Stock based compensation	206	220
Loss on derivative liabilities	12	1,887
Common stock issued for services	134	292
Equity in losses of joint ventures	23	118
Majority interest in losses of consolidated subsidiary	(25)	--
Changes in operating assets and liabilities:
Accounts receivable	70	(65)
Inventory	93	3
Prepaid expenses	14	66
Other current assets	65	(104)
Field service parts and supplies	(51)	(9)
Accounts payable and accrued liabilities	(166)	3
Customer deposits	27	--
Unearned revenue	(64)	92

Net cash used in operating activities	(1,702)	(1,321)

Cash flows from investing activities:
Purchase of property and equipment	(43)	--
Investment in joint venture	--	(639)
Purchase of intangible assets	(52)	(50)

Net cash used in investing activities	(95)	(689)

Cash flows from financing activities:
Proceeds from notes payable to an affiliated entities	--	200
Net proceeds from issuance of convertible debentures	--	1,080
Proceeds from private placements	2,153	901
Capital lease payments	(4)	--
Repayments of advances to affiliated entities	117	--
Advance to affiliated entities	(391)	(132)

Net cash provided by financing activities	1,875	2,049

Effect of exchange rate changes on cash and cash equivalents	(20)	--

Net (decrease) increase in cash and cash equivalents	58	39

Cash and cash equivalents, beginning of period	115	209

Cash and cash equivalents, end of period	$173	$248
Supplemental cash flow information:
Interest paid	$--	$--
Income taxes paid	--	--

Non-cash disclosures
Issuance of common stock to satisfy severance obligation	$--	$25
Convertible debenture discount with corresponding increase to paid in capital for value of warranty	$--	$919
Convertible debenture discount with corresponding increase to derivative liabilities for beneficial conversion feature	$--	$2,268

See accompanying notes

POSITRON CORPORATION AND SUBSIDIARIES
 NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles and the rules of the U.S. Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Annual Report on Form 10-KSB for Positron Corporation (the “Company”) for the year ended December 31, 2006. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods presented have been reflected herein.  The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.  Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal year ended December 31, 2006, as reported in the Form 10-KSB, have been omitted.

For the three and six months ended June 30, 2007, the financial statements include the transactions of Positron Corporation (“Positron” or “the Company”), and Imaging Pet Technologies, Inc. (“IPT”). All Intercompany transactions and balances have been eliminated.

For the three and six months ended June 30, 2006, the financial statements include only the transactions of Positron Corporation.

2.	Accounting Policies

Foreign Currency Translation

For the six months ended June 30, 2007 the accounts of the Company’s subsidiary, IPT, were maintained, and its consolidated financial statements were expressed in Canadian dollars. Such consolidated financial statements were translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation.” According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder's equity are translated at the historical rates and statement of operations items are translated at the weighted average exchange rates. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income”.

Cash Equivalents and Short-term Investments

For the purposes of reporting cash flows, the Company considers highly liquid, temporary cash investments with an original maturity period of three months or less to be cash equivalents.  Short-term investments include certificates of deposits, commercial paper and other highly liquid investments that do not meet the criteria of cash equivalents.  Cash equivalents and short-term investments are stated at cost plus accrued interest which approximates fair value.

Concentrations of Credit Risk

Cash and accounts receivable are the primary financial instruments that subject the Company to concentrations of credit risk.  The Company maintains its cash in banks or other financial institutions selected based upon management's assessment of the bank's financial stability.  Cash balances periodically exceed the $100,000 federal depository insurance limit.

Accounts receivable arise primarily from transactions with customers in the medical industry located throughout the world, but concentrated in the United States, Canada and Japan.  The Company provides a reserve for accounts where collectibility is uncertain.  Collateral is generally not required for credit granted.

Inventory

Inventories are stated at the lower of cost or market.  Cost is determined using the first-in, first-out (FIFO) method of inventory valuation.

Property and Equipment

Property and equipment are recorded at cost and depreciated for financial statement purposes using the straight-line method over estimated useful lives of three to seven years, and declining balance methods for IPT’s computer software. Gains or losses on dispositions are included in the statement of operations in the period incurred.  Maintenance and repairs are charged to expense as incurred.

Revenue Recognition

Revenues from POSICAMTM system contracts, IPT’s PulseCDC™ compact digital cardiac camera (sold under the IS2 brand name) and other nuclear imaging devices are recognized when all significant costs have been incurred and the system has been shipped to the customer.  Revenues from maintenance contracts are recognized over the term of the contract.  Service revenues are recognized upon performance of the services.

Stock-Based Compensation

Effective January 1, 2006 the Company adopted the revision to SFAS 123 (“SFAS 123R”), “Share-Based Payment”, that focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions utilizing the modified prospective method. This statement replaces SFAS 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”.  SFAS 123R requires companies to expense the fair value of employee stock options and similar awards.

Warranty Costs

The Company accrues for the cost of product warranty on POSICAMTM systems and other nuclear imaging devices at the time of shipment.  Warranty periods generally range up to a maximum of one year but may extend for longer periods.  Actual results could differ from the amounts estimated.

Loss Per Common Share

Basic loss per common share is calculated by dividing net income by the weighted average common shares outstanding during the period.  Stock options and warrants are not included in the computation of the weighted average number of shares outstanding for dilutive net loss per common share during each of the period presented in the Statement of Operations and Comprehensive Income, as the effect would be antidilutive.

Income Taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”.  Under Statement No. 109, the asset and liability method is used in accounting for income taxes.  Deferred taxes are recognized for temporary differences between the bases of assets and liabilities for financial statement and income tax purposes.  The temporary differences relate primarily to net operating loss carryforwards.  A valuation allowance is recorded for deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized through future operations.

In June 2006, the FASB released FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," an interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. A company must determine whether it is "more-likely-than-not" that a tax position will be sustained upon examination, including resolution of any related appeals or litigation procedures, based on the technical merits of the position.  Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. This interpretation is effective for fiscal years beginning after December 15, 2006.  The provisions of FIN 48 were adopted in the first quarter of 2007 and did not have a material effect on the Company's financial statements.

Fair Value of Financial Instruments

The Company includes fair value information in the notes to the financial statements when the fair value of its financial instruments is different from the book value.  When the book value approximates fair value, no additional disclosure is made.

New Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No 157, "Fair Value Measurements". This statement defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. The statement is effective in the fiscal first quarter of 2008 and the Company will adopt the statement at that time. The Company believes that the adoption of SFAS No 157 will not have a material effect on its results of operations, cash flows or financial position.

3.	Going Concern

Since inception, the Company has expended substantial resources on research and development. Consequently, the Company has sustained substantial losses.  Due to the limited number of systems sold or placed into service each year, revenues have fluctuated significantly from year to year.  At June 30, 2007, the Company had an accumulated deficit of $71,051,000 and a stockholder’s deficit of $3,234,000.  The Company will need to increase system sales and apply the research and development advancements to achieve profitability in the future. Through the Company’s joint venture with Neusoft Medical Systems, the Company intends to significantly reduce overall costs to manufacture and deliver PET systems.  In addition, the Company expects increased revenue from its IPT SPECT camera subsidiary to come from new sales campaigns and service division. The Company expects that these developments will have a positive impact on the PET, PET/CT and SPECT device products, sales and service volumes.

The Company had cash and cash equivalents of $173,000 at June 30, 2007.  At the same date, the Company had accounts payable and accrued liabilities of $2,568,000.  In addition, debt service and working capital requirements for the upcoming year may reach beyond current cash balances.  The Company plans to continue to raise funds as required through equity and debt financings to sustain business operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that the Company will be successful in implementing its business plan and ultimately achieving operational profitability.  The Company’s long-term viability as a going concern is dependent on its ability to 1) achieve adequate profitability and cash flows from operations to sustain its operations, 2) control costs and expand revenues from existing or new business and 3) meet current commitments and fund the continuation of its business operation in the near future.

4.	Imaging Pet Technologies – Business Acquisition

The Company and Quantum Molecular Pharmaceuticals Inc., a Canadian radiopharmaceutical corporation (“QMP”) acquired all of the operating assets of IS2 Medical Systems Inc., a developer and manufacturer of nuclear imaging devices based in Ottawa, Ontario, Canada (“IS2”) through a minority-owned subsidiary of the Company, Imaging PET Technologies, Inc. (“IPT”). The Company and QMP hold 49.9% and 50.1%, respectively, of the total registered capital of IPT. On May 8, 2006, to finalize certain obligations of QMP related to the Quantum Molecular Technologies Joint Venture, the Company agreed to issue 650,000 shares of its Series B Convertible Preferred Stock (the “Series B”) to IPT in exchange for a promissory note in the amount of $1,300,000. See, Quantum Molecular Technologies, below.

On June 5, 2006, IPT completed the acquisition of IS2 through a series of events which resulted in the net assets of IS2 being transferred to IPT.  On April 28, 2006, debenture holders and promissory note holders of IS2 were put on notice that IS2 was in default of its covenants relating to revenue targets.  In turn, the debenture/note holders demanded payment.  On May 29, 2006, the debentures and notes totaling $1,435,727 were assigned to IPT by the holders in exchange for $1,000,000.  The original holders assigned their security agreements to IPT who exercised those agreements immediately and assumed the net assets of IS2.  In addition to the net assets, 1PT assumed leases and contracts.  Employments contracts were established with the Company upon acquisition.

On January 26, 2007, the Company executed and consummated a Securities Purchase Agreement (the “Agreement”) with Imagin Diagnostic Centres, Inc. (“IMAGIN”), to acquire 11,523,000 shares of common stock of IPT. The Shares represented the remaining 50.1% of IPT’s issued and outstanding common stock. As a result of the acquisition of the Shares, the Company owns 100% of the common stock of IPT. As consideration for the shares, the Company and IMAGIN agreed to cancel a promissory note in the principal amount of $2,400,000 made by IMAGIN subsidiary, QMP and later assigned to IMAGIN. As of the date of the Agreement, the Company had been advised by IMAGIN that it had acquired all of QMP’s interest in IPT as well as QMP's other holdings of the Company's related securities.

The acquisition of the remaining 50.1% of IPT on January 26, 2007 was accounted for using the purchase method of accounting.  Initially, the excess of the purchase price over the amounts allocated to the assets acquired and liabilities assumed has been recorded as goodwill.  Total goodwill recorded for this acquisition was $2,425,000.  Under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”  (“SFAS No. 142”), goodwill and certain intangible assets are deemed to have indefinite lives and are no longer amortized, but are reviewed at least annually for impairment. Management will review its intangible assets for impairment during the fourth quarter. Additional fair value adjustments from the acquisition are being reviewed by Management.

5.	Quantum Molecular Technologies

On December 28, 2005, the Company entered into a Memorandum of Understanding with Imagin Diagnostic Centres, Inc. (“IMAGIN”) and Quantum Molecular Pharmaceutical, Inc. ("QMP"), a Canadian company and majority-owned subsidiary of IMAGIN.  The Memorandum provided that the parties would form a joint venture to be called Quantum Molecular Technologies JV (the “QMT JV”).  Initially, the joint venture would be owned 20%, 29% and 51% by the Company, IMAGIN and QMP, respectively.  The Company had the right to increase its interest in the joint venture to a maximum of 51% by the issuance to QMP of up to 150 million shares of the Company's common stock.  In consideration for the Company's 20% interest in the joint venture, the Company was obligated to loan to the joint venture sufficient funds, in the form of senior debt, to meet the joint venture's capital requirements as determined by the Company.  In turn, IMAGIN and QMP had committed to purchase up to $4 million in preferred equity in the Company.

On May 8, 2006, the Company amended certain aspects of the QMT JV transaction. Whereas the Company originally held 20% of the interests of the QMT JV, QMP and IMAGIN assigned 100% of their interests to the Company.  Additionally, the investment amount QMP and IMAGIN originally committed to in the amount of $4,000,000 was restated to $2,400,000 to reflect the assignment of the QMT JV interests and participation by the Company in the IPT joint venture acquisition and subsequent financing. The $2,400,000 investment was in the form of a promissory note to the Company.  In exchange for the assignment of QMT  JV interests and the investment, the Company issued 3,450,000 shares of Series B Convertible Preferred Stock.

On April 13, 2006, the QMT JV was incorporated under the name Quantum Molecular Technologies, Inc. (“QMT”) and acquired certain intangible assets in the form of capitalized research and development costs from IMAGIN for a note payable in the amount of $368,755.  As discussed above, on May 8, 2006 the Company acquired 100% of the IMAGIN and QMP interests in QMT.   QMT had limited operating activity during the period between April 13, 2006 and May 8, 2006, as such the Company has consolidated 100% of the operations of QMT from the date of acquisition.

Using concepts and research and development activities conceived and to be implemented by Dr. Irving Weinberg, QMT is developing certain next generation technologies including PET-enabled surgical tools and solid-state photo detector technology, which have implications in both molecular imaging and PET and which could have further application in the military and aerospace segments. The first solid-state detector technology patent has been filed by QMT.

On January 26, 2007 IPT acquired all of the outstanding capital stock of the Company’s wholly-owned subsidiary, QMT.

6.	Inventories

Inventories at June 30, 2007 consisted of the following (in thousands):

June 30, 2007
Raw materials	$1,279
Work in process	271
Subtotal	1,550
Less reserve for obsolescence	(50)
Total	$1,500

7.	Due from affiliates

Due from affiliates at June 30, 2007 consisted of the following (in thousands):

June 30, 2007
Imagin Diagnostic Centres, Inc.	$4
Imagin Nuclear Partners, Inc.	254
Neusoft Positron Medical Systems Co., Ltd.	62
$320

8.	Investment in Joint Ventures

Neusoft Positron Medical Systems Co. Ltd.

On June 30, 2005 the Company entered into a Joint Venture Contract with Neusoft Medical Systems Co., Inc. of Shenyang, Lianoning Province, People's Republic of China ("Neusoft").  Pursuant to the Joint Venture Contract the parties formed a jointly-owned company, Neusoft Positron Medical Systems Co., Ltd. (the "JV Company"), to engage in the manufacturing of PET and CT/PET medical imaging equipment.  The JV Company received its business license and was organized in September 2005.

The Company and Neusoft are active in researching, developing, manufacturing, marketing and/or selling Positron Emission Tomography ("PET") technology and both parties seek to mutually benefit from each other's strengths, and intend to cooperate in the research, development and manufacturing of PET technology.  The purpose and scope of the JV Company's technology business is to research, develop and manufacture Positron Emission Tomography systems (PET), and an integrated X-ray Computed Tomography system (CT) and PET system (PET/CT), and to otherwise provide relevant technical consultation and services.

The parties to the joint venture contributed an aggregate of US $2,000,000 in capital contributions. Neusoft's aggregate contribution to the capital of the JV Company is 67.5% of the total registered capital of the Company, or US$ 1,350,000, and was made in cash. The Company's aggregate contribution to the capital of the JV Company is 32.5% of the total registered capital of the Company, or US$ 650,000, of which US$ 250,000 was made in cash, and US$ 400,000 was made in the form of a technology license.  The Company has transferred to the JV Company certain of its PET technology, while Neusoft made available to the JV Company certain CT technology for the development and production of an integrated PET/CT system.  The parties will share the profits, losses and risks of the JV Company in proportion to and, in the event of losses, to the extent of their respective contributions to the registered capital of the JV Company.

CONDENSED FINANCIAL STATEMENTS FOR THE JV COMPANY

NEUSOFT POSITRON MEDICAL SYSTEMS CO., LTD.
CONDENSED BALANCE SHEET
JUNE 30, 2007
(In thousands)

2007
ASSETS

Current assets:
Cash and cash equivalents	$62
Other current assets	376
Total current assets	438

Intangibles and other assets	642

Total assets	$1,080

Current liabilities:
Accounts payable and other current liabilities	16
Total current liabilities	16

Capital	1,064

Total liabilities and capital	$1,080

NEUSOFT POSITRON MEDICAL SYSTEMS CO., LTD.
CONDENSED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(in thousands)

	2007	2006

Revenue	$--	$--

Expense
General and administrative expense	597	270
Total expense	597	270

Net loss	$(597)	$(270)

9.	Property and Equipment

Property and equipment at June 30, 2007 consisted of the following (in thousands):

June 30, 2007
Furniture and fixtures	$315
Computers and peripherals	287
Machinery and equipment	178
Subtotal	780
Less: accumulated depreciation	(633)
Total	$147

10.	Other Assets

Other assets at June 30, 2007 consisted of the following (in thousands):

2007
Field service parts and supplies	$68
Intangible assets	140
Deferred loan costs	141

Total	$349

11.	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at June 30, 2007 consisted of the following (in thousands):

2007
Trade accounts payable	$1,443
Accrued royalties	377
Accrued interest	83
Sales taxes payable	258
Accrued compensation	146
Accrued property taxes	81
Accrued professional fees	34
Accrued warranty costs	141
Other	5

Total	$2,568

12.	Series B Preferred Stock

On September 30, 2006 the Board of Directors authorized a new series of preferred stock designated Series B Preferred Stock.  The number of shares authorized was 9,000,000.  Each share of Series B Preferred Stock $1.00 par value is convertible into 100 shares of the Company’s Common Stock. The Series B Preferred Stock is senior to the Company’s Common Stock and junior in priority to the Company’s A, C, and G Preferred Stock in liquidation. Holders of the Series B Preferred Stock are entitled to 100 votes per share on all matters requiring shareholder vote.  While Series B Preferred Stock is outstanding, no Common Stock dividends may be paid or declared by the Company.  The Series B Preferred Stock may be redeemed in whole or in part, at the option of the Company, at any time at a price of $1.00 per share.  As of June 30, 2007, 5,739,860.5 shares of Series B Preferred Stock were outstanding.

Conversion of Notes Payable to Series B Preferred Stock

In 2006, the Company converted all outstanding convertible notes payable and accrued interest due to affiliated entities to Series B Preferred Stock. Following is a description of each conversion:

The Company and IMAGIN converted principal and interest of $1,164,192 outstanding upon the Series E Convertible Promissory Notes and principal and interest of $877,669 of Convertible Secured Notes into 690,930.5 shares of Series B Preferred Stock.

The Company and Positron Acquisition Corp. converted principal and interest of $818,066 outstanding upon the Series D Secured Convertible Promissory Notes and 770,000 shares of Series C Preferred Stock into 762,358 shares of Series B Preferred Stock. Positron Acquisition Corp. subsequently converted 40,000 shares of Series B Preferred Stock into 4,000,000 shares of the Company’s Common Stock.

The Company and QMP converted principal and interest of $453,144 outstanding upon the Series F Secured Convertible Promissory Notes into 226,572 shares of Series B Preferred Stock.  The Company has been advised by IMAGIN that it had acquired all of QMP’s interest in the securities of the Company.

13.	Secured Convertible Notes Payable

Pursuant to the terms of a Security Agreement and a Registration Rights Agreement (the “Agreements”) dated May 23, 2006, the Company agreed to issue to private investors (the “Investors”) callable secured convertible notes (the “Debentures”) in the amount of $2,000,000, with interest at the rate of 6% annually.  The Debentures are convertible into shares of the Company’s Common Stock at the product of the “Applicable Percentage” and the average of the lowest three (3) trading prices for the common stock during the twenty (20) day period prior to conversion. Applicable Percentage is 50%; provided, however that the percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing of the transaction and (ii) 65% in the event the Registration Statement becomes effective  within one hundred and twenty days of the closing of the transaction. The Company filed a Registration Statement on June 20, 2006.  The Company may repay principal and interest in cash in the event that the price of the Company’s Common Stock is below $0.20 on the last business day of a month.  Pursuant to the terms of the Agreements, the Company issued to the Investors warrants to purchase 30,000,000 shares of Common Stock at an exercise price of $0.15 per share. These warrants are exercisable seven (7) years from the closing of the transaction.

On May 23, 2006 the Company issued Debentures in the amount of $700,000 with a maturity date of May 23, 2009. On June 21, 2006 the Company issued Debentures in the amount of $600,000 with a maturity date of June 21, 2009.  Pursuant to the terms of the Agreements, the Company shall issue Debentures and receive the third traunch in the amount of $700,000 when the Registration Statement is declared effective by the Securities and Exchange Commission. On August 8, 2007, the Company filed a Registration Statement on Form SB-2 to register the shares of common stock issuable upon conversion of the Debentures. Legal and other fees incurred in conjunction with the Debentures issued on May 23, 2006 and June 21, 2006 were $130,000 and $90,000, respectively and are being amortized over the maturity periods of the Debentures.

As a result of the beneficial conversion features contained in the Convertible Debentures, the derivatives embedded in the Debentures have been classified as derivative liabilities. Fair value of the embedded derivatives is determined using the Black Sholes Valuation Method. The combined liabilities recorded during the six months ended June 30, 2007 totaled $2,177,000. The Company recorded a loss on derivative obligations of $12,000 for the six months ended June 30, 2007, and a gain on derivative obligations of $22,000 during three months ended June 30, 2007.

14.	Loss Per Share

Basic loss per common share is based on the weighted average number of common shares outstanding in each period and earnings adjusted for preferred stock dividend requirements. Diluted earnings per common share assume that any dilutive convertible preferred shares outstanding at the beginning of each period were converted at those dates, with related interest, preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options and warrants for which market price exceeds exercise price, less shares which could have been purchased by the Company with related proceeds. The convertible preferred stock and outstanding stock options and warrants were not included in the computation of diluted earnings per common share for the three and six month periods ended June 30, 2007 and 2006 since it would have resulted in an antidilutive effect.

The following table sets forth the computation of basic and diluted earnings per share.

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(In Thousands, except per share data)
Numerator
Basic and diluted loss	$(1,107)	$(3,115)	$(2,226)	$(4,271)

Denominator
Basic and diluted earnings per share-weighted average shares outstanding	95,896	79,896	91,513	78,995

Basic and diluted loss per common share	$(0.01)	$(0.04)	$(0.02)	$(0.05)

15.	Stock Based Compensation

Total stock-based compensation expense related to currently outstanding options was approximately $206,000 and $221,000 for the six months ended June 30, 2007 and 2006, respectively.  For the three month period ending June 30, 2007, stock-based compensation expense was $103,000. During the three month period ending June 30, 2006, the application variable accounting rules resulted in the reversal of stock based compensation of $25,000.

For all of the Company’s stock-based compensation plans, the fair value of each grant was estimated at the date of grant using the Black-Scholes option-pricing model. Black-Scholes utilizes assumptions related to volatility, the risk-free interest rate, the dividend yield (which is assumed to be zero, as the Company has not paid cash dividends to date and does not currently expect to pay cash dividends) and the expected term of the option. Expected volatilities utilized in the model are based mainly on the historical volatility of the Company’s stock price over a period commensurate with the expected life of the share option as well as other factors. The risk-free interest rate is derived from the zero-coupon U.S. government issues with a remaining term equal to the expected life at the time of grant.

The Company issued 438,000 and 1,438,000 shares of common stock to consultants under the 2006 Stock Incentive Plan during the three and six months ended June 30, 2007, respectively. Accordingly the Company recorded consulting expense equal to the fair market value of the shares issued of $43,800 and $133,800 during the three and six months ended June 30, 2007, respectively.

16.	Stockholders’ Equity

On January 12, 2007, the Company issued a total of 1,000,000 shares of its common stock, par value $0.01 to a consultants for services performed. The shares were valued at $0.09 per share.

On April 11, 2007 holders of the Company’s Series G Preferred Stock converted 93,091 shares into 9,390,100 shares of common stock, par value $0.01. As of June 30, 2007 111,391 shares of Series G Preferred Shares were outstanding.

On April 23, 2007, the Company issued a total of 438,000 shares of common stock, par value $0.01, to two consultants for services performed. The shares were valued at $0.10 per share.

17.	Related Party Transactions

In September 2006, the Company sold Imagin Nuclear Partners (“INP”), a wholly-owned subsidiary of Imagin Molecular Corporation, a publicly owned Delaware corporation and affiliate of the Company, a refurbished HZL Pet Imaging machine. The sales price of the machine was $200,000. For the three and six months ended June 30, 2007 the Company billed approximately $11,000 under a maintenance contract for the machine. As of June 30, 2007 INP owes the Company $254,253.

As of June 30, 2007 the Company has a receivable in the amount of $62,174 from Neusoft Positron Medical Systems Co. Ltd., for parts and materials purchased on behalf of the joint venture.

Segment Information and Major Customers

The Company has operations in the United States and Canada. Selected financial data by geographic area was as follows:

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(In Thousands, except per share data)
United States
Revenues	$212	$266	$438	$464
Operating expenses	532	936	1,128	1,832
Net loss	(475)	(3,115)	(1,046)	(4,271)

Canada
Revenues	$657	$--	$1,632	$--
Operating expenses	806	--	1,644	--
Net loss	(632)	--	(1,180)	--

The Company believes that all of its material operations are conducted in the servicing and sales of medical imaging devices and it currently reports as a single segment.

During the six months ended June 30, 2007, the Company had a limited number of customers as follows:

Number of customers	18
Customers accounting for more than 10% of revenues	2
Percent of revenues derived from largest customer	17%
Percent of revenues derived from second largest customer	12%

POSITRON CORPORATION AND SUBSIDIARIES
____________

FINANCIAL STATEMENTS
WITH REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
for the years ended December 31, 2006 and 2005

Frank L. Sassetti & Co.
Certified Public Accountants

The Board of Directors
Positron Corporation

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                              We have audited the accompanying balance sheet of Positron Corporation as of December 31, 2006, and the related statements of operations and comprehensive income, stockholders' equity, and cash flows for the year ended December 31, 2006.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

                              We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

                              In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Positron Corporation as of December 31, 2006, and the results of its operations and its cash flows for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

                             The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has a significant accumulated deficit which raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainly.

/s/ Frank L. Sassetti & Co.

March 26, 2007
Oak Park, Illinois

6611 W. North Avenue * Oak Park, Illinois 60302 * Phone (708) 386-1433 * Fax (708) 386-0139

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Positron Corporation

We have audited the accompanying balance sheet of Positron Corporation as of December 31, 2005 and the related statement of operations and comprehensive income changes in stockholders’ deficit and cash flows for the year ended December 31, 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Positron Corporation as of December 31, 2005, and the results of its operations and its cash flows for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and low inventory turnover.  These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Ham, Langston & Brezina, L.L.P.

Houston, Texas
March 30, 2006

POSITRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
December 31, 2006 and 2005
(In thousands, except share data)

ASSETS	2006	2005

Current assets:
Cash and cash equivalents	$115	$209
Accounts receivable	208	--
Inventories	1,476	202
Due from affiliates	2,955	--
Prepaid expenses	115	66
Other current assets	63	21

Total current assets	4,932	498

Investment in Joint Venture	23	230
Property and equipment, net	64	120
Other assets	252	57

Total assets	$5,271	$905

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable, trade and accrued liabilities	$2,627	$1,694
Customer deposits	241	15
Unearned revenue	146	66
Due to affiliates	507	--
Convertible notes payable to affiliated entity, less discount of $6	--	627

Total current liabilities	3,521	2,402

Obligation under capital lease	7	--
Convertible notes payable to affiliated entities, less discount of $884	--	1,216
Convertible notes payable, less discount of $1,272	28	--
Deposits for unissued preferred stock	850	195
Derivative liabilities for convertible debentures	2,165	--
Majority interest in income of consolidated subsidiary	(168)	--

Total liabilities	6,403	3,813

Stockholders’ deficit:
Series A Preferred Stock: $1.00 par value; 8% cumulative, convertible, redeemable; 5,450,000 shares authorized; 464,319 shares issued and outstanding.	464	464
Series B Preferred Stock: $1.00 par value; convertible, redeemable; 9,000,000 shares authorized; 5,739,860.5 shares issued and outstanding in 2006	5,740	--
Series C Preferred Stock: $1.00 par value; 6% cumulative, convertible, redeemable; 840,000 shares authorized; 770,000 shares issued and outstanding in 2005	--	770
Series G Preferred Stock: $1.00 par value; 8% cumulative, convertible, redeemable; 3,000,000 shares authorized; 204,482 shares issued and outstanding in 2006	204	--
Common stock: $0.01 par value; 800,000,000 shares authorized; 86,205,202 and 77,775,046 shares outstanding.	862	778
Additional paid-in capital	60,400	57,364
Other comprehensive income	38	--
Subscription receivable	--	(30)
Accumulated deficit	(68,825)	(62,239)
Treasury Stock: 60,156 shares at cost	(15)	(15)

Total stockholders’ deficit	(1,132)	(2,908)

Total liabilities and stockholders’ deficit	$5,271	$905

See notes to financial statements

POSITRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the years ended December 31, 2006 and 2005
(In thousands, except per share data)

	2006	2005
Revenue:
System sales	1,268	--
System upgrades	180	37
Service and components	765	725

Total revenue	2,213	762

Costs of revenues:
System sales	689	--
System upgrades	13	11
Service, warranty and components	721	621
Write-off of inventory and field service parts	--	656

Total costs of revenues	1,423	1,288

Gross (loss) profit	790	(526)

Selling, general and administrative	2,639	2,139
Research and development	1,165	446
Impairment of intangible asset	369	--
Stock based compensation	430	(59)

Total operating expenses	4,603	2,526

Loss from operations	(3,813)	(3052)

Other income (expenses):
Interest expense	(860)	(985)
Interest income	--	1
Equity in losses of unconsolidated subsidiaries	(373)	(20)
Derivative losses	(1,784)
Other income	--	250
	(3,017)	(754)

Loss before income taxes, majority interest and extraordinary gain	(6,830)	(3,806)

Majority interest in loss of consolidated subsidiary	3	--

Loss before income taxes and extraordinary gain	(6,827)	(3,806)

Income taxes	--	--

Loss before extraordinary gain	(6,827)	(3,806)

Extraordinary gain on acquisition of business	241	--

Net loss	$(6,586)	$(3,806)

Other comprehensive income
Foreign currency translation gain	38	--

Comprehensive income	$(6,548)	$(3,806)

Basic and diluted loss per common share	$(0.08)	$(0.06)

Basic and diluted weighted average shares outstanding	81,508	65,044

See notes to financial statements

POSITRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
For the year ended December 31,  2005
(In thousands, except share data)

	Series A		Series B		Series C		Series G
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balance December 31, 2004	510,219	$510	--	$--	--	$--	--	$--	53,245,959	$532

Net loss	--	--	--	--	--	--	--	--	--	--

Compensation related to repricing of warrants and options	--	--	--	--	--	--	--	--	--	--

Compensation related to Issuance options	--	--	--	--	--	--	--	--	--	--

Conversion of debt to equity	--	--	--	--	770,000	770	--	--	24,250,000	243

Conversion of preferred stock Into common stock	(45,900)	(46)	--	--	--	--	--	--	139,243	1

Issuance of common stock For services	--	--	--	--	--	--	--	--	200,000	2

Beneficial conversion feature of Convertible debt	--	--	--	--	--	--	--	--	--	--

Loan discount	--	--	--	--	--	--	--	--	--	--

Balance December 31, 2005	464,319	$464	--	--	770,000	$770	--	--	77,835,202	$778

POSITRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
For the year ended December 31,  2005
(In thousands, except share data)
(Continued)

	Additional		Other
	Paid-in	Subscription	Comprehensive	Accumulated	Treasury
	Capital	Receivable	Income	Deficit	Stock	Total

Balance December 31, 2004	$55,547	$(30)	$--	$(58,433)	$(15)	$(1,889)

Net loss	--	--	--	(3,806)	--	(3,806)

Compensation related to repricing of warrants and options	(95)	--	--	--	--	(95)

Compensation related to Issuance options	20	--	--	--	--	20

Conversion of debt to equity	344	--	--	--	--	1,357

Conversion of preferred stock Into common stock	45	--	--	--	--	--

Issuance of common stock For services	14	--	--	--	--	16

Beneficial conversion feature of Convertible debt	1,425	--	--	--	--	1,425

Loan discount	64	--	--	--	--	64

Balance December 31, 2005	$57,364	$(30)	--	$(62,239)	$(15)	$(2,908)

POSITRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
For the year ended December 31, 2006
(In thousands, except share data)

	Series A		Series B		Series C		Series G
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balance December 31, 2005	464,319	$464	--	$--	770,000	$770	--	$--	77,835,202	$778

Net loss	--	--	--	--	--	--	--	--	--	--

Exercise of options	--	--	--	--	--	--	--	--	500,000	5

Compensation related to Issuance options	--	--	--	--	--	--	--	--	--	--

Conversion of debt Series C Preferred to new series of Preferred stock	--	--	1,679,861	1,680	(770,000)	(770)	--	--	--	--

Conversion of preferred stock Into common stock	--	--	(40,000)	(40)	--	--	--	--	4,000,000	40

Issuance of preferred stock through Private placement net of total Offering costs of 28,975	--	--	--	--	--	--	204,482	204	--	--

Issuance of common stock For services	--	--	--	--	--	--	--	--	3,870,000	39

Issuance of preferred stock for Acquisition of subsidiary	--	--	4,100,000	4,100	--	--	--	--	--	--

Loan discount	--	--	--	--	--	--	--	--	--	--

Change in foreign currency Translation gain	--	--	--	--	--	--	--	--	--	--

Cancelled subscriptions	--	--	--	--	--	--	--	--	--	--

Balance December 31, 2006	464,319	$464	5,732,861	$5,740	--	--	204,482	$204	86,205,202	$862

POSITRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
For the year ended December 31, 2006
(In thousands, except share data)
(Continued)

	Additional Paid-in Capital	Subscription Receivable	Other Comprehensive Income	Accumulated Deficit	Treasury Stock	Total

Balance December 31, 2005	$57,364	$(30)	$--	$(62,239)	$(15)	$(2,908)

Net loss	--	--	--	(6,586)	--	(6,586)

Exercise of options	20	--	--	--	--	25

Compensation related to Issuance options	430	--	--	--	--	430

Conversion of debt Series C Preferred to new series of Preferred stock	2,074	--	--	--	--	2,984

Conversion of preferred stock Into common stock	--	--	--	--	--	--

Issuance of preferred stock Through private placement Net of total offering Costs of 28,975	891	--	--	--	--	1,095

Issuance of common stock For services	432	--	--	--	--	471

Issuance of preferred stock for Acquisition of subsidiary	(1,700)	--	--	--	--	2,400

Loan discount	919	--	--	--	--	919

Change in foreign currency Translation gain	--	--	38	--	--	38

Cancelled subscriptions	(30)	30	--	--	--	--

Balance December 31, 2006	$60,400	--	$38	$(68,825)	$(15)	$(1,132)

POSITRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2006 and 2005
(In thousands)

	2006	2005

Cash flows from operating activities:
Net loss	$(6,586)	$(3,806)
Adjustments to reconcile net loss to net cash used in operating activities
Derivative losses	1,784	--
Compensation related to re-pricing of warrants and options	--	(95)
Compensation related to issuance of options	430	20
Depreciation expense	49	71
Amortization of intangible assets	8	--
Gain on disposal of assets	(53)	--
Write-off of inventory and field service parts	--	656
Issuance of common stock for services	471	16
Equity in losses of joint venture	373	20
Amortization of loan costs, debt discount and beneficial conversion feature	644	691
Majority interest in income of consolidated subsidiary	(3)	--
Extraordinary gain on acquisition of business	(241)	--
Impairment of intangible asset	369	--
Changes in operating assets and liabilities:
Accounts receivable	(7)	--
Inventories	528	(103)
Prepaid expenses	49	(4)
Other current assets	235	7
Field service parts	27	36
Accounts payable and accrued liabilities	187	371
Customer deposits	43	(1)
Unearned revenue	80	(87)

Net cash used in operating activities	(1,613)	(2,208)

Cash flows from investing activities:
Investment in subsidiary, net of cash received	(534)	(250)
Purchase of property and equipment	(18)	(35)
Proceeds from disposal of assets	77	--
Purchase of intangible assets	(434)	--

Net cash used in investing activities	(909)	(285)

Cash flows from financing activities:
Proceeds from issuance of Series G Preferred Stock	901	194
Proceeds from issuance of convertible securities	1,080	--
Proceeds from notes payable to affiliated entities	200	2,375
Advance to affiliate	(39)	--
Repayment of capital lease obligation	(3)	--
Proceeds from private placement	297	--

Net cash provided by financing activities	2,436	2,569

Effect of exchange rate changes on cash and cash equivalents	(8)	--

Net (decrease) increase in cash and cash equivalents	(94)	76

Cash and cash equivalents, beginning of year	209	133

Cash and cash equivalents, end of year	$115	$209

Supplemental cash flow information:
Interest paid	--	--
Income taxes paid	--	--

Non-cash disclosures
Issuance of common stock to satisfy severance obligation	$25	--
Convertible debenture discount with corresponding increase to paid in capital for value of warrants	$919	--
Convertible debenture discount with corresponding increase to derivative liabilities for beneficial conversion feature	$2,268	--
Issuance of Series B Preferred Stock to satisfy accrued interest obligation	$380	--
Conversion of debentures to Series B Preferred Stock	$2,934	--
Conversion of Series C Preferred Stock to Series B Preferred Stock	$770	--

See notes to financial statements

POSITRON CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

1.         Description of Business and Summary of Significant Accounting Policies

Description of Business

Positron Corporation (the “Company”) was incorporated on December 20, 1983 in the state of Texas and commenced commercial operations during 1986.  The Company designs, markets and services its POSICAMTM system advanced medical imaging devices, utilizing positron emission tomography (“PET”) technology, and has the ability to participate in manufacturing through its’ joint venture with Neusoft Medical Systems Co., LTD.  These systems utilize the Company’s patented and proprietary technology, an imaging technique which assesses the biochemistry, cellular metabolism and physiology of organs and tissues, as well as producing anatomical and structural images.  Targeted markets include medical facilities and diagnostic centers located throughout the world.  POSICAMTM systems are used by physicians as diagnostic and treatment evaluation tools in the areas of cardiology, neurology and oncology. The Company faces competition principally from three other companies which specialize in advanced medical imaging equipment.

On June 5, 2006, the Company, through a minority-owned subsidiary of the Company, Imaging PET Technologies, Inc. (“IPT”), and Quantum Molecular Pharmaceuticals Inc., a Canadian radiopharmaceutical corporation (“QMP”) acquired all of the operating assets of IS2 Medical Systems Inc., a developer and manufacturer of nuclear imaging devices based in Ottawa, Ontario, Canada (“IS2”).  Initially, the Company and QMP held 49.9% and 50.1%, respectively, of the total outstanding capital stock of IPT.  On January 26, 2007, the Company acquired the remaining 50.1% of the capital stock of IPT from Imagin Diagnostic Centers, Inc. (“IMAGIN”), which had acquired the shares from QMP, in exchange for the cancellation of a promissory note in the amount of $2,400,000 IMAGIN had made in favor of the Company.

In applying the requirements of Financial Accounting Standards Board No. 46, as revised, (“FIN 46(R)), upon IPT’s acquisition of IS2, the Company considered several facts in determining whether the operations of IPT warrant consolidation under the guidelines of FIN 46(R). These facts and the Companies accounting treatment of the operations of the variable interest entity are discussed below.

During the initial months following the acquisition, IS2 continued to operate under its existing pre-acquisition management while QMP and the Company formulated operational plans for their joint venture and more specifically IS2.  At this point, the Company did not deem itself to be the primary beneficiary as defined by FIN 46(R) and therefore accounted for its investment in IPT under the equity method by recording its proportionate share of IPT’s losses as a reduction of its investment.  The equity method was applied consistently from the date of acquisition through September 30, 2006.

During the fourth quarter of 2006 Positron’s management significantly increased their involvement in the operations of IPT and IS2 after the termination of IS2’s Chief Executive Officer.  Additionally, the Company began funding its operations and those of its wholly-owned subsidiary, Quantum Molecular Technologies, Inc., with the assets of IPT through loans and cash advances.  Finally, in January 2007 Positron acquired QMP’s entire interest in IPT, giving it 100% ownership.  Due to the increase in management control by Positron over IPT and the subsequent acquisition of QMP’s interest, reconsideration has been given to Positron’s relationship with IPT under the guidance of FIN 46(R), and the Company believes itself to be the primary beneficiary of the variable interest entity. As such, IPT’s results of operations for the period October 1 to December 31, 2006 and its balance sheet at December 31, 2006 are consolidated in the Company’s financial statements presented herein.

Principles of Consolidation

For the year ended December 31, 2006, the financial statements include the transactions of Positron Corporation, Imaging Pet Technologies, Inc. from October 1, 2006 and Quantum Molecular Technologies, from its date of Incorporation of April 13, 2006. From the date of acquisition of June 5, 2006 through September 30, 2006, the transactions of IPT were accounted for by the Company under the equity method with the Company recording its proportionate share of IPT’s losses as expense in the period incurred. All Intercompany transactions and balances have been eliminated.

For the year ended December 31, 2005, the financial statements include only the transactions of Positron Corporation.

Basis of Presentation and Use of Estimates

These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). Such principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Affiliated Entities

Affiliated entities of Positron include companies with common significant shareholders, joint venture companies, joint venture partners and companies with common management or control.  Such companies include Imagin Diagnostic Centres, Inc. (“IMAGIN”), Quantum Molecular Pharmaceuticals, Inc. (“QMP”), Imagin Molecular Corporation (“IMGM”), Solaris Opportunity Fund (“Solaris”), Neusoft Positron Medical Systems Co., Ltd. (“NPMS”), Positron Acquisition Corporation (“PAC”) and Imagin Nuclear Partners (“INP”). PAC and INP are wholly-owned subsidiaries of IMGM.

Foreign Currency Translation

As of December 31, 2006 the accounts of the Company’s subsidiaries, IPT and QMT were maintained, and their consolidated financial statements were expressed in Canadian dollars. Such consolidated financial statements were translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation.” According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder's equity are translated at the historical rates and statement of operations items are translated at the weighted average exchange rates. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income”.

Cash Equivalents and Short-term Investments

For the purposes of reporting cash flows, the Company considers highly liquid, temporary cash investments with an original maturity period of three months or less to be cash equivalents.  Short-term investments include certificates of deposits, commercial paper and other highly liquid investments that do not meet the criteria of cash equivalents.  Cash equivalents and short-term investments are stated at cost plus accrued interest which approximates fair value.

Concentrations of Credit Risk

Cash and accounts receivables are the primary financial instruments that subject the Company to concentrations of credit risk.  The Company maintains its cash in banks or other financial institutions selected based upon management's assessment of the bank's financial stability.  Cash balances periodically exceed the $100,000 federal depository insurance limit.

Accounts receivable arise primarily from transactions with customers in the medical industry located throughout the world, but concentrated in the United States, Canada and Japan.  The Company provides a reserve for accounts where collectibility is uncertain.  Collateral is generally not required for credit granted.

Inventory

Inventories are stated at the lower of cost or market.  Cost is determined using the first-in, first-out (FIFO) method of inventory valuation.

Property and Equipment

Property and equipment are recorded at cost and depreciated for financial statement purposes using the straight-line method over estimated useful lives of three to seven years, and declining balance methods for IPT’s computer software. Gains or losses on dispositions are included in the statement of operations in the period incurred.  Maintenance and repairs are charged to expense as incurred.

Impairment of Long-Lived Assets

Periodically, the Company evaluates the carrying value of its plant and equipment, and long-lived assets, which includes patents and other intangible assets, by comparing the anticipated future net cash flows associated with those assets to the related net book value.  If an impairment is indicated as a result of such reviews, the Company would remove the impairment based on the fair market value of the assets, using techniques such as projected future discounted cash flows or third party valuations.

Revenue Recognition

Revenues from POSICAMTM system contracts and other nuclear imaging devices are recognized when all significant costs have been incurred and the system has been shipped to the customer.  Revenues from maintenance contracts are recognized over the term of the contract.  Service revenues are recognized upon performance of the services.

Advertising

Indirect-response advertising costs are charged to operations the first time the advertising takes place.  The cost of direct-response advertising is not significant.  Advertising expenses for 2006 and 2005 were $92,000 and $128,000, respectively.

Research and Development Expenses

All costs related to research and development costs are charged to expense as incurred.

Stock Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment,” a revision of SFAS Statement No. 123. The Company adopted SFAS 123(R) effective January 1, 2006, using the modified prospective application method, and beginning with the first quarter of 2006, the Company measures all employee share-based compensation awards using a fair value based method and record share-based compensation expense in its financial statements if the requisite service to earn the award is provided..

The adoption of SFAS No. 123(R) did not affect the Company’s net cash flow, but it did have a negative impact on its results of operations. In accordance with SFAS 123(R), the Company recognizes the expense attributable to stock awards that are granted or vest in periods ending subsequent to December 31, 2005 in the statements of operations.

For the year ended December 31, 2005, the Company elected to apply the intrinsic value-based method to account for employee stock option awards under the provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and to provide disclosures based on the fair value in the Notes to the Consolidated Financial statements as permitted by SFAS No. 123.  Under the intrinsic value method , compensation expense, if any, is recognized for the difference between the exercise price of the option and the fair value of the underlying common stock as of a measurement date.

As described above, prior to January 1, 2006 the Company used the intrinsic value method to measure compensation expense associated with grants of stock options to employees. Under SFAS 123, compensation cost is measured at the grant date based on the fair value of the awards and is recognized over the service period, which is usually the vesting period.  The fair value of options granted during 2005 was estimated on the date of grant using the Black Scholes option-pricing model with the following assumptions used to calculate fair value:

Expected life (years)	5
Risk free rate of return	4.5%
Dividend yield	0
Expected volatility	133%

Pro-forma net loss and net loss per share is as follows:

2005

Net loss as reported	$(3,806)

Add: Stock-based employee compensation expense included in reported net loss	(59)

Deduct: Stock-based employee compensation expense determined under fair value based method for all awards	(110)

Pro-Forma net loss	$(3,975)

Loss per share

Basic and diluted as reported	$(0.06)

Basic and diluted pro-forma	$(0.06)

Warranty Costs

The Company accrues for the cost of product warranty on POSICAMTM systems and other nuclear imaging devices at the time of shipment.  Warranty periods generally range up to a maximum of one year but may extend for longer periods.  Actual results could differ from the amounts estimated.

Loss Per Common Share

Basic loss per common share is calculated by dividing net income by the weighted average common shares outstanding during the period.  Stock options and warrants are not included in the computation of the weighted average number of shares outstanding for dilutive net loss per common share during each of the period presented in the Statement of Operations and Comprehensive Income, as the effect would be antidilutive.

Fair Value of Financial Instruments

The Company includes fair value information in the notes to the financial statements when the fair value of its financial instruments is different from the book value.  When the book value approximates fair value, no additional disclosure is made.

New Accounting Pronouncement

In June 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," which will require entities that voluntarily make a change in accounting principle to apply that change retroactively to prior periods' financial statements unless this would be impracticable. SFAS No. 154supersedes Accounting Principles Board Opinion No. 20, "Accounting Changes"("APB No. 20"), which previously required that most voluntary changes in accounting principle be recognized by including in the current period's net income the cumulative effect of changing to the new accounting principle.  SFAS No. 154 also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error.  Another significant change in practice under SFA No. 154 will be that if an entity changes its method of depreciation, amortization, or depletion for long-lived, non-financial assets, the change must be accounted for as a change in accounting principle.  SFAS No. 154 applies to accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005.  The provisions of SFAS No. 154 did not impact the Company's consolidated financial statements

In June 2006, the FASB released FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," an interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. A company must determine whether it is "more-likely-than-not" that a tax position will be sustained upon examination, including resolution of any related appeals or litigation procedures, based on the technical merits of the position.  Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. This interpretation is effective for fiscal years beginning after December 15, 2006.  Earlier application of the provisions of this interpretation is encouraged if the enterprise has not yet issued financial statements, including interim financial statements, in the period this interpretation is adopted. The provisions of FIN 48 are not expected to have a material effect the Company's consolidated financial statements.

2.         Going Concern Consideration

Since its inception the Company has been unable to sell POSICAMTM systems in quantities sufficient to be operationally profitable.  Consequently, the Company has sustained substantial losses.  At December 31, 2006, the Company had an accumulated deficit of $68,825,000 and a stockholders’ deficit of $1,132,000.  Due to the sizable prices of the Company’s systems and the limited number of systems sold or placed in service each year, the Company’s revenues have fluctuated significantly year to year.

The Company utilized proceeds of $1,080,000 from notes payable and $1,095,000 from issuance of Series G Preferred to acquire the assets of IPT and to fund operating activities.  The Company had cash and cash equivalents of $115,000 at December 31, 2006.  At the same date, the Company had accounts payable and accrued liabilities of $2,627,000.  In addition, debt service and working capital requirements for the upcoming year may reach beyond current cash balances.
The Company plans to continue to raise funds as required through equity and debt financing to sustain business operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that the Company will be successful in implementing its business plan and ultimately achieving operational profitability.  The Company’s long-term viability as a going concern is dependent on its ability to 1) achieve adequate profitability and cash flows from operations to sustain its operations, 2) control costs and expand revenues from existing or new business and 3) meet current commitments and fund the continuation of its business operation in the near future.

3.         Imaging Pet Technologies – Business Acquisition

The Company and Quantum Molecular Pharmaceuticals Inc., a Canadian radiopharmaceutical corporation (“QMP”) acquired all of the operating assets of IS2 Medical Systems Inc., a developer and manufacturer of nuclear imaging devices based in Ottawa, Ontario, Canada (“IS2”) through a minority-owned subsidiary of the Company, Imaging PET Technologies, Inc. (“IPT”). The Company and QMP hold 49.9% and 50.1%, respectively, of the total registered capital of IPT. On May 8, 2006, to finalize certain obligations of QMP related to the Quantum Molecular Technologies Joint Venture, the Company agreed to issue Series B Convertible Preferred Stock (the “Series B”), convertible into 65,000,000 shares of the Company’s common stock, to IPT in exchange for a promissory note in the amount of $1,300,000. See, Quantum Molecular Technologies, below.

On June 5, 2006, IPT completed the acquisition of IS2 through a series of events which resulted in the net assets of IS2 being transferred to IPT.  On April 28, 2006, debenture holders and promissory note holders of IS2 were put on notice that IS2 was in default of its covenants relating to revenue targets.  In turn, the debenture/note holders demanded payment.  On May 29, 2006, the debentures and notes totaling $1,435,727 were assigned to IPT by the holders in exchange for $1,000,000.  The original holders assigned their security agreements to IPT who exercised those agreements immediately and assumed the net assets of IS2.  In addition to the net assets, the Company assumed leases and contracts.  Employments contracts were established with the Company upon acquisition.

The net assets acquired include the following (in thousands):
Cash and equivalents	$605
Accounts receivable	65
Investment tax credits	340
Prepaid expenses	51
Inventories	1,319
Property and equipment	105
Deferred patent costs	74
Accounts payable and accrued liabilities	(754)
Customer deposits	(364)
Capital lease obligations	(14)
Net value of assets acquired	1,427

Purchase Price	1,000

Excess of net assets acquired over purchase price	$427

The excess of the net assets acquired over the purchase price was allocated as follows:

Write-down of property and equipment	$105
Write-down of deferred patent costs	74
Extraordinary gain on before currency translation adjustment	241
Effect of currency translation	7
$427

Acquisition of IMAGIN Interest in IPT

On January 26, 2007, the Company executed and consummated a Securities Purchase Agreement (the “Agreement”) with Imagin Diagnostic Centres, Inc. (“IMAGIN”), to acquire 11,523,000 shares of common stock of IPT. The Shares represented approximately a 50.1% of IPT’s issued and outstanding common stock. As a result of the acquisition of the Shares, the Company owns 100% of the common stock of IPT. As consideration for the shares, the Company and IMAGIN agreed to cancel a promissory note in the principal amount of $2,400,000 made by IMAGIN subsidiary, QMP and later assigned to IMAGIN. As of the date of the Agreement, the Company had been advised by IMAGIN that it had acquired all of QMP’s interest in IPT as well as QMP's other holdings of the Company's related securities.

4.         Quantum Molecular Technologies

On December 28, 2005, the Company entered into a Memorandum of Understanding with Imagin Diagnostic Centres, Inc. (“IMAGIN”) and Quantum Molecular Pharmaceutical, Inc. ("QMP"), a Canadian company and majority-owned subsidiary of IMAGIN.  The Memorandum provides that the parties will form a joint venture to be called Quantum Molecular Technologies JV (the “QMT JV”).  Initially, the joint venture would be owned 20%, 29% and 51% by the Company, IMAGIN and QMP, respectively.  The Company had the right to increase its interest in the joint venture to a maximum of 51% by the issuance to QMP of up to 150 million shares of the Company's common stock.  In consideration for the Company's 20% interest in the joint venture, the Company was obligated to loan to the joint venture sufficient funds, in the form of senior debt, to meet the joint venture's capital requirements as determined by the Company.  In turn, IMAGIN and QMP had committed to purchase up to $4 million in preferred equity in the Company.

On May 8, 2006, the Company amended certain aspects of the QMT JV transaction. Whereas the Company originally held 20% of the interests of the QMT JV, QMP and IMAGIN assigned 100% of their interest to the Company.  Additionally, the investment amount QMP and IMAGIN originally committed to in the amount of $4,000,000 was restated to $2,400,000 to reflect the assignment of the QMT JV interests and participation by the Company in the IPT joint venture acquisition and subsequent financing. The $2,400,000 investment is in the form of a promissory note to the Company.  In exchange for the assignment of QMT  JV interests and the investment, the Company issued 3,450,000 shares of Series B Convertible Preferred Stock, convertible into 345,000,000 shares of the Company’s common stock to QMP and IMAGIN, pro rata.

On April 13, 2006, the QMT JV was incorporated under the name Quantum Molecular Technologies, Inc. (“QMT”) and acquired certain intangible assets in the form of capitalized research and development costs from IMAGIN for a note payable in the amount of  $368,755.  As discussed above, on May 8, 2006 the Company acquired 100% of the IMAGIN and QMP interests in QMT.   QMT had limited operating activity during the period between April 13, 2006 and May 8, 2006, as such the Company has consolidated 100% of the operations of QMT from the date of acquisition.

Using concepts and research and development activities conceived and to be implemented by Dr. Irving Weinberg, QMT is developing certain next generation technologies including PET-enabled surgical tools and solid-state photo detector technology, which have implications in both molecular imaging and PET and which could have further application in the military and aerospace segments. The first solid-state detector technology patent has been filed by QMT.  The Company will have the right to manufacture and sell any PET products developed by QMT in exchange for royalty payments still to be negotiated.

5.         Inventories

Inventories at December 31, 2006 and 2005 consisted of the following (in thousands):

	2006	2005
Raw materials	$949	$235
Work in progress	577	17
Subtotal	1,526	252
Less reserve for obsolescence	(50)	(50)
Total	$1,476	$202

The Company expensed $522,000 of excess inventory as it ceased manufacturing activities at its Houston facility in 2005.

6.         Investment in Joint Venture

On June 30, 2005 the Company entered into a Joint Venture Contract with Neusoft Medical Systems Co., Inc. of Shenyang, Lianoning Province, People's Republic of China ("Neusoft").  Pursuant to the Joint Venture Contract the parties formed a jointly-owned company, Neusoft Positron Medical Systems Co., Ltd. (the "NPMS"), to engage in the manufacturing of PET and CT/PET medical imaging equipment.  NPMS received its business license and was organized in September 2005.

The Company and Neusoft are active in researching, developing, manufacturing, marketing and/or selling  Positron Emission Tomography ("PET") technology and both parties seek to mutually benefit from each other's strengths, and intend to cooperate in the research, development and manufacturing of PET technology.  The purpose and scope of NPMS's technology business is to research, develop and manufacture Positron Emission Tomography systems (PET), and an integrated  X-ray Computed Tomography system (CT) and PET system (PET/CT), and to otherwise provide relevant technical consultation and services.

The parties to the joint venture contributed an aggregate of US $2,000,000 in capital contributions. Neusoft's aggregate contribution to the capital of NPMS is 67.5% of the total registered capital of the Company, or US$ 1,350,000, and was made in cash. The Company's aggregate contribution to the capital of NPMS is 32.5% of the total registered capital of the Company, or US$ 650,000, of which US$ 250,000 was made in cash, and US$ 400,000 was made in the form of a technology license.  Positron has transferred to NPMS certain of its PET technology, while Neusoft made available to NPMS certain CT technology for the development and production of an integrated PET/CT system.  The parties share the profits, losses and risks of  NPMS in proportion to and, in the event of losses, to the extent of their respective contributions to the registered capital of NPMS.

Following are the condensed financial statements of Neusoft Positron Medical Systems Co., Ltd. for  the years ended December 31, 2006 and 2005.

NEUSOFT POSITRON MEDICAL SYSTEMS CO., LTD.
CONDENSED BALANCE SHEETS
DECEMBER 31, 2006
(In thousands)

	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$220	$1,295
Other current assets	504	4
Total current assets	724	1,299

Intangibles and other assets	653	646

Total assets	$1,377	$1,945

Current liabilities:
Other current liabilities	(55)	3
Total current liabilities	(55)	3

Capital	1,432	1,942

Total liabilities and capital	$1,377	$1,945

NEUSOFT POSITRON MEDICAL SYSTEMS CO., LTD.
CONDENSED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006 AND 2005
(in thousands)

	2006	2005

Revenue	$--	$--

Expense
General and administrative expense	575	61
Total expense	575	61

Net loss	$(575)	$(61)

7.         Property and Equipment

Property and equipment at December 31, 2006 and 2005 consisted of the following (in thousands):

	2006	2005
Furniture and fixtures	$130	$161
Computers and peripherals	74	318
Machinery and equipment	26	134
Subtotal	230	613
Less accumulated depreciation	(166)	(493)
Total	$64	$120

8.         Other Assets

Other assets at December 31, 2006 and 2005 consisted of the following (in thousands):

	2006	2005
Field service parts and supplies	$17	$45
Intangible assets	57	--
Deferred loan costs	178	12

Total	$252	$57

The Company expensed $134,000 of excess field service parts and supplies in 2005.

9.         Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at December 31, 2006 and 2005 consisted of the following (in thousands):

	2006	2005
Trade accounts payable	$1,431	$441
Accrued royalties	373	352
Accrued interest	44	260
Sales taxes payable	260	236
Accrued compensation	249	159
Accrued property taxes	65	113
Accrued professional fees	92	80
Insurance premiums payable	--	43
Accrued warranty costs	113	10

Total	$2,627	$1,694

Accrued compensation includes severance payments payable to the Company's former Chief Executive Officer, Gary H. Brooks.  Mr. Brooks resigned effective September 29, 2005.  In connection with his resignation, the Company agreed to make severance payments to Mr. Brooks of $18,583.33 per month for a period of six months, and to extend the expiration date of options held by Mr. Brooks through September 30, 2006, and warrants held by Mr. Brooks until the later of (i) October 31, 2007 for 7,000,000 warrants and June 2009 for 500,000 warrants, and (ii) the date on which a registration statement filed with the Securities Exchange Commission permitting a sale of the shares underlying such warrants shall have become effective and shall have remained effective for a period of six months.  Unpaid severance obligations at December 31, 2006 and 2005 total approximately $ 55,000 and $ 97,000, respectively. In March 2007, the Company fully paid all severance amounts owed to Mr. Brooks

10.         Convertible Notes Payable to Affiliated Entities

Notes payable to affiliated entities at December 31, 2006 and 2005 consisted of the following (in thousands):

	2006	2005
IMAGIN Diagnostic Centres, Inc., less discount of $610	$--	$1,723
Solaris Opportunity Fund, L.P., less discount of $280	--	120
Total	$--	$1,843

IMAGIN Diagnostic Centres, Inc.

Financing Agreements dated May 21, 2004

On May 26, 2004 and June 17, 2004, the Company sold two separate secured convertible promissory notes under a Note Purchase Agreement dated May 21, 2004, to IMAGIN Diagnostic Centres, Inc. (“IMAGIN”) in the principal amounts of $400,000 and $300,000, respectively.  Interest is charged on the outstanding principal at the rate of ten percent (10%) per annum and is payable annually to the extent of positive cash flow on the anniversary dates of these notes.  The principal and any unpaid interest were to be paid on the earlier to occur of May 21, 2006 or when declared due and payable by IMAGIN upon occurrence of an event of default.  The notes were initially convertible into new shares of Series C Preferred Stock that, in turn are convertible into an aggregate of 35,000,000 shares of the Company’s common stock.  These notes were collateralized by all of the assets of the Company.  Principal of $700,000 has been advanced related to these notes.    An additional $70,000 in accrued interest on these notes was converted to loan principal on May 21, 2005.  On October 21, 2005, IMAGIN converted loan principal of $770,000 on promissory notes into 770,000 shares of Series C Preferred Stock.  On March 17, 2006, IMAGIN Diagnostic Centres, Inc. assigned to Positron Acquisition Corp. its interest in 770,000 shares of the Company’s Series C Preferred Stock, 4,026,000 shares of the Company’s common stock and the Company’s secured convertible notes in the aggregate principal amount of $696,850, which are convertible into 696,850 shares of the Company’s Series D Preferred Stock and in turn are convertible into 27,874,000 shares of the Company’s common stock.  Positron Acquisition Corporation is a wholly-owned subsidiary of Imagin Molecular Corporation, Inc. (“IMGM”), an affiliate of the Company through common ownership.  IMAGIN is a significant shareholder of both the Company and IMGM.

In a second stage of the financing IMAGIN agreed to purchase additional secured convertible promissory notes in the aggregate principal amount of $1,300,000.  These notes were to be purchased over a six and a half month period, commencing July 15, 2004.  These notes were due and payable on May 21, 2006.  These notes were initially convertible into new shares of Series D Preferred Stock that, in turn was convertible into an aggregate of 52,000,000 shares of the Company’s common stock.  As of June 30, 2005, principal of $1,208,500 had been advanced related to these notes.  On June 30, 2005, IMAGIN converted $575,000 of these promissory notes into shares of Series D Preferred Stock that, in turn were converted into 23,000,000 shares of the Company’s common stock.  This conversion reduced the principal owed under these promissory notes from $1,208,500 to $633,500.

As a result of these financing agreements, several agreements were also reached involving option and warrants contracts for the purchase of common stock of the Company.

•
The Company agreed to exchange 917,068 outstanding options currently held by its employees for new options that are exercisable for the purchase of common stock at a price of $0.02 per share.  The new options issued to the employees are subject to four year vesting in equal monthly installments. This re-pricing will require the Company to apply the variable accounting rules established in Interpretation No. 44 of the Financial Accounting Standards Board (“FIN 44”) to these options and record changes in compensation based upon movements in the stock price.  The Company recognized $13,000 and $10,100 in compensation related to the re-pricing of options in 2004 and 2005, respectively, in accordance with the variable accounting rules established in FIN 44.  The market value of the Company’s common stock increased to $0.09 per share at December 31, 2005, resulting in an intrinsic value of $0.07 per share.

•
The Company agreed to re-price the outstanding warrants currently held by its President & CEO for the purchase of 3,500,000 shares of common stock at $0.02 per share.  The Company recognized $350,000 in compensation expense in 2004 and reversed $105,000 in compensation expense in 2005, in accordance with the variable accounting rules established in FIN 44.  The market value of the Company’s common stock increased to $0.09 per share at December 31, 2005, resulting in an intrinsic value of $0.07 per share.  The Company agreed to issue a new warrant to its President & CEO for the purchase of 4,000,000 shares of common stock at $0.02 per share.  The Company agreed to re-price outstanding warrants for the purchase of 9,150,000 shares of common stock.  These warrants have been surrendered and new warrants will be issued to the same third party holders for the purchase of 4,575,000 shares of common stock at $0.02 per share.  New warrants for the purchase of 4,575,000 shares of common stock at $0.02 per share (the remaining half of the surrendered warrants) will also be issued to IMAGIN.

Financing Agreements dated August 8, 2005

On August 8, 2005, the Company sold to IMAGIN 10% secured convertible promissory notes under a Note Purchase Agreement, dated the same date, in the aggregate principal amount of $400,000.  As of December 31, 2005, IMAGIN has purchased $400,000 of these notes.  These notes are due and payable on August 7, 2008.  These notes are convertible into an aggregate of 20,000,000 shares of the Company’s common stock.

In accordance with generally accepted accounting principals in the event the conversion price is less than the Company’s stock price at the date of the agreement, the difference is considered to be a beneficial conversion feature and is amortized over the period from the date of issuance to the stated maturity date.  The fair value of the common stock at the commitment date of $1,200,000 less the $400,000 in loan proceeds, results in intrinsic value of $800,000 for the beneficial conversion feature.  However, the beneficial conversion feature is limited to the $400,000 proceeds of the debt.  Due to the fact that there were not enough common shares available to facilitate the conversion of the debt into common stock on August 8, 2005, no beneficial conversion feature was recorded for this transaction.

Financing Agreements dated October 31, 2005

On October 31, 2005, the Company sold to IMAGIN 10% secured convertible promissory notes under a Note Purchase Agreement, dated the same date, in the aggregate principal amount of $400,000.  As of December 31, 2005, IMAGIN has purchased $300,000 of these notes.   In January 2006, the Company received the final $100,000 for the purchase of the notes. These notes are due and payable on October 31, 2008.  These notes are convertible into an aggregate of 20,000,000 shares of the Company’s common stock.  Full convertibility of the notes into shares of common stock will require an amendment to the Company’s Articles of Incorporation which must be approved by the shareholders.

In accordance with generally accepted accounting principals in the event the conversion price is less than the Company’s stock price at the date of the agreement, the difference is considered to be a beneficial conversion feature and is amortized over the period from the date of issuance to the stated maturity date.  The fair value of the common stock at the commitment date of $1,800,000 less the $300,000 in loan proceeds, results in intrinsic value of $1,500,000 for the beneficial conversion feature.  However, the beneficial conversion feature is limited to the $300,000 of the debt.  Due to the fact that there were not enough common shares available to facilitate the conversion of the debt into common stock on October 31, 2005, no beneficial conversion feature was recorded for this transaction.

Solaris Opportunity Fund, L.P.

Financing Agreements dated February 28, 2005

On February 28, 2005, the Company entered into a series of agreements with a related party, Solaris Opportunity Fund (“Solaris”) pursuant to which Solaris agreed to purchase an aggregate of $1,000,000 face amount of the Company’s 10% secured convertible promissory notes.  As of December 31, 2005, Solaris has purchased $1,000,000 of these notes.  These notes are due and payable on March 6, 2007.  The notes were initially convertible into new shares of Series E Preferred Stock that, in turn are convertible into an aggregate of 22,000,000 shares of the Company’s common stock

In accordance with generally accepted accounting principles in the event the conversion price is less than the Company’s stock price at the date of the agreement, the difference is considered to be a beneficial conversion feature and is amortized over the period from the date of issuance to the stated maturity date.  On February 28, 2005, enough common shares were available to facilitate the conversion of substantially all of the debt into common stock.  The fair value of the related Series E Preferred Stock at the commitment date of $2,200,000 less the $1,000,000 in loan proceeds, results in an intrinsic value of $1,200,000 for the beneficial conversion feature.  However, the beneficial conversion feature is limited to the $1,000,000 proceeds of the debt.  The balance of the unamortized discount was approximately $604,000 at December 31, 2005. During 2006 this convertible note payable was sold to IMAGIN.

Financing Agreements dated June 27, 2005

On June 27, 2005, the Company entered into a series of agreements with Solaris pursuant to which Solaris agreed to purchase an aggregate of $400,000 face amount of the Company’s 10% secured convertible promissory notes.  As of December 31, 2005, Solaris has purchased $400,000 of these notes.  These notes are due and payable on March 6, 2007.  The notes are initially convertible into new shares of Series F Preferred Stock that, in turn are convertible into an aggregate of 20,000,000 shares of the Company’s common stock.

In accordance with generally accepted accounting principles in the event the conversion price is less than the Company’s stock price at the date of the agreement, the difference is considered to be a beneficial conversion feature and is amortized over the period from the date of issuance to the stated maturity date.  On June 27, 2005, enough common shares were available to facilitate the conversion of all of the debt into common stock.  The fair value of the related Series F Preferred Stock at the commitment date of $1,600,000 less the $400,000 in loan proceeds, results in an intrinsic value of $1,200,000 for the beneficial conversion feature.  However, the beneficial conversion feature is limited to the $400,000 proceeds of the debt.  The balance of the unamortized discount was approximately $280,000 at December 31, 2005.  During 2006 this convertible note payable was sold to QMP.

Conversion of Notes Payable to Series B Preferred Stock

In 2006, the Company converted all outstanding convertible notes payable and accrued interest due to affiliated entities to Series B Preferred Stock (see note 13). Following is a description of each conversion:

The Company and IMAGIN converted principal and interest of $1,164,192 outstanding upon the Series E Convertible Promissory Notes and principal and interest of $877,669 of Convertible Secured Notes into 690,930.5 shares of Series B Preferred Stock.

The Company and Positron Acquisition Corp. converted principal and interest of $818,066 outstanding upon the Series D Secured Convertible Promissory Notes and 770,000 shares of Series C Preferred Stock into 762,358 shares of Series B Preferred Stock. Positron Acquisition Corp. subsequently converted 40,000 shares of Series B Preferred Stock into 4,000,000 shares of the Company’s Common Stock.

The Company and QMP converted principal and interest of $453,144 outstanding upon the Series F Secured Convertible Promissory Notes into 226,572 shares of Series B Preferred Stock.  The Company has been advised by IMAGIN that it had acquired all of QMP’s interest in the securities of the Company.

11.      Secured Convertible Notes Payable

Pursuant to the terms of a Security Agreement and a Registration Rights Agreement (the “Agreements”) dated May 23, 2006, the Company agreed to issue to private investors (the “Investors”) callable secured convertible notes (the “Debentures”) in the amount of $2,000,000, with interest at the rate of 6% annually.  The Debentures are convertible into shares of the Company’s Common Stock as the product of the “Applicable Percentage” and the average of the lowest three (3) trading prices for the common stock during the twenty (20) day period prior to conversion. Applicable Percentage is 50%; provided, however that the percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing of the transaction and (ii) 65% in the event the Registration Statement becomes effective  within one hundred and twenty days of the closing of the transaction. The Company filed a Registration Statement on June 20, 2006.  The Company may repay principal and interest in cash in the event that the price of the Company’s Common Stock is below $0.20 on the last business day of a month.  Pursuant to the terms of the Agreements, the Company issued to the Investors warrants to purchase 30,000,000 shares of Common Stock at an exercise price of $0.15 per share. These warrants are exercisable seven (7) years from the closing of the transaction.

On May 23, 2006 the Company issued Debentures in the amount of $700,000 with a maturity date of May 23, 2009. On June 21, 2006 the Company issued Debentures in the amount of $600,000 with a maturity date of June 21, 2009.  Pursuant to the terms of the Agreements, the Company shall issue Debentures and receive the third traunch in the amount of $700,000 when the Registration Statement is declared effective by the Securities and Exchange Commission. Legal and other fees incurred in conjunction with the Debentures issued on May 23, 2006 and June 21, 2006 were $130,000 and $90,000, respectively and are being amortized over the maturity periods of the Debentures.

As a result of the beneficial conversion features contained in the Convertible Debentures, the derivatives embedded in the Debentures have been classified as derivative liabilities. Fair value of the embedded derivatives is determined using the Black Sholes Valuation Method. The combined liabilities recorded for the year ended December 31, 2006 totaled $2,164,400. Of such amount, $380,600 was recorded as debt discount and is being amortized over the term of the Debentures and $1,783,400 was charged to loss on derivative obligations. The Company recorded a gain on derivative obligations of $73,000 for the three months ended December  31, 2006. Additionally, the Company recorded a discount of $919,400 against the Convertible Debentures for the fair market value of the warrants issued. The discount, which was recorded as an increase to additional paid-in capital, is being amortized to interest expense over the term of the Debentures, utilizing the effective interest method

12.      Options and Warrants

Options

1999 Employee Stock Option Plan

Effective June 15, 1999, the shareholders of the Company adopted the 1999 Stock Option Plan (the “1999 Plan”) and terminated the 1994 Stock Option Plan, effective October 6, 1999.  The 1994 Plan provided for the grant of options to officers, directors, key employees and consultants of the Company. The 1999 Plan provides for the grant of options to officers, employees (including employee directors) and consultants.   The 1999 Plan is administered by the Board of Directors.  The administrator is authorized to determine the terms of each option granted under the plan, including the number of shares, exercise price, term and exercisability.  Options granted under the plan may be incentive stock options or nonqualified stock options.  The exercise price of incentive stock options may not be less than 100% of the fair market value of the common stock as of the date of grant (110% of the fair market value in the case an optionee owns more than 10% of the total combined voting power of all classes of Positron capital stock).  Options may not be exercised more than ten years after the date of grant (five years in the case of 10% stockholders).  The Board has authorized 4,000,000 shares of Common Stock for issuance under the 1999 Plan.  As of December 31, 2006, 225,000 options are outstanding, of which 152,396 are vested.

Non-Employee Directors’ Stock Option Plan

Effective October 6, 1999, the shareholders of the Company approved the 1999 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) which provides for the automatic grant of an option to purchase 25,000 shares of common stock to non-employee directors upon their election or appointment to the Board, and subsequent annual grants also in the amount of 25,000 shares of common stock.  The exercise price of the options is 85% of the fair market value of the common stock on the date of grant.  The Directors’ Plan is administered by the Board.  Options granted under the Directors’ Plan become exercisable in one of two ways:  either in four equal annual installments, commencing on the first anniversary of the date of grant, or immediately but subject to the Company’s right to repurchase, which repurchase right lapses in four equal annual installments, commencing on the first anniversary of the date of grant.  To the extent that an option is not exercisable on the date that a director ceases to be a director of the Company, the unexercisable portion terminates. The Board has authorized 500,000 shares of Common Stock for issuance under the 1999 Plan.  As of December 31, 2006, 250,000 fully vested options remain outstanding under the Directors' Plan.

1999 Stock Bonus Incentive Plan

In October 1999 the Board adopted an Employee Stock Bonus Incentive Plan (the “Stock Bonus Plan”), effective November 1, 1999.  The Stock Bonus Plan provides for the grant of bonus shares to any Positron employee or consultant to recognize exceptional service and performance beyond the service recognized by the employee’s salary or consultant’s fee.  The Board has authorized up to an aggregate of 1,000,000 shares of common stock for issuance as bonus awards under the Stock Bonus Plan.  The Stock Bonus Plan is currently administered by the Board.  Each grant of bonus shares is in an amount determined by the Board, up to a maximum of the participant’s salary.  The shares become exercisable according to a schedule to be established by the Board at the time of grant.  A total of 316,000 shares have been issued under the Stock Bonus Plan at December 31, 2006.

1999 Employee Stock Purchase Plan

The shareholders of the Company approved the 1999 Employee Stock Purchase Plan (the “Purchase Plan”) in October 1999.  A total of 500,000 shares of common stock have been reserved for issuance under the Purchase Plan, none of which has yet been issued.  The Purchase Plan permits eligible employees to purchase common stock at a discount through payroll deductions during offering periods of up to 27 months. Offering periods generally will begin on the first trading day of a calendar quarter.  The initial offering period began on January 1, 2000.  The price at which stock is purchased under the Purchase Plan will be equal to 85% of the fair market value of common stock on the first or last day of the offering period, whichever is lower.  No shares have been issued under the Purchase Plan at December 31, 2006.

Amended and Restated 2005 Stock Incentive Plan

Positron's Board administers the Amended and Restated 2005 Stock Incentive Plan ("2005 Plan"), which was adopted by the Board effective November 18, 2005 and approved by the shareholders at the 2006 Annual Meeting.  The 2005 Plan provides for the grant of options and stock to directors, officers, employees and consultants.  The administrator is authorized to determine the terms of each award granted under the plan, including the number of shares, exercise price, term and exercisability.  Options granted under the plan may be incentive stock options or nonqualified stock options. The exercise price of incentive stock options may not be less than 100% of the fair market value of the Common Stock as of the date of grant (110% of the fair market value in the case of an optionee who owns more than 10% of the total combined voting power of all classes of the Company's capital stock).  Options may not be exercised more than ten years after the date of grant (five years in the case of 10% shareholders).  Upon termination of employment for any reason other than death or disability, each option may be exercised for a period of 90 days, to the extent it is exercisable on the date of termination.  In the case of a termination due to death or disability, an option will remain exercisable for a period of one year, to the extent it is exercisable on the date of termination.    A total of 40,000,000 shares of Common Stock have been authorized for issuance under the 2005 Plan.  As of December 31, 2006, a total of 19,000,000 options have been granted under the 2005 Plan, none of which have been exercised, and of which 10,000,000 are fully vested.

2006 Stock Incentive Plan

On April 10, 2006, the Company’s Board of Directors adopted a 2006 Stock Incentive Plan (“2006 Plan”). The 2006 Plan is administered by the Board and provides for the direct issuance of stock and grants of nonqualified stock options to directors, officers, employees and consultants. The administrator is authorized to determine the terms of each award granted under the plan, including the number of shares, exercise price, term and exercisability. Stock and options may be granted for services rendered or to be rendered. A total of 5,000,000 shares of common stock have been authorized for issuance under the 2006 Plan.  The Company issued 3,870,000 shares of common stock to consultants under the 2006 Plan. Accordingly the Company recorded consulting expense equal to the fair market value of the shares issued of $470,900 for the year ended December 31, 2006.

A summary of stock option activity is as follows:

	Shares Issuable Under Outstanding Options	Price Range or Weighted Average Exercise Price

Balance at December 31, 2004	1,722,272	$0.32

Granted	7,625,000	$0.03 - $0.12
Forfeited	(597,272)	$0.02 - $4.13

Balance at December 31, 2005	8,750,000	$0.05

Granted	11,575,000	$0.05- $0..06
Forfeited	(325,000)	$0.01 - $2.63
Exercised	(500,000)	$0.05

Balance at December 31, 2006	19,500,000	$0.06

Following is a summary of stock options outstanding at December 31, 2006 and 2005.

	Options Outstanding			Options Exercisable
Range of Exercise Price	Shares	Weighted Average Remaining Term (in Years)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

$0.020	75,000	3.63	$0.02	48,438	$0.02
$0.050	7,500,000	4.00	$0.05	4,000,000	$0.05
$0.060	11,500,000	4.00	$0.06	6,000,000	$0.06
$0.111	25,000	4.25	$0.11	25,000	$0.11
$0.077	25,000	5.00	$0.08	25,000	$0.08
$0.010 - $0.050	175,000	7.06	$0.04	128,958	$0.02
$0.034 - $0.119	50,000	7.25	$0.09	50,000	$0.09
$0.102	50,000	8.00	$0.10	50,000	$0.10
$0.043	25,000	8.67	$0.04	25,000	$0.04
$0.09	75,000	9.00	$0.09	75,000	$0.09

Balance at 12/31/2006	19,500,000		$0.06	10,427,396	$0.06

Balance at 12/31/2005	8,750,000		$0.05	$3,050,625	$0.05

The Company recognized $10,100 in compensation related to the re-pricing of options in 2005

For all of the Company’s stock-based compensation plans, the fair value of each grant was estimated at the date of grant using the Black-Scholes option-pricing model. Black-Scholes utilizes assumptions related to volatility, the risk-free interest rate, the dividend yield (which is assumed to be zero, as the Company has not paid cash dividends to date and does not currently expect to pay cash dividends) and the expected term of the option. Expected volatilities utilized in the model are based mainly on the historical volatility of the Company’s stock price over a period commensurate with the expected life of the share option as well as other factors. The risk-free interest rate is derived from the zero-coupon U.S. government issues with a remaining term equal to the expected life at the time of grant. Fair market value using the Black-Scholes option-pricing model for the year ended December 31, 2006 was determined using the following assumptions:

Expected life (years)	3-10
Risk free rate of return	4.65%-4.75%
Dividend yield	0
Expected volatility	230%

        Warrants

A summary of warrant activity is as follows:

	Number of Shares	Exercise Price	Weighted Average Exercise Price
Balance at December 31, 2004	18,150,000	$0.05 - $2.40	$0.23
Issues and expirations in 2005	--	--	--
Balance at December 31, 2005	18,150,000		$0.23
New warrants issued with Series G Preferred Stock	10,224,100	$0.10	$0.10
New warrants issued with secured convertible debentures	30,000,000	$0.15	$0.15
Balance at December 31, 2006	58,374,100		$0.12

All outstanding warrants are currently exercisable.  A summary of outstanding stock warrants at December 31, 2006 follows:

Number of Common Stock Equivalents	Expiration Date	Remaining Contractual Life (Years)	Exercise Price
3,825,000	(a)	--	$0.02
250,000	January 2007	0.1	$2.40
500,000	October 2007	0.8	$0.02
1,250,000	March 2008	1.3	$0.25
10,224,000	April 2008	1.3	$0.10
3,750,000	June 2009	2.5	$0.02
8,575,000	May 2010	3.4	$0.02
30,000,000	May 2013	6.4	$0.15
58,374,100

(a) Warrants expire on  the date on which a registration statement filed with the Securities Exchange Commission permitting a sale of the shares issuable upon exercise of the  warrant shall have become effective and shall have remained effective for a period of six months.

13.         Preferred Stock

The Company’s Articles of Incorporation authorize the Board of Directors to issue 10,000,000 shares of preferred stock from time to time in one or more series.  The Board subsequently authorized an additional 9,000,000 shares designated as Series B Preferred Stock.  The Board of Directors is authorized to determine, prior to issuing any such series of preferred stock and without any vote or action by the shareholders, the rights, preferences, privileges and restrictions of the shares of such series, including dividend rights, voting rights, terms of redemption, the provisions of any purchase, retirement or sinking fund to be provided for the shares of any series, conversion and exchange rights, the preferences upon any distribution of the assets of the Company, including in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the preferences and relative rights among each series of preferred stock.

Series A Preferred Stock

In February, March and May of 1996, the Company issued 3,075,318 shares of Series A 8% Cumulative Convertible Redeemable Preferred Stock $1.00 par value (“Series A Preferred Stock”) and Redeemable common stock Purchase Warrants to purchase 1,537,696 shares of the Company’s Common Stock.  The net proceeds of the private placement were approximately $2,972,000.  Subject to adjustment based on issuance of shares at less than fair market value, each share of the Series A Preferred Stock was initially convertible into one share of common stock.  Each Redeemable common stock Purchase Warrant is exercisable at a price of $2.00 per share of common stock.  Eight percent (8%) dividends on the Series A Preferred Stock may be paid in cash or in Series A Preferred Stock at the discretion of the Company.  The Series A Preferred Stock is senior to the Company’s common stock in liquidation.  Holders of the Series A Preferred stock may vote on an as if converted basis on any matter requiring shareholder vote.  While the Series A Preferred Stock is outstanding or any dividends thereon remain unpaid, no common stock dividends may be paid or declared by the Company.  The Series A Preferred Stock may be redeemed in whole or in part, at the option of the Company, at any time subsequent to March 1998 at a price of $1.46 per share plus any undeclared and/or unpaid dividends to the date of redemption.  Redemption requires at least 30 days advanced notice and notice may only be given if the Company’s common stock has closed above $2.00 per share for the twenty consecutive trading days prior to the notice.

As of December 31, 2006 and 2005, stated dividends that are undeclared and unpaid on the Series A Preferred Stock total approximately $485,000 and $448,000.  The Company anticipates that such dividends, if and when declared, will be paid in shares of Series A Preferred Stock.

Series B Preferred Stock

On September 30, 2006 the Board of Directors authorized a new series of preferred stock designated Series B Preferred Stock.  The number of shares authorized was 9,000,000.  Each share of Series B Preferred Stock $1.00 par value is convertible into 100 shares of the Company’s Common Stock. The Series B Preferred Stock is senior to the Company’s Common Stock and junior in priority to the Company’s A, C, D, E and G Preferred Stock in liquidation. Holders of the Series B Preferred Stock are entitled to 100 votes per share on all matters requiring shareholder vote.  While Series B Preferred Stock is outstanding no Common Stock dividends may be paid or declared by the Company.  The Series B Preferred Stock may be redeemed in whole or in part, at the option of the Company, at any time at a price of $1.00 per share.  As of December 31, 2006, 5,739,860.5 shares of Series B Preferred Stock were outstanding.

Series C Preferred Stock

The Company has designated 840,000 shares as Series C 6% Cumulative Convertible Redeemable Preferred Stock $1.00 par value (“Series C Preferred Stock”).  Each share of the Series C Preferred Stock is convertible into 50 shares of Common Stock.  Six percent dividends accrue on the Series C Preferred Stock and may be paid in cash or in Common Stock depending on the Company's operating cash flow.  The Series C Preferred Stock is senior to the Company's Common Stock and junior in priority to the Company's Series A Preferred Stock in liquidation.  Holders of the Series C Preferred Stock are entitled to 130 votes per share on any matter requiring shareholder vote.  While the Series C Preferred Stock is outstanding or any dividends thereon remain unpaid, no Common Stock dividends may be paid or declared by the Company.  The Series C Preferred Stock may be redeemed in whole or in part, at the option of the Company, at any time at a price of $1.00 per share plus any undeclared and/or unpaid dividends to the date of redemption.

On October 21, 2005, IMAGIN converted loan principal of $770,000 on promissory notes into 770,000 shares of Series C Preferred Stock $1.00 par value (“Series C Preferred Stock”).

On September 30, 2006, the Company and Positron Acquisition Corp. converted principal and interest of $818,066 outstanding upon the Series D Secured Convertible Promissory Notes and 770,000 shares of Series C Preferred Stock into 762,358 shares of Series B Preferred Stock. Positron Acquisition Corp. subsequently converted 40,000 shares of Series B Preferred Stock into 4,000,000 shares of the Company’s Common Stock.

As of December 31, 2006 there were no outstanding shares of Series C Preferred Stock.

Series D Preferred Stock

The Company has designated 1,560,000 shares of preferred stock as 6% Cumulative Convertible Redeemable Series D Preferred Stock $1.00 par value.  Each share of the Series D Preferred Stock is convertible into 40 shares of Common Stock.  Six percent dividends accrue on the Series D Preferred Stock and may be paid in cash or in Common Stock depending on the Company's operating cash flow.  The Series D Preferred Stock is senior to the Company's Common Stock and junior in priority to the Company's Series A and C Preferred Stock in liquidation.  Except as required by law and in the case of various actions affecting the rights of the Series D Preferred Stock, holders of the Series D Preferred Stock are not entitled to vote on matters requiring shareholder vote.  While the Series D Preferred Stock is outstanding or any dividends thereon remain unpaid, no Common Stock dividends may be paid or declared by the Company.  The Series D Preferred Stock may be redeemed in whole or in part, at the option of the Company, at any time at a price of $1.00 per share plus any undeclared and/or unpaid dividends to the date of redemption.  The Company has issued 10% secured convertible promissory notes in the principal amount of $696,850, which remain outstanding and are convertible into 696,850 shares of Series D Preferred Stock.

On September 30, 2006, the Company and Positron Acquisition Corp. converted principal and interest of $818,066 outstanding upon the Series D Secured Convertible Promissory Notes and 770,000 shares of Series C Preferred Stock into 762,358 shares of Series B Preferred Stock. Positron Acquisition Corp. subsequently converted 40,000 shares of Series B Preferred Stock into 4,000,000 shares of the Company’s Common Stock.

As of December 31, 2006 there were no outstanding shares of Series D Preferred Stock.

Series E Preferred Stock

The Company has designated 1,200,000 shares of preferred stock as 6% Cumulative Convertible Redeemable Series E Preferred Stock $1.00 par value.  Each share of the Series E Preferred Stock is convertible into 22 shares of Common Stock.  Six percent dividends accrue on the Series E Preferred Stock and may be paid in cash or in Common Stock depending on the Company's operating cash flow.  The Series E Preferred Stock is senior to the Company's Common Stock and junior in priority to the Company's Series A, C and D Preferred Stock in liquidation.  Except as required by law and in the case of various actions affecting the rights of the Series E Preferred Stock, holders of the Series E Preferred Stock are not entitled to vote on matters requiring shareholder vote.  While the Series E Preferred Stock is outstanding or any dividends thereon remain unpaid, no Common Stock dividends may be paid or declared by the Company.  The Series E Preferred Stock may be redeemed in whole or in part, at the option of the Company, at any time at a price of $1.00 per share plus any undeclared and/or unpaid dividends to the date of redemption.  The Company has issued 10% secured convertible promissory notes in the principal amount of $1,000,000, which are convertible into 1,000,000 shares of Series E Preferred Stock.

On September 30, 2006, the Company and IMAGIN converted principal and interest of $1,164,192 outstanding upon the Series E Convertible Promissory Notes and principal and interest of $877,669 of Convertible Secured Notes into 690,930.5 shares of Series B Preferred Stock.

As of December 31, 2006 there were no outstanding shares of Series E Preferred Stock.

Series F Preferred Stock

The Company has designated 600,000 shares of preferred stock as Series F Preferred Stock $1.00 par value.  Each share of the Series F Preferred Stock is convertible into 50 shares of Common Stock.  Six percent dividends accrue on the Series F Preferred Stock and may be paid in cash or in Common Stock depending on the Company's operating cash flow.  The Series F Preferred Stock is senior to the Company's Common Stock and junior in priority to the Company's Series A, C, D and E Preferred Stock in liquidation.  Except as required by law and in the case of various actions affecting the rights of the Series F Preferred Stock, holders of the Series F Preferred Stock are not entitled to vote on matters requiring shareholder vote.  While the Series F Preferred Stock is outstanding or any dividends thereon remain unpaid, no Common Stock dividends may be paid or declared by the Company.  The Series F Preferred Stock may be redeemed in whole or in part, at the option of the Company, at any time at a price of $1.00 per share plus any undeclared and/or unpaid dividends to the date of redemption.     The Company has issued 10% secured convertible promissory notes in the principal amount of $400,000, which are convertible into 400,000 shares of Series F Preferred Stock.

On September 30, 2006, the Company and QMP converted principal and interest of $453,144 outstanding upon the Series F Secured Convertible Promissory Notes into 226,572 shares of Series B Preferred Stock.

As of December 31, 2006 there were no outstanding shares of Series F Preferred Stock.

Series G Preferred Stock

In 2006, the Company issued 204,482 Units in a private placement. Each Unit consists of one share of a new series of preferred stock designated Series G Preferred Stock and a warrant exercisable for 50 shares of common stock (the "Units"). The purchase price was $5.50 per Unit, with $5.00 of the Unit purchase price allocated to the purchase of the share of Series G Preferred Stock and $0.50 allocated to the purchase of the warrant, for a total offering amount of $1,124,650. The net proceeds of the private placement were approximately $1,096,000.

The Company has designated 3,000,000 shares of preferred stock as Series G Preferred Stock $1.00 par value. Each share of Series G Preferred Stock is convertible into 100 shares of common stock. Eight percent dividends accrue on the Series G Preferred Stock and may be paid in cash or in Common Stock in the Company's discretion. The Series G Preferred Stock is senior to the Company's common stock and junior in priority to the Registrant's Series A, C, D, E and F Preferred Stock in liquidation. Except as required by law and in the case of various actions affecting the rights of the Series G Preferred Stock, holders of the Series G Preferred Stock are not entitled to vote on matters requiring shareholder vote. While the Series G Preferred Stock is outstanding or any dividends thereon remain unpaid, no common stock dividends may be paid or declared by the Company. The Series G Preferred Stock may be redeemed in whole or in part, at the option of the Company, at any time at a price of $5.00 per share plus any undeclared and/or unpaid dividends to the date of redemption.

As of December 31, 2006, stated dividends that are undeclared and unpaid on the Series G Preferred Stock total approximately $16,000.

14.       Income Taxes

The Company has incurred losses since its inception and, therefore, has not been subject to federal income taxes.  As of December 31, 2006, the Company had net operating loss (“NOL”) carryforwards for income tax purposes of approximately $18,000,000, which expire in 2007 through 2026.  Under the provisions of Section 382 of the Internal Revenue Code the greater than 50% ownership changes that occurred in the Company in connection with the Imatron Transaction and in connection with the private placement of the Company’s common stock limited the Company’s ability to utilize its NOL carryforward to reduce future taxable income and related tax liabilities.

The composition of deferred tax assets and the related tax effects at December 31, 2006 are as follows (in thousands):

	2006	2005
Deferred tax assets:
Net operating losses:
Domestic	$5,835	$4,980
Foreign	196	--
Stock option compensation	172	--
Accrued liabilities and reserves	198	251
Inventory basis difference	68	95
	6,469	5,326
Valuation allowance	(6,469)	(5,326)

Total deferred tax assets	$--	$--

The difference between the income tax benefit in the accompanying statement of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss is as follows (amounts in thousands):
	2006		2005
	Amount	%	Amount	%

Benefit for income tax at federal statutory rate	$2,321	34.0	$1,294	34.0
Expenses not deductible for tax purposes	(901)	(13.2)	(325)	(8.5)
Statutory rate difference - foreign subsidiary	(203)	(3.0)	--	--
Other	(74)	(1.1)	--	--
Change in valuation allowance	(1,143)	(16.7)	__ (969)	(25.5)

	$--	--	$--	--

15.	401(k) Plan

The Positron Corporation 401(k) Plan and Trust (the “Plan”) covers all of the Company’s employees who are United States citizens, at least 21 years of age and have completed at least one quarter of service with the Company.  Pursuant to the Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the Plan. The Plan provides for the Company to make contributions in an amount equal to 25 percent of the participant’s deferral contributions, up to 6 percent of the employee’s compensation, as defined in the Plan agreement.    The Company made no contributions in 2006 and 2005.  The Board of Directors of the Company may authorize additional discretionary contributions; however, no such contributions were by the Company in 2006 or 2005.

16.	Related Party Transactions

Affiliated Companies

In September 2006, the Company sold a refurbished HZL PET Imaging machine to Imagin Nuclear Partners (“INP”), a wholly-owned subsidiary of Imagin Molecular Corporation, an affiliate of the Company. The sales price of the machine was $200,000. The Company also billed $18,000 for time and expense related to installation. As of December 31, 2006 INP owes the Company $185,385.

In 2006 sales to NPMS approximated $180,000.  As of December 31, 2006 the Company has a receivable in the amount of $179,053 due from NPMS, for parts and materials purchased on behalf of the joint venture.

Key Employee Incentive Compensation

The Company has an incentive compensation plan for certain key employees and it’s Chairman.  The incentive compensation plan provides for annual bonus payments based upon achievement of certain corporate objectives as determined by the Company’s compensation committee, subject to the approval of the board of directors.  During 2006 the Company did not pay any bonus pursuant to the incentive compensation plan.

17.      Commitments and Contingencies

Employment Agreement

Effective December 27, 2005, the Company entered into an employment agreement with Joseph G. Oliverio, President of the Company.  Under the Agreement, Mr. Oliverio receives an initial base salary of $100,000 per annum which increases to $150,000 per annum on March 1, 2006.  Mr. Oliverio also received an option grant exercisable for 7,500,000 shares of Common Stock at an exercise price of $0.05 per share.  On the date of grant of the option 2,000,000 shares vested, with an additional 2,000,000 shares vesting on December 27, 2006 and the remainder on December 27, 2007.  Mr. Oliverio is entitled to six months severance upon a termination "without cause".

Royalty Agreements

The Company acquired the know-how and patent rights for Positron Imaging from three entities: the Clayton Foundation, K. Lance Gould (formerly a director) and Nizar A. Mullani (also formerly a director.)  Pursuant to agreements with each of them, the Company was obligated to pay royalties of up to 4.0% in the aggregate of gross revenues from sales, uses, leases, licensing or rentals of the relevant technology.  Royalty obligations amounting to approximately $373,000 and $352,000 were included in liabilities at December 31, 2006 and 2005, respectively.

Lease Agreements

The Company operates in leased facilities under three separate operating leases, two of which are on a month-to-month basis and a third, for the IS2 facility in Canada, expires July 31, 2008. The rental rate for the month-to-month leased facilities was $5,600. Monthly rental charges for the IS2 facility were $8,300.    The cost of leasing the Company’s operating facility amounted to approximately $125,000 and $56,000 in 2006 and 2005, respectively.

At December 31, 2006, approximate future minimum rental payments under operating leases are as follows:

2007	$97,480
2008	58,745
$156,225

Litigation

From time to time the Company may be involved in various legal actions in the normal course of business for which the Company maintains insurance.  The Company is currently not aware of any material litigation affecting the Company.

18.       Loss Per Share

The following information details the computation of basic and diluted loss per share:

	Year Ended December 31, (In thousands, except for per share data)
	2006	2005
Numerator:
Basic and diluted net loss:	$(6,586)	$(3,806)

Denominator:
Denominator for basic earnings per share-weighted average shares	81,508	65,044
Effect of dilutive securities
Convertible Series A Preferred Stock	--	--
Stock Warrants	--	--
Stock Options	--	--
Denominator for diluted earnings per share-adjusted weighted Average shares and assumed conversions	81,508	65,044

Basic and diluted loss per common share	$(0.08)	$(0.06)

All common stock equivalents in the years ended December 31, 2006 and 2005 were excluded from the above calculation as their effect was anti-dilutive.

19.       Segment Information and Major Customers

The Company has operations in the United States and Canada. Selected financial data by geographic area was as follows (in thousands):

	2006	2005
United States:
Revenues	$1,295	$762
Operating expenses	3,114	2,526
Net loss	(5,657)	(3,806)

Canada:
Revenues	$918	--
Operating expenses	1,489	--
Net loss	(929)	--

The Company believes that all of its material operations are conducted in the servicing and sales of medical imaging devices and it currently reports as a single segment.

During the years ended December 31, 2006 and 2005 the Company had a limited number of customers as follows:

	2006	2005

Number of customers	18	8
Customers accounting for more than 10% of revenues	--	5
Percent of revenues derived from largest customer	9%	28%
Percent of revenues derived from second largest customer	8%	15%

20.      Subsequent Events

Acquisition of IMAGIN Interest in IPT

On January 26, 2007, the Company executed and consummated a Securities Purchase Agreement (the “Agreement”) with IMAGIN, to acquire 11,523,000 shares of common stock IPT. The Shares represented approximately a 50.1% of IPT’s issued and outstanding common stock. As a result of the acquisition of the Shares, the Company owns 100% of the common stock of IPT. As consideration for the shares, the Company and IMAGIN agreed to cancel a promissory note in the principal amount of $2,400,000 made by IMAGIN subsidiary, QMP and later assigned to IMAGIN.  As of the date of the Agreement, the Company had been advised by IMAGIN that it had acquired all of QMP’s interest in IPT as well as QMP's other holdings of the Company's related securities.

Immediately following the acquisition of the Shares, IPT acquired all of the outstanding capital stock of the Company’s wholly-owned subsidiary, QMT. The purchase price of the acquisition was $2,800,000, in the form of a promissory note made in favor of the Company, payable on or before July 1, 2008, and secured by a pledge of all of the issued and outstanding shares of QMT.

Newly Formed Subsidiary

On March 26, 2007, the Company formed Homeland Radiation Detection Systems, Inc., a Texas corporation and wholly-owned subsidiary (“HRDS”)   HRDS has filed a provisional patent for production of a device that is capable of detecting illicit radioactive sources at a distance which the Company intends to develop and market for homeland security applications.

Severance Obligation

 In March 2007, the Company paid Gary Brooks, the Company’s former Chief Executive Officer, $58,325 as full settlement of the Company’s severance obligation to Mr. Brooks pursuant to the severance agreement dated September 29, 2005.  The Company has no further amounts due to Mr. Brooks under the severance agreement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the sale and distribution of the shares of Series B Preferred Stock being registered. All of such expenses, except for the SEC registration fee are estimated.

SEC registration fee	$410.23
Legal fees	20,000.00
Accountant’s fees and expenses	3,000.00
Registrar’s and transfer agent’s fees	2,000.00
Printing expenses	5,000.00
Miscellaneous	1,000.00
Total	$31,410.23

Item 14.	Indemnification of Directors and Officers

Article 2.02-1 of the Texas Business Corporation Act provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities

The selling stockholder described above represented to us in written subscription agreements or other written agreements that, among other things, they acquired the securities for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities described above bear legends providing that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

Item 16.	Exhibits and Financial Statement Schedules

The exhibits are described on the Exhibit Index to this Form S-1 Registration Statement.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the amount of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in amount and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 28, 2007.

POSITRON CORPORATION

/s/ Patrick G. Rooney
Patrick G. Rooney
Chairman of the Board of Directors (Principal Executive Officer)

/s/ Corey Conn
Corey Conn
Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Positron Corporation, and each of us, do hereby constitute and appoint Patrick Rooney our true and lawful attorney and agent, with full power of substitution and re-substitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names, in connection with this registration statement or any registration statement for the same offering that is to be effective upon filing under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the following capacities on the dates indicated.

NAME	TITLE	DATE

Patrick Rooney	Chairman of the Board	August 28, 2007
/s/ Patrick Rooney	(principal executive officer)

Corey Conn	Chief Financial Officer	August 28, 2007
/s/ Corey Conn	(principal financial officer)

Joseph G. Oliverio	President, Director	August 28, 2007
/s/ Joseph G. Oliverio

Sachio Okamara	Director	August 28, 2007
/s/ Sachio Okamara

Dr. Anthony C. Nicolls	Director	August 28, 2007
/s/ Anthony C. Nicolls

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Page

3.1	Articles of Incorporation of Positron Corporation*

3.2	By-laws of Positron Corporation *

4.1	Form of Series B Convertible Preferred Stock certificate of Positron Corporation.

5.1	Opinion of Levy & Boonshoft, P.C.

10.1	Imaging PET Technologies, Inc. Confidential Offering Memorandum dated March 23, 2006.

10.2	Form of Subscription Form for Imaging PET Technologies, Inc. Class A Preferred Stock Offering

10.3	Letter to Imaging PET Technologies, Inc. Class A Preferred Shareholders

23.1	Consent of Sassetti & Company, L.P.

23.2	Consent of Levy & Boonshoft, P.C. (included in the opinion filed as Exhibit 5.1).

24.1	Power of attorney (included on signature page).

Filed with the Company’s Registration Statement on Form SB-2 (File No. 33-68722) and declared effective on December 3, 1993.